As filed with the Securities and Exchange Commission on October 20, 2006

File No. 333-137019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

——————

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

——————

SORL AUTO PARTS, INC.

(Exact name of registrant as specified in its charter)

Delaware		30-009124
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 1169 Yumeng Road

Ruian Economic Development District

Ruian City, Zhejiang Province 325200
People’s Republic of China
86-577-6581-7720
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Xiao Ping Zhang
Chief Executive Officer

No. 1169 Yumeng Road

Ruian Economic Development District

Ruian City, Zhejiang Province 325200

People’s Republic of China

86-577-6560-9898

(Name, address, including zip code, and telephone number, including area code, of agent for service)

——————

Copies to:

David Ficksman, Esq.	Douglas Ellenoff, Esq.
Troy & Gould	Brian Daughney, Esq.
1801 Century Park East, Suite 1600	Sarah Williams, Esq.
Los Angeles, CA 90067	Ellenoff Grossman & Schole LLP
(310) 789-1290	370 Lexington Avenue
New York, New York 10017
(212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED OCTOBER , 2006

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                  Shares

SORL AUTO PARTS, INC.

Common Stock

________________

We are offering               shares of our common stock.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “SORL.” On October 17, 2006, the last reported sale price of our common stock was $6.50 per share.

Investing in our common stock involves risks. Before buying any shares, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” beginning on page 7 of this prospectus.

	Per Share	Total

Public offering price	$		$30,000,000
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional       shares from us at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $        , and our total proceeds, before expenses, will be $        .

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this preliminary prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________

Maxim Group LLC Sole Book Runner	Chardan Capital Markets, LLC

________________

The date of this prospectus is                              , 2006.

You should only rely on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

PROSPECTUS SUMMARY

This summary highlights the material aspects of the information appearing elsewhere in this prospectus and may not contain all of the information that is important to you. This prospectus includes information about the shares of common stock we are offering as well as information regarding our business and detailed financial data. You should read this prospectus and the registration statement of which this prospectus is part in their entirety, especially the risks of investing in our common stock which we discuss under “Risk Factors,” and our financial statements and related notes beginning on page F-1.

Our sole operations are through our joint venture company based in China.

You should read the entire prospectus carefully before deciding to invest in shares of our common stock.

Overview

We are engaged in the business of manufacturing in China and distributing automotive parts globally with a focus on air brake valves and related components for commercial vehicles weighing more than three tons, such as trucks and buses. We are the largest commercial vehicle air brake system manufacturer in China, with 21% of the Chinese domestic market share, producing 40 categories of brake valves with over 800 different specifications which are distributed under the trademark “SORL”. Our main products include spring brake chambers, clutch servos, air dryers, and main valves and manual valves, which are widely used in the brake systems for various types of commercial vehicles, mostly vehicles such as trucks and buses weighing over three tons. We are based in Wenzhou, China, the largest hub of automotive parts manufacturing in China, with approximately 1,400 registered auto parts manufacturing companies. Our operations are primarily through a sino foreign joint venture operating under the name Ruili Group Ruian Auto Parts Co. Ltd, of which we own 90%.

For the fiscal year ended December 31, 2005, we derived approximately $40.8 million or 64% of our revenue from sales in the domestic China market and approximately $23.4 million or 36% from international sales. During the quarter ended June 30, 2006, we derived approximately $11.2 million or 56% of our revenue from sales in the domestic China market and approximately $8.9 million or 44% from international sales.

Market

China’s domestic automotive parts market was approximately $46.3 billion in 2004, while worldwide sales of Chinese automotive parts reached $55 billion. Worldwide sales of Chinese manufactured automotive parts is expected to reach $187.5 billion by 2010. It is expected that Chinese vehicle and parts sales in the international market will grow from $8.7 billion in 2004 to $100 billion in 2010 or at an annual growth rate of 50%.

Annual sales of heavy duty trucks in the China domestic market have grown at a compounded annual growth rate (“CAGR”) of 51% from 2000 to 2005, driven by China’s rapid economic growth and construction activities, particularly for infrastructure projects. It is estimated that market demand will continue to grow at an annual rate of 20% from 2006 to 2010 reaching 700,000 units per year. Support from the Chinese government to domestic manufacturers has created a significant barrier to entry for foreign manufacturers in China. Moreover, imported trucks are viewed as not as durable as local models in China due to the harsh road conditions and the lack of proper maintenance and repair resources. China’s automotive parts market is highly fragmented with over 4,700 registered automotive component manufacturers.

Competitive Strengths

We believe that our competitive strengths have enabled us to meet the needs of our customers and become the largest commercial vehicle air brake valves manufacturer in China. We also believe our strengths will continue to help us grow in the automotive parts industry both internationally and in China. Our principal strengths include the following:

•

Brand Name. As the largest commercial vehicle air brake valves manufacturer in China, our “SORL” brand is widely known in China. According to a 2006 industry survey of distributors and customers sponsored by Huicong Information Construction Co., Ltd., SORL is ranked as one of the top 10 most recognized brand names in the automotive parts industry in China.

•

Product Development, Manufacturing and Technological Capabilities. Through our international sales centers in the US, Australia and the Middle East, we are able to promptly collect information about  current trends in automotive technologies, which information is then applied to our new product development. In addition, our strict implementation of international standards in the development process greatly improves new product quality. We view technological innovation and leadership as the critical means to enhance our core competence. We own a technology center, including a laboratory specializing in the research of automotive brake controlling technologies and development of air brake system products. Currently, we have 15 production/assembly lines, and state-of-the-art testing facilities in a 270,000 square foot production space. With the proceeds of this offering, we plan on building an additional facility with 645,856 square feet.

•

Strong Distribution Network. We have established a sales network of 27 authorized distributors covering seven regions of China, who in turn channel “SORL” products through over 800 sub-distributors throughout China. Outside of China, we have three authorized sales centers in Australia, the United Arab Emirates, and the US. Internationally, we intend to gain market share by offering customers superior performance-cost advantage, quick adaptation to local markets and a diversified product portfolio.

•

Management. We have assembled a management team with significant experience in the manufacture and distribution of automotive parts, as well as long standing relationships with China based OEM truck manufacturers. Our Chief Executive Officer is the President of the Wenzhou Auto Parts Association, one of the leading automotive parts trade associations in China, and Vice-President of the China Federation of Industry and Commerce Auto and Motorbike Parts Chamber of Commerce.

Business Strategy

Our strategic plan is to enhance our core competences, continue to grow at a steady rate and increase our market share both in China and internationally through the following:

•

Expand Production Facilities to Meet Further Demand. Anticipating the increasing demand for our products, with the proceeds from this offering, we plan to build an additional manufacturing facility of 645,856 square feet (more than double the size of our existing facility) and procure new equipment.

•

Invest in the Next Generation Valve Technology. We plan to invest in the next generation of valve technology such as electronic air brake valves. We are undergoing the final testing for a newly developed clutch servo, which we expect to be placed in mass production in 2006. We are also in the process of developing new products such as automatic slack adjusters, loading sense proportion valves and a new type of foot brake valve. We believe all of these products have significant market potential.

•

Further Expand in the International Market. During 2005, we achieved approximately 83% growth in export sales, which accounted for 36% of our gross sales. Export sales continued to grow by approximately 45.2% for the three months ended March 31, 2006, accounting for 31% of total sales revenue for the quarter, as compared to 29% for the same period of 2005. We believe our products are becoming increasingly more competitive based on price and quality in the international market. We plan to set up additional authorized sales distributors internationally in key markets. We also plan to actively seek strategic partnerships with international distributors and manufacturers. In addition, we have recently begun selling products to our first international OEM customer, TATA,  the largest automobile manufacturer in India.

•

Implement the Brand Strategy. We plan to focus our efforts on promotion of the “SORL” brand name by emphasizing technological innovation.

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Expand Through Strategic Alliances and Acquisitions. We are exploring opportunities to create long-term growth through new joint ventures and acquisitions of other automotive parts manufacturers in China and of automotive parts distributors or repair factories with established sales networks outside of China. We will seek synergistic acquisition targets which can be integrated into our product manufacturing and corporate management, or companies that have strong joint-venture partners that would become major customers.

•

Focus On Quality Control and Cost Reduction. We believe that many of our products offer higher quality compared with our competitors in the commercial vehicle air brake valve market in China, and a superior performance-cost advantage in the international market. We have been able to grow our sales at more than

30% per year for the past three years. To sustain this competitive advantage and at the same time obtain higher profit margins, we plan, based on our efficient manufacturing base in China, to continue focusing on quality control and cost reduction, including, for example, reduction in spoilage and improvement in manufacturing techniques.

Risks

Our business is subject to a number of risks, which you should be aware of before making an investment decision. These risks are discussed more fully in “Risk Factors.”

Corporate History and Related Information

We were incorporated in Delaware in March 1982 under the name Enchanted Village Inc. In May 2004, pursuant to the terms of a Share Exchange Agreement , we acquired all of the issued and outstanding equity interests of Fairford Holdings Limited, a Hong Kong entity. For accounting purposes, the transaction was deemed a reverse acquisition because the shareholders of Fairford became the owners of a majority of our shares. At the time of the transaction, Fairford owned  a 90% interest in our sino-foreign joint venture. Fairford is now our wholly owned subsidiary, and the sino foreign joint venture operates under the name Ruili Group Ruian Auto Parts Co. Ltd. In July 2004, we changed our name to SORL Auto Parts, Inc. and also effected a one for fifteen reverse stock split. Our principal executive offices are located at No. 1169 Yumeng Road, Ruian City, Zhejiang Province, China 325200 and our telephone number is (86) 577-6581-7720. The address of our website is www.sorl.cn. The information provided on our website is not to be deemed incorporated by reference into this prospectus.

THE OFFERING

Common stock we are offering	shares

Common stock to be outstanding after this offering	shares

Use of proceeds

We estimate that the net proceeds from the shares of common stock we are offering will be approximately $    million, after deducting estimated net underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds from this offering to fund capital expenditures (including construction of a new plant and equipment purchases) to expand our research and development efforts relating to new products, to build out our international sales network, and for working capital and other general corporate purposes, including for possible strategic alliances or acquisitions.

Dividend policy	We do not have any present plan to pay any cash dividends on our shares of common stock in the foreseeable future.

Risk Factors

See “Risk Factors” for a discussion of the factors you should consider before deciding to invest in our securities. In particular, our operations are based in China, and special attention should be given to the risk factors related to doing business in China.

Nasdaq Capital Market symbol	SORL

Management Control

Mr. Xiao Ping Zhang, our Chief Executive Officer, and his brother, Xiao Feng Zhang, our Chief Operating Officer, hold approximately 68% and 8.5%, respectively, of our common stock and are able to control the outcome of stockholder votes on various matters.

The number of shares of common stock to be outstanding after the closing of the offering is based on 13,346,555 shares of common stock outstanding as of September 30, 2006 and excludes (a) 60,000 shares issuable upon the exercise of outstanding stock options and an additional 1,590,500 shares of common stock reserved for future stock option grants and awards under our 2005 Stock Compensation Plan, and (b) 100,000 shares issuable upon exercise of outstanding warrants issued in January 2006 to Maxim Group LLC and Chardan Capital Markets, LLC in connection with an agreement to provide to us general financial advisory and investment banking services.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Conventions that Apply to this Prospectus

Unless otherwise indicated, references in this prospectus to:

•

“China” or the “PRC” are to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan;

•

“RMB” are to Renminbi, the legal currency of China;

•

“OEM” refers to original equipment manufacturers, principally manufacturers of commercial vehicles weighing more than three tons, such as trucks and buses.

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“Ruili Group” refers to Ruili Group Co. Ltd., a company related to us because of the ownership interest of Xiao Ping Zhang and Xiao Feng Zhang, our principal stockholders and executive officers.

•

“Joint Venture” refers to Ruili Group Ruian Auto Parts Co. Ltd., a Sino-foreign joint venture, established under the laws of the PRC of which we currently own a 90% interest.

Unless otherwise indicated, all information in this prospectus:

•

assumes that the underwriters do not exercise their option to purchase up to  additional shares of our common stock to cover over-allotments, if any; and

•

gives effect to the one-for-fifteen reverse stock split of our common stock completed in July, 2004.

SUMMARY FINANCIAL DATA

The following table sets forth certain of our financial data. We derived the summary financial data for the years ended December 31, 2003, 2004 and 2005 from our audited financial statements included elsewhere in this prospectus. We derived the summary financial data for the six months ended June 30, 2005 and 2006 from our unaudited interim financial statements included elsewhere in this prospectus. You should read these data together with our financial statements and related notes included elsewhere in this prospectus and the information under “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations Data

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(rounded)			(unaudited)	(unaudited)
Revenue	33,121,000	46,815,037	64,182,544	29,440,016	39,536,586
Cost of goods sold	26,263,000	35,904,232	49,865,235	22,857,952	30,501,484
Gross Profit	6,858,000	10,910,805	14,317,309	6,582,064	9,035,102
Operating Expenses
Selling and Distribution Expenses	1,610,000	2,737,652	3,919,996	1,881,755	2,244,458
General and Administrative Expenses	1,547,000	2,489,604	4,169,460	1,206,293	1,183,251
Financial Expenses	292,000	287,433	688,811	186,800	507,447
Total Operating Expenses	3,449,000	5,514,689	8,778,267	3,274,848	3,935,156
Operating Income	3,409,000	5,396,116	5,539,042	3,307,216	5,099,946
Other Income	435,000	—	52,592	—	68,696
Non-Operating Expenses	—	55,067	92,067	75,626	156,725
Income Before Provision for Income Taxes	3,844,000	5,341,049	5,499,567	3,231,590	5,011,917
Provision for Income Taxes	546,000	—	—	—	587,505
Income from Continuing Operations	3,298,000	5,341,049	5,499,567	—	—
Loss from Discontinued Operations	2,148,000	—	—	—	—
Minority Interest	—	534,105	549,957	323,159	442,441
Net Income Attributable to Shareholders	1,150,000	4,806,944	4,949,610	2,908,431	3,981,971
Earnings Per Share from Continuing Operations
Basic	0.25	0.37	0.37	0.22	0.30
Diluted	0.25	0.37	0.37	0.22	0.30
Earnings Per Share from Discontinuing Operations
Basic	(0.17)	—	—	—	—
Diluted	(0.17)	—	—	—	—
Shares used in per share calculation
Basic	12,953,720	13,165,241	13,302,763	13,287,055	13,346,555
Diluted	12,953,720	13,165,241	13,302,763	13,287,055	13,355,426

	As of December 31, 2005		As of June 30, 2006
	Actual	As Adjusted	Actual	As Adjusted

Balance Sheet Data:
Cash and cash equivalents	$961,131		$2,221,050
Working capital	$10,571,086		$14,951,191
Total assets	$39,300,626		$43,793,870
Total stockholders’ equity	$15,984,358		$20,612,297

The table above presents summary balance sheet data on an actual basis, and on an as adjusted basis. The as adjusted balance sheet data reflects the balance sheet data adjusted for the receipt of the estimated net proceeds from the sale of       shares of our common stock at the assumed public offering price of $      per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us estimated at $    .

RISK FACTORS

Risks Related to Our Business

You should carefully consider the risks described below, in conjunction with other information and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. You should pay particular attention to the fact that we conduct substantially all of our operations in China and are governed by a legal and regulatory environment that in some respects differ significantly from the environment that may prevail in other countries that you may be familiar with. Our business, financial condition or operating results could be affected materially and adversely by any or all of these risks. The trading price of our common stock could decline due to any or all of these risks, and you may lose all or part of your investment. An investment in our common stock consequently involves a high degree of risk that you should be aware of.

Our ability to effectively implement our business strategy depends upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced management and other key personnel and we cannot assure that we will be able to hire or retain such employees.

We must attract recruit and retain a sizeable workforce of technically competent employees. Our ability to effectively implement our business strategy will depend upon, among other factors,  the successful recruitment and retention of additional  highly skilled and  experienced  management and other key personnel. These  individuals  are difficult to find in China and as the economy in China expands, there is increasing competition for skilled workers. We cannot assure that we will be able to find, hire or retain such employees, or even if we are able to so hire such employees, that the financial costs therefrom will not adversely affect our net income.

Certain of our officers and directors have existing responsibilities to other businesses in addition to our company and as a result, conflicts of interest between us and the other activities of those persons may occur from time to time.

Certain persons serving as our officers and directors have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to us. In particular, Mr. Xiao Ping Zhang, our Chief Executive Officer, and Mr. Xiao Feng Zhang, our Chief Operating Officer, are officers and principal stockholders of Ruili Group Co. Ltd. which is engaged in the development, production and sale of various kinds of automotive parts as well as operating a hotel property and investing in the development of real property in China. The management of our joint venture is shared with the Ruili Group and therefore there may exist conflicts of interest between us and the Ruili Group in connection with its operation. Our joint venture agreement provides that the Board of Directors of the Joint Venture is comprised of three persons, two of whom are appointed by us. However, at the present time our two senior executives, Messrs, Xiao Ping Zhang and Xiao Feng Zhang are the founders of and employed at the Ruili Group. Therefore, the Ruili Group exercises considerable control over the Joint Venture. There can be no assurance that in the event of a conflict between us and the Ruili Group that the operations of the Joint Venture and our interests in the Joint Venture will not be adversely affected, or that our Company’s interests will always be fairly represented. The Ruili Group also provides certain services to the Company in the form of bank guaranties, licensing of certain technology, and is the landlord of our existing factory and warehouse space. The Ruili Group also sells to us certain non-valve products which allows us to fill out our product lines which in 2005 represented approximately 25% of our sales. As a result, conflicts of interest between us and the other activities of those persons may occur from time to time. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs. However, the existing responsibilities limit the amount of time such officers and directors can spend on our affairs.

We are and will continue to be under downward pricing pressures on our products from our customers and competitors which may adversely affect our growth, profit margins and net income.

We face continuing downward pricing pressure from our customers and competitors, especially in the sales of replacement parts. To retain our existing customers and gain new ones, we must continue to keep our unit prices low. In view of our need to maintain low prices on our products, our growth, profit margins and net income will suffer if we cannot effectively continue to control our manufacturing and other costs.

Our contracts with our customers are generally short-term and do not require the purchase of a minimum amount, which may result in periods of time during which we have limited orders for our products.

Our customers generally do not provide us with firm, long-term volume purchase commitments. Although we enter into manufacturing contracts with certain of our customers who have continuing demand for a certain product, these contracts state terms such as payment method, payment period, quality standards and inspection and similar matters rather than provide firm, long-term commitments to purchase products from us. As a result of the absence of long term contracts, we could have periods during which we have no or only limited orders for our products, but will continue to have to pay the costs to maintain our work force and our manufacturing facilities and to service our indebtedness without the benefit of current revenues.

We consistently face short lead times for delivery of products to customers. Failure to meet delivery deadlines in our production agreements could result in the loss of customers and damage to our reputation and goodwill.

We enter into production agreements with our customers prior to commencing production, which reduces our risk of cancellations. However, these production agreements typically contain short lead times for delivery of products, leading to production schedules that can strain our resources and reduce our profit margins on the products produced. Although we have increased our manufacturing capacity, we may lack sufficient capacity at any given time to meet all of our customers’ demands if they exceed the production capacity of levels. We strive for rapid response to customer demand, which can lead to reduced purchasing efficiency and increased material costs. If we are unable to sufficiently meet our customers’ demands, we may lose our customers. Moreover, failure to meet customer demands may damage our reputation and goodwill.

Because of the short lead times in our production agreements, we may not be able to accurately or effectively plan our production or supply needs.

We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, facility requirements,  personnel needs, and other resource requirements, based on our production agreements with our customers. Short lead times of our customers’ commitments to their own customers and the possibility of rapid changes in demand for their products reduce our ability to estimate accurately the future requirements of those customers for our products. Because many of our costs and operating expenses are fixed, a reduction in customer demand can harm our gross margins and operating results. We may also occasionally acquire raw materials without having customer orders based on a customer’s forecast or in anticipation of an order and to secure more favorable pricing, delivery or credit terms in view of the short lead times we often have under our customers’ orders. These purchases can expose us to losses from inventory carrying costs or inventory obsolescence.

Our operations depend highly on Messrs. Xiao Ping Zhang, our Chief Executive Officer and Xiao Feng Zhang, our Chief Operating Officer and a small number of other executives.

The success of operations depends greatly on a small number of key managers, including Messrs. Xiao Ping Zhang and Xiao Feng Zhang. The loss of the services of either Mr. Zhang, or any of the other senior executives could adversely affect our ability to conduct our business. Even if we are able to find other managers to replace any of these managers, the search for such managers and the integration of such managers into our business will inevitably occur only over an extended period of time. During that time the lack of senior leadership could affect adversely our sales and manufacturing, as well as our research and development efforts.

We may not be able to effectively respond to rapid growth in demand for our products and of our manufacturing operations.

If we continue to be successful in obtaining rapid market growth of our products, we will be required to deliver large volumes of quality products to customers on a timely basis at a reasonable cost to those customers. Meeting such increased demands will require us to expand our manufacturing facilities, to increase our ability to purchase raw materials, to increase the size of our work force, to expand our quality control capabilities and to increase the scale upon which we produce products. Such demands would require more capital and working capital than we currently have available.

We extend relatively long payment terms for accounts receivable which can adversely affect our cash flow.

As is customary in China, we currently extend relatively long payment terms to certain of our China based customers (generally 90-180 days for our OEM customers and 60-90 days for our aftermarket customers. We have also extended these time frames to one year or more on occasion. As a result of the size of many of our orders, these extended terms adversely affect our cash flow and our ability to fund our operations out of our operating cash flow. In addition, the reserves we establish for our receivables may not prove to be adequate in view of actual levels of bad debts. The failure of our customers to pay us timely would negatively affect our working capital, which could in turn adversely affect our cash flow.

Our customers often place large orders for products, requiring fast delivery, which impacts our working capital. If our customers do not incorporate our products into their products and sell them in a timely fashion, for example, due to excess inventories, sales slowdowns or other issues, they may not pay us in a timely fashion, even on our extended terms. This failure to pay timely may defer or delay further product orders from us, which may adversely affect our cash flows, sales or income in subsequent periods.

We may not be able to finance the development of new products which could negatively impact our competitiveness.

Our future operating results will depend to a significant extent on our ability to continue to provide new products that compare favorably on the basis of cost and performance with the products of our competitors. Some of our competitors have design and manufacturing capabilities and technologies that compete well with our products, particularly in markets outside of China. We are currently conducting research and development on a number of new products, activities requiring a substantial outlay of capital. To remain competitive, we must continue to incur significant costs in product development, equipment, facilities and invest in research and development of new products. These costs may increase, resulting in greater fixed costs and operating expenses. All of these factors create pressures on our working capital and ability to fund our current and future manufacturing activities and the expansion of our business.

We receive a significant portion of our revenues from a small number of customers which may make it difficult to negotiate attractive prices for our products and exposes us to risks of substantial losses if we lose certain of these customers.

Although no customer individually accounted for more than 6% of our revenues for the fiscal year ended December 31, 2005, our three largest customers accounted for approximately 16% and 32% of our revenues in 2005 and 2004, respectively. Dependence on a few customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer stops purchasing our products.

Our business depends on our ability to protect and enforce our intellectual property effectively which may be difficult particularly in China.

The success of our business depends in substantial measure on the legal protection of proprietary rights in technology we hold. We hold only one patent in China, have a license in two other patents and have filed applications in China for an additional nine patents. We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to products and manufacturing processes. We protect our proprietary rights in our products and operations through contractual obligations, including nondisclosure agreements. If these contractual measures fail to protect our proprietary rights, any advantage those proprietary rights provide us would be negated. Monitoring infringement of intellectual property rights is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our intellectual property and know-how, particularly in China and other countries in which the laws may not protect our proprietary rights as fully as the laws of the United States. Accordingly, other parties, including competitors, may duplicate our products using our proprietary technologies. Pursuing legal remedies against persons infringing our patents or otherwise improperly using our proprietary information is a costly and time consuming process that would divert management’s attention and other resources from the conduct of our other business, and could cause delays and other problems with the marketing and sales of our products, as well as delays in deliveries.

It may be difficult to find or integrate acquisitions which could have an adverse effect on our expansion plans.

An important component of our growth strategy is to invest in or acquire companies such as other automotive parts manufacturers and distribution companies. We may be unable to identify suitable investment or acquisition candidates or to make these investments or acquisitions on a commercially reasonable basis, if at all. If we complete an investment or acquisition, we may not realize the anticipated benefits from the transaction.

Integrating an acquired company is complex, distracting and time consuming, as well as a potentially expensive process. The successful integration of an acquisition would require us to:

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integrate and retain key management, sales, research and development, and other personnel;

•

incorporate the acquired products or capabilities into our offerings both from an engineering and sales and marketing perspective;

•

coordinate research and development efforts;

•

integrate and support pre-existing supplier, distribution and customer relationships; and

•

consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

The geographic distance between the companies, the complexity of the technologies and operations being integrated and the disparate corporate cultures being combined may increase the difficulties of combining an acquired company. Acquired businesses are likely to have different standards, controls, contracts, procedures and policies, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems. Management’s focus on integrating operations may distract attention from our day-to-day business and may disrupt key research and development, marketing or sales efforts.

With the automobile parts markets being highly competitive and many of our competitors having greater resources than we do, we may not be able to compete successfully.

The automobile parts industry is a highly competitive business. Criteria for our customers and potential customers include:

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Quality;

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Price/cost competitiveness;

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Product performance;

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Reliability and timeliness of delivery;

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New product and technology development capability;

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Degree of global and local presence;

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Effectiveness of customer service; and

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Overall management capability.

Depending on the particular product market (OEM or aftermarket) and geographic market, the number of our competitors varies significantly. Many of our competitors have substantially greater revenues and financial resources than we do, as well as stronger brand names, consumer recognition, business relationships with vehicle manufacturers, and geographic presence than we have, especially where we intend to enter a new geographic market. We may not be able to compete favorably and increased competition may substantially harm our competitive position.

Internationally, we face different market dynamics and competition. We may not be as successful as our competitors in generating revenues in international markets due to the lack of recognition of our brands, products or other factors. Developing product recognition overseas is expensive and time-consuming and our international expansion efforts may be more costly and less profitable than we expect. If we are not able to execute our business expansion in our target markets, our sales could decline, our margins could be negatively impacted and we could lose market share.

A disruption at our sole manufacturing site would significantly interrupt our production capabilities, which could have drastic consequences to us, including threatening our financial viability.

We currently manufacture all of our products at our sole commercial manufacturing facility, which is located near Ruian City, Wenzhou, Zhejiang Province, People’s Republic of China. Accordingly, we face risks inherent in operating a single manufacturing facility, since any disruption, such as a fire, or natural disaster, could significantly interrupt our manufacturing capability. We currently do not have alternative production plans in place or disaster-recovery facilities available. In case of a disruption, we will have to establish alternative manufacturing sources. This would require substantial capital on our part, which we may not be able to obtain on commercially acceptable terms or at all. Additionally, we would likely experience months or years of production delays as we build or locate replacement facilities and seek and obtain necessary regulatory approvals. If this occurs, we will be unable to satisfy customer orders on a timely basis, if at all. Also, operating any new facilities may be more expensive than operating our current facility. For these reasons, a significant disruptive event at our manufacturing facility could have drastic consequences on us, including threatening our financial viability.

As described below, we are currently planning to establish a second manufacturing facility, also to be located in China. Even with both facilities operational, we would still be subject to a significant risk of disruption if either facility experiences a disruption.

If we are unable to expand our manufacturing capacity as planned, we may be unable to satisfy demand for our products.

We believe we will have to expand our manufacturing capacity to meet anticipated demand for our products. We are currently planning to construct a new facility in Ruian City, approximately five miles from our existing facility, to meet our manufacturing demands. A significant portion of the net proceeds of this offering (approximately 58%) will be used to construct such additional facility to manufacture our products in anticipation of future revenues which we are seeking to achieve as a result of our international marketing initiatives. While we believe that our new facility will be completed in approximately one year, we may not be able to complete the construction of this facility within our anticipated time frame or budget. If we cannot complete the planned construction, in a timely manner, our ability to meet demand for our products would be adversely affected.

The cyclical nature of commercial vehicle production and sales could result in a reduction in automotive sales, which could adversely affect our  financial liquidity.

Our sales to OEMs rely on automotive commercial vehicle production and sales by our customers, which are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences. They also can be affected by government policies, labor relations issues, regulatory requirements, and other factors. In addition, in the last two years, the price of commercial vehicles in China has generally declined. As a result, the volume of commercial vehicle production in China has fluctuated from year to year, which give rise to fluctuations in the demand for our products.

Increasing costs for manufactured components and raw materials may adversely affect our profitability.

We use a broad range of manufactured components and raw materials in our products, including castings, electronic components, finished sub-components, molded plastic parts, fabricated metal, aluminum and steel, and resins. Because it may be difficult to pass increased prices for these items on to our customers, a significant increase in the prices of our components and materials could materially increase our operating costs and adversely affect our profit margins and profitability.

Longer product life of parts may reduce aftermarket demand for some of our products.

In 2005, approximately 68% of our sales were to the aftermarket. The average useful life of original equipment parts has been steadily increasing in recent years due to improved quality and innovations in products and technologies. The longer product lives allow vehicle owners to replace parts of their vehicles less often. Additional increases in the average useful life of automotive parts are likely to adversely affect the demand for our aftermarket products.

We may be subject to product liability and warranty and recall claims, which may increase the costs of doing business and adversely affect our financial condition and liquidity.

We face an inherent business risk of exposure to product liability and warranty claims if our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. We have not obtained product liability insurance and therefore may be exposed to potential liability without any insurance. We cannot ensure you that we will not incur significant costs to defend these claims or that we will not experience any product liability losses in the future. In addition, if any of our designed products are or are alleged to be defective, we may be required to participate in a recall of such products. We cannot assure you that the future costs associated with providing product warranties and/or bearing the cost of repair or replacement of our products will not have an adverse effect on our financial condition and liquidity.

We are subject to environmental and safety regulations, which may increase our compliance costs.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in China and other countries where we sell our products.   To the extent that we expect to expand our operations into other geographic areas, we will become subject to such laws and regulations of those countries as well. We cannot provide assurance that we have been or will be at all times in full compliance with all of these requirements, or that we will not incur material costs or liabilities in connection with these requirements. The capital requirements and other expenditures that may be necessary to comply with environmental requirements could increase and become a material expense of doing business.

Non-performance by our suppliers may adversely affect our operations by delaying delivery or causing delivery failures, which may negatively affect demand, sales and profitability.

We purchase various types of equipment, raw materials and manufactured component parts from our suppliers. We would be materially and adversely affected by the failure of our suppliers to perform as expected. We could experience delivery delays or failures caused by production issues or delivery of non-conforming products if our suppliers failed to perform, and we also face these risks in the event any of our suppliers becomes insolvent or bankrupt.

Our commercial viability depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.

In the event that our technologies infringe or violate the patent or other proprietary rights of third parties, we may be prevented from pursuing product development, manufacturing or commercialization of our products that utilize such technologies. There may be patents held by others of which we are unaware that contain claims that our products or operations infringe. In addition, given the complexities and uncertainties of patent laws, there may be patents of which we know that we may ultimately be held to infringe, particularly if the claims of the patent are determined to be broader than we believe them to be. As a result, avoiding patent infringement may be difficult.

If a third party claims that we infringe its patents, any of the following may occur:

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we may become liable for substantial damages for past infringement if a court decides that our technologies infringe upon a competitor’s patent;

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a court may prohibit us from selling or licensing our product without a license from the patent holder, which may not be available on commercially acceptable terms or at all, or which may require us to pay substantial royalties or grant cross-licenses to our patents; and

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we may have to redesign our product so that it does not infringe upon others’ patent rights, which may not be possible or could require substantial funds or time.

In addition, employees, consultants, contractors and others may use the trade secret information of others in their work for us or disclose our trade secret information to others. Either of these events could lead to disputes over the ownership of inventions derived from that information or expose us to potential damages or other penalties. If any of these events occurs, our business will suffer and the market price of our common stock will likely decline.

Our international expansion plans subject us to risks inherent in doing business internationally.

Our long-term business strategy relies on the expansion of our international sales outside China by targeting markets, such as Europe and the United States. Risks affecting our international expansion include challenges caused by distance, language and cultural differences, conflicting and changing laws and regulations, international import and export legislation, trading and investment policies, foreign currency fluctuations, the burdens of complying with a wide variety of laws and regulations, protectionist laws and business practices that favor local businesses in some countries, foreign tax consequences, higher costs associated with doing business internationally, restrictions on the export or import of technology, difficulties in staffing and managing international operations, trade and tariff restrictions, and variations in tariffs, quotas, taxes and other market barriers. These risks could harm our international expansion efforts, which could in turn materially and adversely affect our business, operating results and financial condition.

If we cannot continue to satisfy the Nasdaq Capital Market’s listing maintenance requirements and other Nasdaq rules, our common stock could be delisted, which could negatively affect the price of our ordinary shares and your ability to sell them.

In order to maintain listing on the Nasdaq Capital Market, we will be required to comply with Nasdaq rules which include rules regarding minimum shareholders’ equity, minimum share price, and certain corporate governance requirements. We may not be able to continue to satisfy the listing maintenance requirements of the Nasdaq Capital Market and other applicable Nasdaq rules. If we are unable to satisfy the Nasdaq criteria for maintaining listing, our common stock could be subject to delisting. If our common stock is delisted, trading, if any, of our common stock would thereafter be conducted in the over-the-counter market, in the so-called “pink sheets” or on the National Association of Securities Dealers, Inc.’s “electronic bulletin board.”  As a consequence of any such delisting, our share price could be negatively affected and our stockholders would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices of, our common stock.

We do not intend to pay dividends on shares of our common stock in the foreseeable future.

We have never paid cash dividends on our common stock. Our current Board of Directors does not anticipate that we will pay cash dividends in the foreseeable future. Instead, we intend to retain future earnings for reinvestment in our business and/or to fund future acquisitions. Determination of net income under PRC accounting standards and regulations may differ from determination under U.S. GAAP in significant aspects, such as the use of different principles for recognition of revenues and expenses. Under PRC law, our PRC joint venture is required to set aside a portion of its net income each year to fund designated statutory reserve funds.

Risks Related to Doing Business in China

We operate from facilities that are located in China. Our principal operating subsidiary, Ruili Group Ruian Auto Parts Co., Ltd., is a sino-foreign joint venture organized under the laws of the PRC.

Changes in China’s political and economic policies and conditions could cause a substantial decline in the demand for our products and services.

Historically, we have derived a substantial portion of our revenues from China. We anticipate that China will continue to be our primary production and an important sales base in the near future and currently almost all of our assets are located in China. While the PRC government has pursued economic reforms to transform its economy from a planned economy to a market-oriented economy since 1978, a large part of the PRC economy is still being operated under varying degrees of control by the PRC government. By imposing industrial policies and other economic measures, such as restrictions on lending to certain sectors of the economy, control of foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the development of the PRC economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental and are expected to be refined and improved. Other political, economic and social factors may also lead to further adjustments of the PRC reform measures. This refining and adjustment process may not necessarily have a positive effect on our operations and our future business development. For example, the PRC government has in the past implemented a number of measures intended to slow down certain segments of the PRC economy that the government believed to be overheating, including placing additional limitation on the ability of commercial banks to make loans by raising bank reserve-

against-deposit rates. In 2005, this restrictive policy on loans had the effect of decreasing infrastructure projects resulting in a decrease in demand for heavy trucks, thus adversely impacting our product sales to our OEM Customers. Because of the negative impact of the Chinese government policies on the truck manufacturers, we also were required to extend our normal credit terms to certain of these manufacturers. Our operating results may be materially and adversely affected by changes in the PRC economic and social conditions and by changes in the policies of the PRC government, such as measures to control inflation, changes in the rates or method of taxation and the imposition of additional restrictions on currency conversion.

Changes in foreign exchange regulation in China may affect our ability to pay dividends in foreign currencies.

Currently, RMB is not a freely convertible currency and the restrictions on currency exchanges in China may limit our ability to use revenues generated in RMB to fund our business activities outside China or to make dividends or other payments in U.S. dollars. The PRC government strictly regulates conversion of RMB into foreign currencies. Over the years, the PRC government has significantly reduced its control over routine foreign exchange transactions under current accounts, including trade-and service-related foreign exchange transactions, foreign debt service and payment of dividends. In accordance with the existing foreign exchange regulations in China, our PRC joint venture may pay dividends in foreign currencies, without prior approval from the PRC State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. The PRC government may, however, at its discretion, restrict access in the future to foreign currencies for current account transactions and prohibit us from converting our RMB-denominated earnings into foreign currencies. If this occurs, our PRC joint venture may not be able to pay us dividends in foreign currency without prior approval from SAFE. In addition, conversion of RMB for most capital account items, including direct investments, is still subject to government approval in China and companies are required to open and maintain separate foreign exchange accounts for capital account items.

Fluctuation in the value of RMB could adversely affect the value of, and dividends payable on, our shares in foreign currency terms.

The value of RMB is subject to changes in PRC government policies and depends to a large extent on China’s domestic and international economic, financial and political developments, as well as the currency’s supply and demand in the local market. For over a decade from 1994, the conversion of RMB into foreign currencies, including the U.S. dollar, was based on exchange rates set and published daily by the People’s Bank of China, the PRC central bank, based on the previous day’s interbank foreign exchange market rates in China and exchange rates on the world financial markets. The official exchange rate for the conversion of RMB into U.S. dollars remained stable until RMB was revalued in July 2005 and allowed to fluctuate by reference to a basket of foreign currencies, including the U.S. dollar. Under the new policy, RMB will be permitted to fluctuate within a band against a basket of foreign currencies. This change in policy resulted initially in an approximately 2.0% appreciation in the value of Renminbi against the U.S. dollar. There remains significant international pressure on the PRC government to adopt a substantially more liberalized currency policy, which could result in a further and more significant appreciation in the value of RMB against the U.S. dollar. Further revaluations of RMB against the U.S. dollar may also occur in the future.

The uncertain legal environment in China could limit the legal protections available to you.

The PRC legal system is a civil law system based on written statutes. Unlike the common-law system, the civil law system is a system in which decided legal cases have little precedential value. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations to provide general guidance on economic and business practices in China and to regulate foreign investment. Our PRC joint venture is a Sino-foreign joint venture and is subject to laws and regulations applicable to foreign investment in China in general and laws and regulations applicable to foreign-invested enterprises in particular. China has made significant progress in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, the promulgation of new laws, changes of existing laws and abrogation of local regulations by national laws may have a negative impact on our business and prospects. In addition, as these laws, regulations and legal requirements are relatively recent and because of the limited volume of published cases and their non-binding nature, the interpretation and enforcement of those laws, regulations and legal requirements involve significant uncertainties. These uncertainties could limit the legal protections available to foreign investors, including you. For example, it is not clear if a PRC court would enforce in China a foreign court decision brought by you against us in shareholders’ derivative actions.

Moreover, the enforceability of contracts in China, especially with governmental entities, is relatively uncertain. If counterparties repudiated our contracts or defaulted on their obligations, we might not have adequate remedies. Such uncertainties or inability to enforce our contracts could materially and adversely affect our revenues and earnings.

Our primary source of funds for dividend and other distributions from our operating subsidiary in China is subject to various legal and contractual restrictions and uncertainties as well as the practice of such subsidiary in declaring dividends, and our ability to pay dividends or make other distributions to our shareholders is negatively affected by those restrictions, uncertainties and dividend practices.

We conduct our core business operations through our PRC joint venture. As a result, our profits available for distribution to our shareholders are dependent on the profits available for distribution from our PRC joint venture. Under current PRC law, our PRC joint venture is regarded as a foreign-invested enterprise in China. Although dividends paid by foreign invested enterprises are not subject to any PRC corporate withholding tax, PRC law permits payment of dividends only out of net income as determined in accordance with PRC accounting standards and regulations. Determination of net income under PRC accounting standards and regulations may differ from determination under U.S. generally accepted accounting principles in significant aspects, such as the use of different principles for recognition of revenues and expenses. Under PRC law, our PRC joint venture is required to set aside 10% of its net income each year to fund a designated statutory reserve fund until such funds reach 50% of registered share capital. These reserves are not distributable as cash dividends. As a result, our primary internal source of funds for dividend payments is subject to these and other legal and contractual restrictions and uncertainties, which in turn may limit or impair our ability to pay dividends to our shareholders although we do not presently anticipate paying any dividends. Moreover, any transfer of funds from us to our PRC joint venture, either as a shareholder loan or as an increase in registered capital, is subject to registration with or approval by PRC governmental authorities. These limitations on the flow of funds between us and our PRC joint venture could restrict our ability to act in response to changing market conditions. Additionally to date, our PRC Joint Venture has not distributed any profits and does not anticipate doing so for the near term.

PRC economic reform policies or nationalization could result in a total investment loss in our common stock.

Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

Although the Chinese government owns the majority of productive assets in China, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

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We will be able to capitalize on economic reforms;

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The Chinese government will continue its pursuit of economic reform policies;

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The economic policies, even if pursued, will be successful;

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Economic policies will not be significantly altered from time to time; and

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Business operations in China will not become subject to the risk of nationalization.

Over the last few years, China’s economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measure to curb this excessively expansive economy. These measures have included restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. These austere measures alone may not succeed in slowing down the economy’s excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy.

The Chinese government may adopt additional measure to further combat inflation, including the establishment of freezes or restraints on certain projects or markets. These measures may adversely affect our operations. For example, we believe that certain macroeconomic measures adopted by the Chinese government negatively impacted the demand for trucks in 2005, thus decreasing the demand from Chinese truck manufacturers for our products.

There can be no assurance that the reforms to China’s economic system will continue or that we will not be adversely affected by changes in China’s political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions. A material change in reforms on economic policy could cause instability or other harmful results.

Because our principal operating company is organized under the laws of China, and substantially all of our assets are located in China, you may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on U.S. or other foreign law against our management and us.

Our joint venture operating company is incorporated under the laws of China and substantially all of our assets are located in China. In addition, all of our directors and executive officers reside within China, and substantially all of the assets of these persons are located within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon certain directors or executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the United Kingdom, Japan or many other countries. As a result, recognition and enforcement in China of judgments of a court in the United States and any of the other jurisdictions mentioned above in relation to any matter may be difficult or impossible. Furthermore, an original action may be brought in China against us, our directors, managers, or executive officers only if the actions are not required to be arbitrated by Chinese law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with any such original action, a Chinese court may award civil liability, including monetary damages.

Any occurrence of serious infectious diseases, such as recurrence of severe acute respiratory syndrome (SARS) causing widespread public health problems, could adversely affect our business operations.

A renewed outbreak of SARS or other widespread public health problems in China, where a substantial portion of our revenue is derived, and in Ruian City, where our operations are headquartered, could have a negative effect on our operations. Our operations may be impacted by a number of public health-related factors, including the following:

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quarantines or closures of our factories or subsidiaries which would severely disrupt its operations;

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the sickness or death of the key officers and employees; and

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general slowdown in the Chinese economy resulting from an outbreak.

Any of the foregoing events or other unforeseen consequences of public health problems could result in reduction in net sales of our products.

Because it is likely that China will adopt additional environmental regulations and additional or modified regulations relating to the manufacture, transportation, storage, use and disposal of materials used to manufacture our products or restricting disposal of any waste will increase our operating costs.

National, provincial and local laws impose various environmental controls on the manufacture of automotive parts and/or of certain materials used in the manufacture of automotive parts. Although we believe that our operations are in substantial compliance with current environmental regulations, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. In addition, China is experiencing substantial problems with environmental pollution. Accordingly, it is likely that the national, provincial and local governmental agencies will adopt stricter pollution controls. Any such regulation relating to the manufacture, transportation, storage, use and disposal of materials used to manufacture our products or restricting disposal of any waste will increase our operating costs.

Risks Related to Our Common Stock

The market price for our common stock may be volatile which could result in a complete loss of your investment.

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

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actual or anticipated fluctuations in our quarterly operating results,

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announcements of new products by us or our competitors,

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changes in financial estimates by securities analysts,

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conditions in the automotive market,

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changes in the economic performance or market valuations of other companies involved in the production of automotive parts,

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announcements  by our  competitors of significant  acquisitions, strategic partnerships, joint ventures or capital commitments,

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additions or departures of key personnel, or

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potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We may issue additional shares of our capital stock to raise additional cash for working capital. If we issue additional shares of our capital stock, our stockholders will experience dilution in their respective percentage ownership in us.

We may seek to further expand our operations and therefore we may issue additional shares of our capital stock to raise additional cash for working capital. If we issue additional shares of our capital stock, our stockholders will experience dilution in their respective percentage ownership in us.

A large portion of our common stock is controlled by a small number of stockholders and as a result, these stockholders are able to influence the outcome of stockholder votes on various matters.

A large portion of our common stock is held by a small number of stockholders. Mr. Xiao Ping Zhang, our Company’s Chief Executive Officer, and his brother, Xiao Feng Zhang, our Chief Operating Officer, hold approximately 68% and 8.5%, respectively of the Company’s common stock. As a result, these stockholders are able to control the outcome of stockholder votes on various matters, including the election of directors and other corporate transactions including business combinations.

The occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities.

The occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. This will have an adverse affect on the business by restricting access to working capital to fund growth and operations. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

We are responsible for the indemnification of our officers and directors which could result in substantial expenditures, which we may be unable to recoup.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. This indemnification policy could result in substantial expenditures, which we may be unable to recoup.

Compliance with the Sarbanes-Oxley act could cost hundreds of thousands of dollars, require additional personnel and require hundreds of man hours of effort, and there can be no assurance that we will have the personnel, financial resources or expertise to comply with these regulations.

The US Public Company Accounting Reform and Investor Protection Act of 2002, better known as Sarbanes-Oxley, is the most sweeping legislation to affect publicly traded companies in 70 years. Sarbanes-Oxley created a set of complex and burdensome regulations. Compliance with such regulations requires hundreds of thousands of dollars, additional personnel and hundreds of man hours of effort. There can be no assurance that we will have the personnel, financial resources or expertise to comply with these regulations.

Risks Related to This Offering

Our stock price has been and may continue to be volatile and your investment in our common stock could suffer a decline in value.

We completed the reverse acquisition in May 2004. Since the reverse acquisition, the price of our common stock has ranged from a low of $2.75 to a high of $13.50 per share. Some specific factors that may have a significant effect on our common stock market price include:

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announcements concerning our commercial launch timing, product development programs;

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conditions or trends in the automotive industries;

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fluctuations in stock market prices and trading volumes of similar companies or of the markets generally;

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changes in, or our failure to meet or exceed, investors’ and securities analysts’ expectations;

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announcements of technological innovations or new commercial products by us or our competitors;

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actual or anticipated fluctuations in our competitors’ quarterly or annual operating results;

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sales of large blocks of our common stock, including sales by our executive officers, directors or venture capital investors;

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our entering into licenses, strategic partnerships and similar arrangements, or the termination of such arrangements;

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acquisition of products or businesses by us or our competitors;

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litigation or government inquiries, whether or not meritorious; and

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economic and political factors, including wars, terrorism and political unrest.

A more active trading market for our common stock may not develop, which could make it more difficult for investors in our common stock to sell large blocks of our common stock.

Prior to and subsequent to our 2004 reverse acquisition, there has been a very limited public market for our common stock. An active trading market for our shares may never develop or be sustained. As a result, investors may be unable to sell large blocks of our common stock and therefore may have limited liquidity opportunities.

This offering will cause dilution in net tangible book value.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value of $     per share (based upon an assumed public offering price of $     per share). Additional dilution is likely to occur upon the exercise of options or warrants granted by us. To the extent we raise additional capital by issuing equity securities, our stockholders may experience additional substantial dilution.

Future sales of currently restricted shares could cause the market price of our common stock to drop significantly, even if our business is doing well.

In connection with this offering, our executive officers, directors and certain of our stockholders have agreed not to sell an aggregate of 11,359,403 shares of common stock owned by them for a period of nine months from the date of this prospectus,                 , 2006. As these resale restrictions lapse, sales of a substantial number of these shares in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our Management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

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the availability and cost of products from our suppliers;

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changes in end-user demand for the products manufactured and sold by our OEM customers;

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general and cyclical economic and business conditions, domestic or foreign, and, in particular, those in China’s automobile industry;

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changes in our pricing policies or the pricing policies of our competitors or suppliers;

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our ability to compete effectively with our current and future competitors;

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our ability to enter into and renew key corporate and strategic relationships with our customers and suppliers;

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our implementation of stock-based compensation plans;

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changes in the favorable tax incentives enjoyed by our PRC joint venture company;

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foreign currency exchange rates fluctuations;

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adverse changes in the securities markets; and

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legislative or regulatory changes in China.

We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We expect to receive approximately $     million in net proceeds from the sale of       shares of common stock offered by us in this offering (approximately $     million if the underwriters exercise their over-allotment option in full), based on an assumed offering price of $     per share, after deducting the underwriting discounts and commissions and estimated offering expenses ($    ) payable by us.

We currently expect to use the net proceeds of this offering, as follows:

	Without Over- Allotment Option	Over-Allotment Option Exercised

Gross proceeds
New Plant Construction	$15,000,000
Equipment Purchases for expansion of existing product lines and production of new products	$4,000,000
New Product Development	$1,500,000
International Expansion of Sales Force including the establishment of sales offices, training of personnel, trade show participation and retaining of consultants	$2,000,000
Working Capital	$3,800,000
Offering expenses
Underwriting discount
Legal fees and expenses	$300,000
Printing and engraving expenses	$100,000
Accounting fees and expenses
SEC registration fee	$3,691
Miscellaneous expenses	$125,000

Total

The amount and timing of our actual expenditures may vary significantly depending on numerous factors, such as the progress of our product development and regulatory requirements and the amount of cash used by our operations. Working capital may include funds for strategic initiatives such as the acquisition or license of other products or product candidates. We have no present agreements regarding any material strategic initiatives, and have not identified any specific targets as of the date of this prospectus. Accordingly, we will retain broad discretion over the use of net proceeds of this offering including the discretion to reallocate such proceeds among categories and within categories. Pending the use of net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

All of the net proceeds not retained by us to fund the expenses of operating the public company will be contributed to our Joint Venture as an increase in its registered capital which will increase our ownership interest.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend upon our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors including economic conditions, regulatory restrictions and tax considerations. Additionally, amounts available for dividends are dependent on the profits available for distribution from our PRC joint venture. Under current PRC law, our PRC joint venture is regarded as a foreign invested enterprise in China. Although dividends paid by foreign invested enterprises are not subject to any PRC corporate withholding tax, PRC law permits payment of dividends only out of net income as determined in accordance with PRC accounting standards and regulations. Determination of net income under PRC accounting standards and regulations may differ from determination under U.S. GAAP in significant aspects, such as the use of different principles for recognition of revenues and expenses. Under PRC law, our PRC joint venture is required to set aside a portion of its net income each year to fund designated statutory reserve funds. These reserves are not distributable as cash dividends. As a result, our primary internal source of funds for dividend payments is subject to these and other legal and contractual restrictions and uncertainties, which in turn may limit or impair our ability to pay dividends to our shareholders although we do not presently anticipate paying any dividends. Moreover, any transfer of funds from us to our PRC joint venture, either as a shareholder loan or as an increase in registered capital, is subject to registration with or approval by PRC governmental authorities. These limitations on the flow of funds between us and our PRC joint venture could restrict our ability to act in response to changing market conditions. Additionally to date, our PRC Joint Venture has not distributed any profits and does not anticipate doing so for the near term.

PRICE RANGE OF COMMON STOCK

Our common stock has been quoted on The Nasdaq Capital Market under the symbol SORL since April 18th, 2006. Prior to April 18th, 2006, our common stock was trading on the OTC Bulletin Board. The following table shows the high and low per share prices of our common stock for the periods indicated.

Quarter Ended	High	Low

2004
March 31	6.00	3.00
June 30	4.80	3.75
September 30	13.50	4.80
December 31	6.50	6.00

2005
March 31	8.00	6.50
June 30	7.00	2.75
September 30	6.75	5.25
December 31	6.60	5.00

2006
March 31	5.95	4.16
June 30	9.70	5.65
September 30	8.73	6.01

On October 17, 2006, the closing price of our Common stock was $6.50.

As of September 30, 2006, we had approximately 515 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or otherwise in unregistered form.

CAPITALIZATION

The following table shows as of June 30, 2006:

•

our actual capitalization; and

•

on a pro forma as adjusted basis to reflect the sale of       shares of common stock in this offering and the receipt of estimated net proceeds of approximately $     million from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2006
	Actual	As Adjusted
	(unaudited) (in thousands of US dollars, except that share and per share data)

Preferred stock, $0.001 par value: 10,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $0.002 par value: 50,000,000 shares authorized, 13,346,555 shares issued and outstanding, actual; 50,000,000 shares authorized, shares issued and outstanding, as adjusted	27
Additional paid-in capital	4,922
Total stockholders’ equity	20,612

The table above excludes (a) 60,000 shares issuable upon exercise of outstanding stock options and an additional 1,590,500 shares of common stock reserved as of September 30, 2006 for future stock option grants and purchases under our 2005 Stock Compensation Plan, and (b) 100,000 shares issuable upon exercise of warrants issued to Maxim Group LLC and Chardan Capital Markets, LLC in connection with an agreement to provide to us general financial advisory and investment banking services.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Our historical net tangible book value as of June 30, 2006 was an approximately $                      per share of common stock. Net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the number of shares of shares of common stock outstanding.

Dilution in pro forma as adjusted net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after this offering. After giving effect to our sale of                        shares of common stock in this offering at an assumed price of $                      per share and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2006 would have been approximately $                      million or $                      per share. The amount represents an immediate increase in pro forma as adjusted net tangible book value of $                      per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $                      per share to purchasers in this offering. The following table illustrates this per share dilution:

The following table illustrates the per share dilution to the new investors:

Assumed public offering price per share		$
Historical net tangible book value per share as of June 30, 2006	$
Increase in pro forma net tangible book value per share attributable to new investors
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to new investors in this offering		$

The foregoing discussion and tables assume no exercise of the underwriters’ over-allotment option and excludes(a) 60,000 shares issuable upon exercise of stock options and 1,590,500 shares of common stock reserved as of September 30, 2006 for future stock grants and purchases under our 2005 Stock Compensation Plan, and (b) 100,000 shares issuable upon exercise of warrants issued to Maxim Group LLC and Chardan Capital Markets, LLC in connection with an agreement to provide to us general financial advisory and investment banking services.

SELECTED FINANCIAL DATA

The statements of operations data for the years ended December 31, 2003, 2004 and 2005 and the balance sheet data as of December 31, 2004 and 2005 are derived from our audited financial statements included elsewhere in this prospectus. The information for the six months ended June 30, 2005 and 2006 was derived from our unaudited financial statements but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results of such periods. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years Ended December 31,					Six Months Ended June 30,
	2005	2004	2003	2002	2001	2005	2006
(in thousands, of US dollars except per share data)						(unaudited)	(unaudited)
Results of Operations
Revenues	64,183	46,815	33,121	24,250	14,284	29,440	39,537
Income from continuing operations before income tax provision	5,500	5,341	3,844	1,807	716	3,232	5,012
Income tax provision	—	—	546	—	—	—	588
Income from continuing operations	5,500	5,341	3,298	1,807	716	3,232	4,424
Loss from discontinued operations	—	—	2,148	—	—	—	—
Net income	4,950	4,807	1,150	1,626	644	2,908	3,982

Earnings per share from Continuing Operations
Basic	0.37	0.37	0.25	0.12	0.04	0.22	0.30
Diluted	0.37	0.37	0.25	0.12	0.04	0.22	0.30
Earnings per share from Discontinued Operations
Basic	—	—	(0.17)	—	—	—	—
Diluted	—	—	(0.17)	—	—	—	—

Financial Position
Cash, cash equivalents and restricted cash	961	730	—	—	—	317	2,221
Total assets	39,301	22,520	92,558	7,852	4,887	30,789	43,793
Long term debt, net of current portion	—	—	1,208	605	605	—	—

Notes to Consolidated Selected Financial Data

Reorganization

In March 2004, pursuant to a Joint Venture Agreement between the Ruili Group Co., Ltd., a PRC corporation (“Ruili Group”), and Fairford Holdings, Inc., a Hong Kong company, the parties formed a sino-foreign joint venture under the name Ruili Group Ruian Auto Parts Co. Ltd., of which Fairford owned 90% and the Ruili Group owned 10%. The shareholders and their respective equity interests in Fairford and the Ruili Group were identical. In connection with its formation, the Joint Venture acquired the business segment of the Ruili Group relating to the manufacture and sale of various kinds of valves for automotive brake systems and related operations (the “Transferred Business”). This was accomplished by the transfer from the Ruili Group to Fairford of the relevant assets and liabilities of the Transferred Business including trade receivables, inventories, plant and machinery, and the assumption of short and long term borrowings for a purchase price of $6,390,000. Fairford then transferred these assets and liabilities to the Joint Venture as consideration for its 90% ownership interest of the Joint Venture. The Ruili Group transferred inventory as its capital contribution for its 10% interest in the Joint Venture. The assets and liabilities transferred to the Joint Venture by Fairford and the Ruili Group represented all the assets and liabilities of the Transferred Business. Certain historical information of the Transferred Business is based on the operation of the Transferred Business when it was owned by the Ruili Group.

In May 2004, pursuant to the terms of a Share Exchange Agreement dated as of April 4, 2004, among the Company, Keating Reverse Merger Fund, LLC, Xiao Ping Zhang, Xiao Feng Zhang and Shuping Chi (collectively, the “Sellers”), and Fairford, the Company acquired from the Sellers all of the issued and outstanding equity interests of Fairford. As consideration for the Fairford Shares, the Company issued 1,000,000 shares of its Series A Convertible Preferred Stock, which were convertible into an aggregate of the 194,305,800 shares of common stock. The consideration for the acquisition was determined through arms length negotiations between the management and the Fairford sellers. As a result of the acquisition, the Fairford sellers acquired approximately 97.5% of the Company’s common stock on an as converted basis.

Subsequent to the transfer and reorganization that occurred in March, 2004, the Company began presenting its financial statements as that of the successor company, being only those assets, liabilities, results of operations, and cash flows relating to the Transferred Business. Prior periods were restated to reflect comparable prior period results of the Transferred Business.

The financial statements for the years ended December 31, 2004 and 2005 have been prepared to present the financial position, results of operations and cash flows of the continuing business of SORL Auto Parts, Inc (the successor’s financial statements). The financial statements reflect the accounts of the “transferred business” (as described in the preceding paragraphs titled “Reorganization”), from the Ruili Group to the Joint Venture.

The financial statements for the year ended December 31, 2003 have been restated to present the financial position, results of operations and cash flows for the transferred business to provide comparative financial information to that of fiscal 2004. The financial statements have been restated to remove the assets, liabilities and results of operations related to “non-transferred business” as described in the preceding paragraphs titled “Reorganization”. The assets, liabilities and results of operations of the “non-transferred business” have been presented as discontinued operations in the accompanying financial statements. These transactions have been accounted for as a reverse spin-off in according with EITF 02-11, Accounting for Reverse Spin-offs Followed by a Recapitalization.

(A)

Selected Financial Data for the years ended 2005 and 2004 represent the actual financial amounts for SORL Auto Parts, Inc. (the transferred business).

All information for the years 2003, 2002 and 2001 that is presented has been adjusted to give effect to the reorganization discussed above and represents the selected financial data of the transferred business on a proforma basis. That is to say that revenues, income from continuing operations, income tax benefit, earnings per share basic and diluted, cash, total assets and debt have been presented as if SORL Auto Parts (the transferred business) had been operating as a an individual entity prior to the reorganization which occurred during 2004.

(B)

Earnings per share represents the income from the transferred business for the years ended 2005 and 2004 based upon the actual net income of SORL Auto Parts divided by the weighted average common shares outstanding computed under the basic and fully diluted methods.

Earnings per share for the year ended 2003 has been presented giving retroactive effect to the 194,305,800 shares issued in connection with share exchange discussed above together with the subsequent stock split of 15 for 1. Earnings per share is based on net income of $1,150,000. Earnings per share from continuing operations (basic and diluted) would have resulted in $.25 per share while earnings per share from discontinued operations would have yielded $(.17) (negative) per share.

Earnings per share for the years ended 2002 and 2003 have been computed based upon the proforma net income from SORL Auto Parts, Inc. (the transferred business) divided by the weighted average common shares outstanding (basic and diluted) after giving retroactive effect to the 194,305,800 shares issued in connection with share exchange discussed above together with the subsequent stock split of 15 for 1.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is management’s discussion and analysis of certain significant factors that have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements, as well as information relating to the plans of our current management. This prospectus includes forward-looking statements. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue,” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus and the matters set forth in other reports or documents we file with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements that speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto and other financial information contained elsewhere in this prospectus.

Overview

On May 10, 2004, we acquired all of the issued and outstanding equity interests of Fairford Holdings Limited, a Hong Kong limited liability company. Until we acquired Fairford, we had only nominal assets and liabilities and no business operations. Although Fairford became a wholly owned subsidiary following the acquisition, because the acquisition resulted in a change of control, the acquisition was recorded as a “reverse merger” whereby Fairford is considered to be the accounting acquirer. As such, the following results of operations are those of Fairford.

Fairford was organized in Hong Kong as a limited liability company on November 3, 2003. Fairford owns 90% of the equity interest of Ruili Group Ruian Auto Parts Co., Ltd., a Sino-foreign joint venture established pursuant to PRC law which is a joint venture between Fairford and Ruili Group Co., Ltd. In connection with its formation, effective January 19, 2004, the Joint Venture acquired the business of the Ruili Group relating to the manufacture and sale of various kinds of valves for automotive brake systems and related operations. This was accomplished by the transfer from the Ruili Group to Fairford of the relevant assets and liabilities of the transferred business including trade receivables, inventories and machinery, and the assumption of short and long term borrowings, for consideration of $6,390,000. The consideration was based on a valuation by an independent PRC valuation firm. Fairford then contributed these assets and liabilities as a capital contribution for its 90% interest in the Joint Venture. The Ruili Group also transferred inventory as its capital contribution for its 10% interest in the Joint Venture. The assets and liabilities transferred to the Joint Venture by Fairford and the Ruili Group represented all the relevant assets and liabilities of the transferred business and formed the basis for the brake valve business that we operate today. Certain historical information described in this prospectus of the transferred business is based on the operation of the business when it was owned by the Ruili Group.

Pursuant to the formation of the Joint Venture, on January 17, 2004, the Ruili Group and Fairford signed a binding Joint Venture agreement. Pursuant to the Joint Venture Agreement, the Board of Directors consists of three directors; Fairford has the right to designate two members of the board and the Ruili Group has the right to designate one member. The majority of the Board has decision-making authority with respect to operating matters. As a result, Fairford, our wholly owned subsidiary, maintains operating control over the Joint Venture.

The transactions with Fairford were accounted for as a reverse spin-off in accordance with EITF 02-11 “Accounting for Spin-offs.” Accordingly SORL Auto Parts, Inc. was deemed to be the “spinnor” for accounting purposes.

As a result of the foregoing, through Fairford’s 90% interest in the Joint Venture, we manufacture and distribute automotive air brake valves and related components in China and internationally for use primarily in vehicles weighing over three tons, such as trucks and buses.

Critical Accounting Policies and Estimates

Below is a description of accounting policies, which we consider critical to the preparation and understanding of our financial statements. In addition, certain amounts included in or affecting our financial statements and related disclosure must be estimated, which requires us to make assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared. Actual results may differ from these estimates under different assumptions or conditions. The selection of critical accounting policies, the judgments and other uncertainties affecting the application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing our consolidated financial statements.

We believe that the following critical accounting policies set forth below involve the most significant judgments and estimates used in the preparation of our consolidated financial statements. We evaluate these policies on an ongoing basis, based upon historical results and experience, consultation with experts, trends and other methods we consider reasonable in the particular circumstances, as well as our forecasts as to how these might change in the future.

Accounting Method

We use the accrual method of accounting which recognizes revenues when earned and expenses when incurred. Our financial statements are prepared on a calendar year basis.

Accounts Receivable and Allowance for Doubtful Accounts

We present accounts receivable, net of allowance for doubtful accounts. The allowance is calculated based on review of individual customer accounts.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the weighted-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. We evaluate the net realizable value of our inventories on a regular basis and record a provision for loss to reduce the computed weighted-average cost if it exceeds the net realizable value.

Income Taxes

Taxes are calculated in accordance with taxation principles currently effective in the PRC. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets and liabilities that, based on available evidence, are not expected to be realized.

Under a Tax Holiday in PRC, we were granted an exemption from income taxes for two years commencing from the first cumulative profit-making year and a 50% reduction in the income tax rates for the following three years. The fiscal year ended December 31, 2004 was the first accumulative profit-making year. We are entitled to a 50% income tax reduction from the applicable rate in the fiscal years ended December 31, 2006, 2007 and 2008. The current applicable income tax rate is 26.4% in Ruian City which is located in the coastal economic development zone. If we had paid taxes at the normal rate for the year ended December 31, 2005, our net income would have decreased by $1,306,697 to $3,642,913.

Revenue Recognition

In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured. Revenues consist of the invoice value of the sale of goods and services net of value added tax, rebates and discounts. Until August 31,

2005, we were subject to a surtax for an Education Tax imposed by the Chinese local government at the rate of 4% of the value added tax, which was recorded as a deduction from gross sales.

We recognize revenue for shipping and handling costs to customers. Shipping and handling expenses incurred by us are included in selling and administrative expenses in the accompanying consolidated statements of income.

Concentration of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of accounts receivable. We perform ongoing credit evaluations with respect to the financial condition of the account debtors, but do not require collateral. In order to determine the value of our accounts receivable, we record a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

Operating Results

(1) Results of operations for the three months ended June 30, 2006 as compared to the three months ended June 30, 2005.

Sales

	Three Months Ended June 30, 2006			Three Months Ended June 30, 2005

Air brake valves & related components	$15.1	M	75%	$11.4	M	77%
Non-valve products	$5.0	M	25%	$3.5	M	23%
Total	$20.1	M	100%	$14.9	M	100%

Sales consist of air brake valves and related components manufactured by SORL and sold to domestic original equipment manufacturers (OEM) and aftermarket customers as well as distribution of non-valve auto parts sourced from the Ruili Group.

Net sales were $20,117,002 and $14,924,151 for the three months ended June 30, 2006 and 2005, respectively. Net sales for the three months ended June 30, 2006 increased by $5.2 million or 34.8% to $20.1 million, compared with the same period of 2005. The increase in sales was mainly from the international market. This increase was a result of the Company’s efforts to develop more customers and penetrate these market segments.

A breakdown of net sales revenue for our three market segments, domestic OEM, domestic aftermarket and the international market, for the three months ended June 30, 2006 and 2005 is as follows:

	Three Months Ended June 30, 2006%		Three Months Ended June 30, 2005%
	(U.S. dollars in million)

China OEM market	$6.0	30%	$5.1	34%
China Aftermarket	$5.2	26%	$4.7	32%
International market	$8.9	44%	$5.1	34%
Total	$20.1	100%	$14.9	100%

The sluggish Chinese heavy duty truck market has been gradually restoring. The sales for the OEM market increased $0.9 million or 17.6% for the three months ended June 30, 2006, as compared to the same period of 2005. The Company’s strategy is to introduce more innovative products to meet the OEM customers’ needs.

Currently SORL has 27 authorized distributors covering nearly all regions in China, who in turn sell our products to over 800 sub-distributors. Based on the well established and continuously improving sales networks, SORL achieved total revenue of $5.2 million in domestic aftermarket sales for the three months ended June 30, 2006, an increase of $0.5 million, or 10.6% as compared to the same period of last year.

Export sales grew by $3.8 million or approximately 74.5% for the three months ended June 30, 2006, as compared to $5.1 million for the same period of 2005. This increase reflects our continued focus on customer service, strong execution, introduction of new products, increased productivity of our expanded contract sales force, more efficient targeted marketing spending on our catalogs, web sites and international trade shows as well as the continued success of our customer acquisition and retention efforts resulting from improved service levels in these market segments. Additionally, the Company has been able to offer a much wider product line including non-valve products which are outsourced from the Ruili Group. Such outsourced non-valve products include power steering pumps and other pumps, automobile electrical components and auto meters.

Cost of Sales

Cost of sales for the three months ended June 30, 2006 increased to $15.5 million from $11.6 million for the same period of 2005, a $3.9 million or 33.9 % increase which was consistent with the increase in revenues.

Gross Profit

For the three months ended June 30, 2006, gross profit was $4,639,344, as compared to $3,362,372 for the same period of 2005, an increase of $1,276,972 or 38.0%. Gross margin was 23.1% for the three months ended June 30, 2006, an increase of 0.6% from 22.5% for the same period of 2005.

The approximately 3.4% appreciation of RMB against the U.S. dollar (USD) had certain negative impact on gross margin. About 44% of total revenue for the three months ended June 30, 2006 was denominated in USD, while nearly all costs were denominated in RMB. The impact from the appreciation of the RMB was approximately 1.1% on Gross Margin.

We purchase various components and raw materials for use in our manufacturing processes. The principal raw materials we purchased are aluminum and steel. For the three months ended June 30, 2006, the market price of steel remained relatively stable, but the market price of aluminum increased $425 per ton or 24.3% as compared to the same period of 2005. The rising price of materials had an adverse impact on gross margin, since some of the increases cannot be passed on to our customers. This negatively impacted our gross margin by approximately $0.49 million in the second quarter of 2006.

Those negative impacts on Gross Margin were largely offset by economies of scale, shift of sales mix and consistent efforts in production technique optimization. In 2006, we took several steps to mitigate the adverse impact from the increase in raw material cost. For example, from April 2006, we used substitute material of lower cost in our production while maintaining the same quality level of products, thereby reducing material costs by approximately $0.48 million for the three months ended June 30, 2006. Meanwhile, we replaced the machining approach with a molding process, thereby reducing processing steps and materials consumption and increasing productivity. Furthermore, we shifted the product mix and introduced valve products with higher profit margins. In addition, in the process of removing impurities from liquid aluminum, historically we have used the high-temperature method. The adoption of a new technique of using a low-temperature method helped save power consumption.

Selling Expenses

Selling expenses were $1,376,442 for the three months ended June 30, 2006, as compared to $954,666 for the same period of 2005, an increase of $421,776 or 44.2%. The increase was mainly due to the effect of the following factors:

(1) Decreased transportation expenses. The Company recorded $150,644 of transportation expenses for the three months ended June 30, 2006, as compared to $221,601 for the same period of 2005, a decrease of $70,957 or 32%, partially because of the reduced shipping costs due to the intense competition in the Chinese transportation industry, and partially because of the Company’s selling on ex-works terms to some domestic customers, as well as the efforts to optimize its shipping management and the increase in international sales which are generally made on FOB basis. In the circumstances of rising material costs, while it was difficult to pass such increased costs to customers by raising selling prices, the Company managed to require certain buyers to assume the shipping expenses for their own accounts.

(2) Increased product warranty expenses. The Company recorded $707,535 of product warranty expenses for the three months ended June 30, 2006, as compared to $126,988 for the same period of 2005, an increase of $580,547, mainly attributed to a specific “3-R Warranties” service charge (for repair, replacement and refund) paid to an OEM customer. Due to miscommunication of certain technical parameters for the products, the Company bore the responsibility and reached an agreement with the customer for a one-time indemnification to cover its remedial expenses. The Company accrues the costs of unsettled product warranty claims based on the historical claims made in previous years.

General and Administrative Expenses

General and administrative expenses were $86,289 for the three months ended June 30, 2006, as compared to $652,039 for the same period of 2005, a decrease of $565,750 or 86.8%. The decrease was mainly due to such factors as below: The stock-based compensation expenses increased by $164,435, and there was no comparable expense in the prior year since the options were issued in 2006. The expansion of economic activities, facilities and workforce resulted in increased depreciation, office expenses, staff salary and welfare, travel expenses, supplies and utilities totaling $82,911 as compared to the same period of 2005. The R&D expense, which is included in general and administrative expenses, increased by $145,178 as compared to the same period of 2005, as discussed below. The aforementioned increases were largely offset by the reversing of bad debt provision of $943,325, which was mainly due to the collection of a significant portion of account receivables with aging over one year during the six months ended June 30, 2006. In 2005, the Company temporarily extended credit terms to certain OEM customers and aftermarket distributors as our then domestic market strategy. On the other hand, the Company still provided allowances for bad debt consistent with our normal practices. During the three months ended June 30, 2006, those account receivables under the above mentioned extended term arrangements gradually matured and were collected, hence the reversing of bad debt provision.

Research and Development Expense

Research and development expense was $177,234 for the three months ended June 30, 2006, as compared to $24,708 for the same period of 2005, an increase of $152,526, as a result of the Company’s establishment of a team to develop new innovative products. This increase was primarily due to higher personnel-related costs resulting from an increase in employee headcount in our project team, material consumption and supplies and utilities as we strengthened our internal development efforts.

Depreciation and Amortization

Depreciation and amortization expense increased to $252,001 for the three months ended June 30, 2006, compared with that of $200,653 for the same period of 2005, an increase of $51,348 or 25.6%, as a result of new investment in fixed assets, mainly production equipment and tools.

Financial Expense

Financial expense for the three months ended June 30, 2006 increased by $115,552 to $241,900 from $126,348 for the same period of 2005. Financial expense consists mainly of interest expense. The increase in interest expense was due to the higher outstanding debt balance during the year, reaching $11.5 million as of June 30, 2006, an increase of $3.3 million from $8.2 million at the end of June 30, 2005. The funds were used for working capital purposes, as well as new equipment purchases, to support the anticipated increase in revenues in the third quarter of fiscal 2006.

Interest rates ranged between 5.220% and 5.580% per annum.

Other Income

Other income included $68,696 of subsidy income from local governments for the three months ended June 30, 2006. These subsidies were provided to the Company as economic incentives to secure business commitments and no repayment by the Company is required.

Income Tax

There was no income tax expense for the fiscal year ended December 31, 2005 and 2004. As a result of the Joint Venture obtaining its sino-foreign joint venture status in 2004, in accordance with applicable PRC tax regulations, the Joint Venture was exempted from PRC income tax in both fiscal 2004 and 2005. Thereafter, the Joint Venture is entitled to a tax concession of 50% of the applicable income tax rate of 26.4% for the three years ended December 31, 2006, 2007, and 2008. Income taxes expense of $293,897 was recorded for the second quarter of 2006.

Stock-Based Compensation

On January 5, 2006 the Company issued 100,000 warrants for the financial services to be provided by Maxim Group LLC and Chardan Capital Markets, LLC, with an exercise price of $6.25 per share and a contractual term of four years. In accordance with the common stock purchase warrant agreement, the warrants will become vested and exercisable immediately on the date thereof. Total deferred stock-based compensation expenses related to 100,000 warrants amounted to $299,052. This amount is amortized over one year in a manner consistent with Financial Accounting Standards Board Interpretation No. 123 (R). The amortization of deferred stock-based compensation for these equity arrangements was $149,526 as of June 30, 2006.

On March 1, 2006, the Board of Directors approved a total of 60,000 options to be issued to the four independent members of the Board of Directors. The contractual term of the options is three years. Total deferred stock-based compensation expenses related to stock options amounted to $178,904. This amount is amortized over the three- year vesting period in a manner consistent with Financial Accounting Standards Board Interpretation No. 123R. The amortization of deferred stock-based compensation for these equity arrangements was $14,909 for the three months ended June 30, 2006.

Although the Company anticipates future issuances of stock awards to have a material impact on net income, in future financial statements we do not expect these transactions to have a material impact on future cashflow.

Minority Interest

Minority interest represents a 10% non-controlling interest in the Joint Venture. Minority interest in income amounted to $264,246 and $156,285 for the three months ended June 30, 2006 and 2005, respectively.

Net Income

Net income for the three months ended June 30, 2006 increased by approximately $971,655, or 69%, to a net income of $2,378,216 from a net income of $1,406,561 for three months ended June 30, 2005 due to the factors discussed above (Sales, Cost of Sales, Gross Profit, Selling, General and Administrative Expenses, Research and Development Expense, Depreciation and Amortization, Financial Expense, Other Income, Income Tax and Stock-Based Compensation). Basic and diluted earnings per share was $0.18 and $0.11 for the three months ended June 30, 2006, and for the three months ended June 30, 2005, respectively.

Financial Condition

Liquidity and Capital Resources

Operating – The Company’s operations generated cash of $4,514,845 for the three months ended June 30, 2006, as compared to a negative operating cash flow of $435,727 for the same period of 2005, primarily as a result of the following:

1.

For the three months ended June 30, 2006, net income was $2,378,216 as compared to $1,406,561 for the same period of 2005, an increase of $971,655. The increase was primarily as a result of the increase in sales.

2.

For the three months ended June 30, 2006, accounts receivable and trade related notes receivable decreased by $1,249,744 primarily due to the accelerating collection efforts for OEM customers.

3.

During the three months ended June 30, 2006, inventory increased by $239,406, and account payables and notes payables increased by $2,191,393. These changes combined with the effects of the increase or decrease in other operating assets and liabilities resulted in an aggregate increase of cash inflows from operations by $1,082,625.

As of June 30, 2006, the Company had cash and cash equivalents of $2,221,050, as compared to cash and cash equivalents of $961,131 as of December 31, 2005. The Company had working capital of $14,951,191as of June 30,

2006, as compared to working capital of $10,571,086 as of December 31, 2005, reflecting current ratios of 1.71:1 and 1.49:1, respectively.

Investing – During the three months ended June 30, 2006, the Company expended net cash of $502,764 in investing activities, including $247,028 for acquisition of property and equipment to support the growth of business and $255,736 for investment in construction in progress. For the three months ended June 30, 2005, the Company utilized $785,524 in investing activities.

Financing – During the three months ended June 30, 2006, the Company received aggregate bank loans in the amount of $1,375,757 under its credit facilities, and the Company repaid $4,419,381 on its outstanding debt.

Management of the Company has taken a number of steps to restructure its customer base and phase out accounts which had failed to make prompt payments. The Company also placed more emphasis on receivable collection. During the quarter, the Company continued to develop high profit margin new products, as well as adopting steps for further cost saving such as improving material utilization rate.

While we believe that funds generated from operations and our revolving bank lines of credit will be sufficient to finance our working capital requirements for the foreseeable future, we continue our efforts to raise capital to finance further expansion of production, build our international sales networks in new markets, strengthen our R&D workforce, and supplement our working capital.

(2) Results of operations for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005.

Sales

	Six Months Ended June 30, 2006			Six Months Ended June 30, 2005

Air brake valves & related components	$28.7	M	73%	$22.5	M	77%
Non-valve products	$10.8	M	27%	$6.9	M	23%
Total	$39.5	M	100%	$29.4	M	100%

Sales consist of air brake valves and related components manufactured by SORL and sold to domestic original equipment manufacturers (OEM) and aftermarket customers as well as distribution of non-valve auto parts sourced from the Ruili Group.

Net sales were $39,536,586 and $29,440,016 for the six months ended June 30, 2006 and 2005, respectively. Net sales for the six months ended June 30, 2006 increased by $10.1 million or 34.3% to $39.5 million, compared with the same period of 2005. The increase in sales was mainly from the international market. This increase was the result of the Company’s efforts to develop more customers and penetrate these market segments.

A breakdown of net sales revenue for our three market segments, domestic OEM, domestic aftermarket and the international market, for six months ended June 30, 2006 and 2005 is as follows:

	Six Months Ended June 30, 2006%		Six Months Ended June 30, 2005%
	(U.S. dollars in million)

China OEM market	$11.8	30%	$11.7	40%
China Aftermarket	$12.7	32%	$8.4	29%
International market	$15.0	38%	$9.3	31%
Total	$39.5	100%	$29.4	100%

The sluggish Chinese heavy duty truck market has been gradually rebounding. The sales for the OEM market increased only $0.1 million or 0.9% for the six months ended June 30, 2006, as compared to the same period of 2005, mainly due to the decrease in sales by $0.8 million for the first quarter of 2006 as compared to the same period of 2005. The Company’s strategy is to introduce more innovative products to meet the OEM customers’ needs.

Currently SORL has 27 authorized distributors covering nearly all regions in China, who in turn sell our products to over 800 sub-distributors. Based on the well established and continuously improving sales networks, SORL achieved total revenue of $12.7 million in domestic aftermarket sales for the six months ended June 30, 2006, an increase of $4.3 million, or 51.2% as compared to the same period of last year.

Export sales grew by $5.7 million or approximately 61.3% for the six months ended June 30, 2006, as compared to $9.3 million for the same period of 2005. This increase reflects our continued focus on customer service, strong execution, introduction of new products, increased productivity of our expanded contract sales force, more efficient targeted marketing spending on our catalogs, web sites and international trade shows as well as the continued success of our customer acquisition and retention efforts resulting from improved service levels in these market segments. Additionally, the Company has been able to offer a much wider product line including non-valve products which are outsourced from the Ruili Group. Such outsourced non-valve products include power steering pumps and other pumps, automobile electrical components and auto meters.

Cost of Sales

Cost of sales for the six months ended June 30, 2006 increased to $30.5 million from $22.9 million for the same period of 2005, a $7.6 million or 33.4% increase which was consistent with the increase in revenue.

Gross Profit

For the six months ended June 30, 2006, gross profit was $9,035,102, as compared to $6,582,064 for the same period of 2005, an increase of $2,453,038 or 37.3%. Gross margin was 22.9% for the six months ended June 30, 2006, an increase of 0.5% from 22.4% for the same period of 2005.

The approximately 3.4% appreciation of RMB against the U.S. dollar (USD) had certain negative impact on gross margin. About 38% of total revenue for the six months ended June 30, 2006 was denominated in USD, while nearly all costs were denominated in RMB.

We purchase various components and raw materials for use in our manufacturing processes. The principal raw materials we purchased are aluminum and steel. For the six months ended June 30, 2006, the market price of steel remained relatively stable, but the market price of aluminum increased $425 per ton or 24.3% as compared to the same period of 2005. The rising price of materials had an adverse impact on gross margin, since some of the increases cannot be passed on to our customers.

Those negative impacts on Gross Margin were offset by economies of scale, shift of sales mix and consistent efforts in production technique optimization. In 2006, we took several steps to mitigate the adverse impact from the increase in raw material cost. For example, from April 2006, we used substitute material of lower cost in our production while maintaining the same quality level of products, thereby reducing material costs by approximately $0.48 million for the six months ended June 30, 2006. Meanwhile, we replaced the machining approach with a molding process, thereby reducing processing steps and materials consumption and increasing productivity. Furthermore, we shifted the product mix and introduced valve products with higher profit margins. In addition, in the process of removing impurities from liquid aluminum, historically we have used the high-temperature method. The adoption of a new technique of using a low-temperature method helped save power consumption.

Selling Expenses

Selling expenses were $2,244,458 for the six months ended June 30, 2006, as compared to $1,881,755 for the same period of 2005, an increase of $362,703 or 19.3%. The increase was mainly due to the effect of the following factors:

(1) Decreased transportation expenses. The Company recorded $371,466 of transportation expenses for the six months ended June 30, 2006, as compared to $584,554 for the same period of 2005, a decrease of $213,088 or 36.5%, partially because of the reduced shipping costs due to the fierce competition in the transportation industry, and partially because of the Company’s selling on ex-works terms to some domestic customers, as well as the efforts to optimize its shipping management and the increase in international sales which are generally made on FOB basis. In the circumstances of rising material costs, while it was difficult to pass such increased costs to customers by raising selling prices, the Company managed to require certain buyers to assume the shipping expenses for their own accounts.

(2) Increased product warranty expenses. The Company recorded $883,540 of product warranty expenses for the six months ended June 30, 2006, as compared to $228,521 for the same period of 2005, an increase of $655,019, mainly attributed to a specific “3-R Warranties” service charge (for repair, replacement and refund) paid to an OEM customer. Due to miscommunication of certain technical parameters for the products, the Company bore the responsibility and reached an agreement with the customer for a one-time indemnification to cover its remedial expenses. The Company accrues the costs of unsettled product warranty claims based on the historical claims made in previous years.

General and Administrative Expenses

General and administrative expenses were $1,183,251 for the six months ended June 30, 2006, as compared to $1,206,293 for the same period of 2005, a decrease of $23,042 or 1.91%.The decrease was mainly due to such factors as below: The stock-based compensation expenses increased $169,405, and there was no comparable expense in the prior year since the options were issued in 2006. The expansion of economic activities, facilities and workforce resulted in increased depreciation, office expenses, staff salary and welfare, travel expenses, supplies and utilities totaling $419,776 as compared to the same period of 2005. The R&D expense, which is included in general and administrative expenses, increased by $190,934 as compared to the same period of 2005, as we will discussed below. The aforementioned increases were largely offset by the reversing of bad debt provision during the second quarter of 2006, as discussed above in the section of results of operations for the three months ended June 30, 2006.

Research and Development Expense

Research and development expense was $240,430 for the six months ended June 30, 2006, as compared to $49,496 for the same period of 2005, an increase of $190,934, as a result of the Company’s establishment of a team to develop new innovative products. This increase was primarily due to higher personnel-related costs resulting from an increase in employee headcount in our project team, material consumption and supplies and utilities as we strengthened our internal development efforts.

Depreciation and Amortization

Depreciation and amortization expense increased to $516,995 for the six months ended June 30, 2006, compared with that of $392,657 for the same period of 2005, an increase of $124,338 or 31.7%, as a result of new investment in fixed assets, mainly production equipment and tools.

Financial Expense

Financial expense for the six months ended June 30, 2006 increased by $320,647 to $507,447, from $186,800 for the same period of 2005. Financial expense consists mainly of interest expense. The increase in interest expense was due to the higher outstanding debt balance during the year, reaching $11.5 million as of June 30, 2006, an increase of $3.3 million from $8.2 million at the end of June 30, 2005. The funds were used for working capital purposes, as well as new equipment purchases, to support the anticipated increase in revenues in the third quarter of fiscal 2006.

Interest rates ranged between 5.220% and 5.580% per annum.

Other Income

Other income included $68,696 of subsidy income from local governments for the six months ended June 30, 2006. These subsidies were provided to the Company as economic incentives to secure business commitments and no repayment by the Company is required.

Income Tax

There was no income tax expense for the fiscal year ended December 31, 2005 and 2004. As a result of the Joint Venture obtaining its sino-foreign joint venture status in 2004, in accordance with applicable PRC tax regulations, the Joint Venture was exempted from PRC income tax in both fiscal 2004 and 2005. Thereafter, the Joint Venture is entitled to a tax concession of 50% of the applicable income tax rate of 26.4% commencing the three years ended December 31, 2006, 2007, and 2008. Income taxes expense of $587,505 was recorded for the six months ended June 30, 2006.

Minority Interest

Minority interest represents a 10% non-controlling interest in the Joint Venture. Minority interest in income amounted to $442,441 and $323,159 for the six months ended June 30, 2006 and 2005, respectively.

Stock-Based Compensation

On January 5, 2006 the Company issued 100,000 warrants for the financial services to be provided by Maxim Group LLC and Chardan Capital Markets, LLC, with an exercise price of $6.25 per share and a contractual term of four years. In accordance with the common stock purchase warrant agreement, the warrants became vested and exercisable immediately on the date thereof. Total deferred stock-based compensation expenses related to the 100,000 warrants granted within the six months ended June 30, 2006 amounted to $299,052. This amount is amortized over one year in a manner consistent with Financial Accounting Standards Board Interpretation No. 123 (R). The amortization of deferred stock-based compensation for these equity arrangements was $149,526 for the six months ended June 30, 2006.

On March 1, 2006, the Board of Directors approved a total of 60,000 options to be issued to the four independent members of the Board of Directors. The contractual term of the options is three years. Total deferred stock-based compensation expenses related to stock options amounted to $178,904. This amount is amortized over the three- year vesting period in a manner consistent with Financial Accounting Standards Board Interpretation No. 123R. The amortization of deferred stock-based compensation for these equity arrangements was $19,879 for the six months ended June 30, 2006.

Although the Company anticipates future issuances of stock awards to have a material impact on net income, in future financial statements we do not expect these transactions to have a material impact on future cashflow.

Net Income

Net income for the six months ended June 30, 2006 increased by approximately $1,073,540, or 37%, to a net income of $3,981,971 from a net income of $2,908,431 for six months ended June 30, 2005 due to the factors discussed above (Sales, Cost of Sales, Gross Profit, Selling, General and Administrative Expenses, Research and Development Expense, Depreciation and Amortization, Financial Expense, Other Income, Income Tax and Stock-Based Compensation). Basic and diluted earnings per share was $0.30 and $0.22 for the six months ended June 30, 2006, and for the six months ended June 30, 2005, respectively.

Financial Condition

Liquidity and Capital Resources

Operating – The Company’s operations generated cash of $6,467,208 for the six months ended June 30, 2006, as compared to a negative operating cash flow of $2,684,291 for the same period of 2005, primarily as a result of the following:

1.

For the six months ended June 30, 2006, net income was $3,981,971 as compared to $2,908,431 for the same period of 2005, an increase of $1,073,540. The increase was primarily as a result of the increases in sales.

2.

During the six months ended June 30, 2006, the increase or decrease of various current operating assets and liabilities resulted in an aggregate increase of cash inflows from operations of $2,075,943.

As of June 30, 2006, the Company had cash and cash equivalents of $2,221,050, as compared to cash and cash equivalents of $961,131 as of December 31, 2005. The Company had working capital of $14,951,191 as of June 30, 2006, as compared to working capital of $10,571,086 as of December 31, 2005, reflecting current ratios of 1.71:1 and 1.49:1, respectively.

Investing – During the six months ended June 30, 2006, the Company expended net cash of $873,580 in investing activities, including $529,568 for acquisition of property and equipment to support the growth of business and $344,012 for investment in construction in progress. For the six months ended June 30, 2005, the Company utilized $1,072,227 in investing activities.

Financing – During the six months ended June 30, 2006, the Company received aggregate bank loans in the amount of $7,113,564 under its credit facilities, and the Company repaid $11,778,742 on its outstanding debt.

Management of the Company has taken a number of steps to restructure its customer base and phase out accounts which had failed to make prompt payments, the Company also placed more emphasis on receivable collection. During the quarter, the Company continued to develop high profit margin new products, as well as adopting steps for further cost saving such as improving material utilization rate.

While we believe that funds generated from operations and our revolving bank lines of credit will be sufficient to finance our working capital requirements for the foreseeable future, we continue our efforts to raise capital to finance further expansion of production, build our international sales networks in new markets, strengthen our R&D workforce, and supplement our working capital.

Year Ended December 31, 2005 as Compared to Year Ended December 31, 2004:

Sales

	2005			2004

Air brake valves & related components	$47.90	M	74.6%	$35.9	M	76.70%
Non-valve products	$16.30	M	25.4%	$10.9	M	23.30%
Total	$64.20	M	100.00%	$46.8	M	100.00%

Sales consist of air brake valves and related components manufactured by SORL and sold to domestic OEM and aftermarket customers as well as distribution of non-valve auto parts sourced from related parties.

Total net sales were $64,182,544 and $46,815,037 for the fiscal years ended on December 31, 2005 and 2004, respectively. Net sales in 2005 increased by $17.4 million or 37% to $64.2 million, compared with 2004, despite an approximately 36% decrease in the number of heavy duty trucks produced in China. The increase in sales was primarily due to the expansion in the international market and in China’s aftermarket as a result of improvement in our China sales network.

A breakdown of net sales revenue for our three market segments, domestic OEM market, domestic aftermarket and international market, in 2005 and 2004 were as follows:

	Years Ended December 31,
	2005	%	2004	%
	(U.S. dollars in million)

China OEM market	$20.6	32%	$22.0	47%
China Aftermarket	$20.2	32%	$12.2	26%
International market	$23.4	36%	$12.6	27%
Total	$64.2	100%	$46.8	100%

For 2005, China’s heavy duty trucks output decreased by 35.7% compared to that in 2004, in contrast to a 45% increase in 2004 from 2003, primarily due to the Chinese Government’s macroeconomic regulation policy for 2005. Notwithstanding the decrease in output, sales revenue for this market segment dropped relatively slightly by 6.4% from $22 million in 2004 to $20.6 million in 2005, principally because of the introduction of new products to satisfy the OEM customers’ requirements, and the granting of extended credit terms to a selected number of OEM customers, such as FAW and Dongfeng Group, on a temporary basis, so as to maintain market share and strengthen long term relationships.

Currently we have 27 authorized distributors covering nearly all regions in China, who in turn sell the products to over 800 sub-distributors. Based on our well established and continuously improving sales networks, we achieved total revenue of $20.2 million in domestic aftermarket sales, an increase of $8 million, or 65.7% from 2004. During the year, we adjusted our compensation plan for distributors to incentivize sales growth.

Export sales grew by approximately 83%, from $12.6 million in 2004 to $23.4 million in 2005. The increase in sales was attributable to the introduction of new products and greater focus on participation in international trade shows leading to increased awareness of our products. Additionally, we have been able to offer a more complete product line including non-valve products which are sourced from the Ruili Group. Such outsourced non-valve products include power steering pumps and other pumps, automobile electrical components and auto meters. These products accounted for approximately 20% of total export sales in both 2005 and 2004. With respect to the products sourced from the Ruili Group, we act as a distributor.

Cost of Sales

Cost of sales for the fiscal year ended December 31, 2005 increased to $49.9 million from $35.9 million for the fiscal year ended December 31, 2004, or a 39% increase consistent with the increase in revenues. However, our gross margin decreased by approximately 1% from 23.3% in 2004 to 22.3%.

We purchase various components and raw materials for use in our manufacturing processes. The principal raw materials we purchase are aluminum and steel. The price of aluminum and steel increased significantly in 2004 compared to 2003, with aluminum prices continuing to increase in 2005. Steel prices peaked in March 2005 and then started to decrease until they reached levels lower than prices in effect during 2004. We expect that aluminum and steel prices will increase in 2006.

Our average purchase price (net of VAT) for steel materials (including stainless steel sheets) in 2005 was approximately $600 per ton, compared with $465 per ton on average in 2004, and $480 per ton at the end of 2005. The average purchase price (net of VAT) for aluminum ingot in 2005 was approximately $1,865 per ton, in contrast to the levels of $1,680 per ton on average in 2004, and $1,950 per ton at the end of 2005.

Total purchases of steel and aluminum materials in 2005 were 20,371 tons and 3,614 tons, respectively.

Gross Profit

Gross profit for the fiscal year ended December 31, 2005 increased by $3.4 million or 31% to $14.3 million from $10.9 million for the fiscal year ended December 31, 2004, while gross margin decreased by approximately 1% from 23.3% in 2004 to 22.3%.

The approximately 2% appreciation of RMB against USD in late July 2005 had a certain negative impact on the gross margin, since in 2005, about 36% of total revenue was denominated in US Dollars, while nearly all costs were denominated in RMB. However, this impact was minimal as this resulted in an impact of approximately 0.3% on Gross Margin.

The materials price increases have had an adverse impact on gross margin, since some of the increases cannot be passed on to our customers. This negatively impacted our gross margin by 1.2% in 2005, or approximately $0.8 million.

This negative impact on Gross Margin was largely offset by economies of scale and consistent efforts in production technique optimization. For example, in 2005, we replaced the machining approach with a molding process, thereby reducing processing steps and materials consumption and increasing hourly output. Meanwhile, in the process of removing impurities from liquid aluminum, historically we used the high-temperature method. The adoption of a new technique of using a low-temperature method helped save power consumption.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fiscal year ended December 31, 2005 was $8.1 million or 12.6% of net sales compared to $5.2 million or 11.2% of net sales for the fiscal year ended December 31, 2004.

We incurred $3.9 million in selling and distribution expenses for 2005, a 43% increase from 2004. In addition to the increase in sales, the higher selling expenses were mainly attributable to our increased focus in international sales and marketing, including active participation in various trade shows and fairs, in an attempt to gather industry information, keep up with world market trends and acquaint and acquire more new customers.

General and administrative expenses for the fiscal year ended December 31, 2005 amounted to $4.2 million, increasing by 68% from 2004. The major increase came from the increase in the provision of bad debt expense of $0.85 million in 2005, since we had experienced prolonged account receivable cycles from some of our customers. The remaining general and administrative expenses as a percentage of sales decreased as compared to 2004 as most of these expenses are fixed in nature, and coupled with the increase in revenues, we experienced economies of scale.

Depreciation and Amortization

Depreciation and amortization expense increased to $0.86 million for the fiscal year ended December 31, 2005, compared with depreciation and amortization expense of $0.55 million for the fiscal year ended December 31, 2004.

The increase in depreciation expense was primarily due to new investment in fixed assets, mainly production equipment and tools in 2005 for the amount of $2.6 million, to upgrade the processing techniques and increase output.

Financial Expense

Financial expense for the fiscal year ended December 31, 2005 increased by $401,378 to $688,811 from $287, 433 for the fiscal year ended December 31, 2004. Financial expenses consist of mainly interest expense. The increase in interest expense was due to the higher outstanding debt balance during the year, reaching $16 million as of December 31, 2005, an increase of $11.2 million from $4.8 million at the end of 2004. The new drawdown of bank loans in 2005 was primarily for purpose of working capital use, as well as new equipment purchase, to support the sales growth.

Interest rates ranged between 4.964% and 6.003% per annum.

Income Tax

There was no income tax expense for the fiscal year ended December 31, 2005 and 2004. As a result of the Joint Venture obtaining its Sino-foreign joint venture status in 2004, per applicable PRC tax regulations, we are exempted from PRC income tax in both 2004 and 2005.

Minority Interest

Minority interest represents a 10% non-controlling interest in the company. Minority interest in income amounted to US$549,957 and US$534,105 for the fiscal year ended December 31, 2005 and 2004, respectively.

Fourth Quarter Adjustment

During the fourth quarter of 2005, a significant adjustment in the amount of $794,000 was made to provide for potentially uncollectible accounts. That change was necessitated by the extension of temporary special credit terms to certain OEM customers in view of the difficult retail market such customers were experiencing in 2005. Those special credit terms extended payment arrangements for these customers for up to one year.

We evaluate our accounts receivable for impairment on potentially uncollectible accounts each reporting period. We generally write off any accounts we deem uncollectible during the period in which that determination is made. We also establish an allowance based upon the overall balances and the aging of the accounts receivable. The overall increase in accounts receivable resulted in an increase in the allowance for doubtful accounts based upon our policy.

Net Income

Net income for the fiscal year ended December 31, 2005 increased by approximately $142,666, to a net income of $4,949,610 from a net income of $4,806,944 for the fiscal year ended December 31, 2004 due to the factors discussed above (Cost of Sales, Gross Profit, Selling and Administrative Expenses, Depreciation and Amortization, Financial Expense, Income Tax and Fourth Quarter Adjustment). Earnings per share for basic and diluted for 2005 and 2004, was $0.37 per share.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003.

Sales

	2004			2003

Brake Valves	$35.9	M	76.7%	$25.4	M	76.7%
Non-Valve Products	$10.9	M	23.3%	$7.7	M	23.3%
Total	$46.8	M	100%	$33.1	M	100%

Sales for the year ended December 31, 2004 increased by $13,694,037 or 41.4% to $46,815,037 from $33,121,000 for the year ended December 31, 2003, primarily as a result of the increase in the volume of our products shipped. The total number of units of valves we shipped increased by 36.6%, from 2,572,000 units to 3,513,000 units between these two periods. The average price of our products per unit increased modestly from $9.88 per unit to $10.23 per unit.

Two factors contributed to the increase in the sales: (1) There was an increase in export sales by 105.1% from $6,143,016 to $12,601,492 between the two years and (2) There was an increase in domestic auto sales in China due to the increase in demand from the repair market and from OEM manufacturers. Total sales from the Chinese domestic market increased by 26.9% from $26,966,082 to $34,213,545 between these two years.

Cost of Sales

Cost of sales for the year ended December 31, 2004 increased to $35,904,232 from $26,263,000 for the year ended December 31, 2003. The increase in cost of sales was due to the increase in sales. Material costs for the year ended December 31, 2004 was $24,349,164 or 52.0% of sales compared to $18,406,876 or 55.6% of sales for the year ended December 31, 2003. Raw material prices for steel and aluminum increased approximately 20% from 2003 to 2004. This negatively impacted our gross margin by 4.8% for 2004. The decrease in material costs as a percentage of sales occurred because we have successfully implemented several measures to reduce cost, such as strengthening internal management, optimizing the production process and improving product structural design.

Gross Profit

Gross profit for the year ended December 31, 2004 increased by $4,052,805 or 59.1 % to $10,910,805 from $6,858,000 for the year ended December 31, 2003. This improvement in gross profit was primarily due to the increase in the sales both in the domestic and international market. Gross margin improved slightly from 20.7% for the year ended December 31, 2003 to 23.3% for the year ended December 31, 2004. The improvement in the gross margin, despite the increase in the raw material pricing, was due to modest increase in the selling price, and better cost management, such as optimizing production process and better structural design of our products.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2004 was $5,227,256 or 11.2% of sales compared to $3,157,000 or 9.5% of sales for the year ended December 31, 2003. The increase in selling, general and administrative expenses as a percentage of sales was due primarily to the legal and accounting costs ($0.7M or 1.6% of sales) incurred in connection with the corporate restructuring and our public filings with the Securities Exchange Commission.

Depreciation and Amortization

Depreciation and amortization expense decreased by $1,243,739 to $554,261 during the year ended December 31, 2004 from $1,798,000 for year ended December 31, 2003. The decrease was primarily attributable to the fact that during 2003, we incurred depreciation expense in connection with the building owned by our predecessor. Starting in March 2004, we signed a rental agreement with the Ruili Group to rent a total of 271,713 square feet of factory and warehouse from the Ruili Group for ten years at an annual rental of US$439,000, resulting in rental expenses amounting to less than the depreciation expense.

Financial Expense

Financial expense for the year ended December 31, 2004 decreased by $4,567 to $287,433 from $292,000 for the year ended December 31, 2003. The decrease in financial expense is due to the decrease in total debt.

Other Income

There was no other income for the year ended December 31, 2004. For the year ended December 31, 2003, the other income was $435,000. This was primarily due to the tax rebate and interest expense subsidy from the local government to the Joint Venture for its investments in upgrading its technology.

Income Tax

There was no income tax for the year ended December 31, 2004 compared with income tax of $546,000 for the year ended December 31, 2003. As a result of the Joint Venture obtaining its foreign joint-venture status in 2004, it is exempted from PRC income tax.

Minority Interest

Minority Interest represents a 10% non-controlling interest in the company. Minority Interest in income amounted to $534,105 and US$-0- for year ended December 31, 2004 and 2003, respectively.

Net Income

The net income for the year ended December 31, 2004 increased by $4,191,049, or 364.4% to a net income of $5,341,049 from a net income of US$1,150,000 for the year ended December 31, 2003 due to the factors discussed above.

Liquidity and Capital Resources

Operating – Our operations utilized cash resources of $7,356,277 for the fiscal year ended December 31, 2005, as compared to generating cash resources of $2,466,267 for the fiscal year ended December 31, 2004, primarily as a result of the following:

•

For the year ended December 31, 2005, cash flow provided by sales was $7,631,346 as compared to $5,963,694 for the year ended December 31, 2004, an increase of $1,667,652. The increase was primarily as a result of the increase in sales.

•

For the year ended December 31, 2005, account receivables increased by $13,590,206, primarily due to the temporary extension of credit terms to selected OEM customers as well as certain domestic aftermarket distributors as discussed above. Our Management believes this situation will be largely mitigated in 2006 through the strategic move of our sales focus from the domestic OEM market to the international markets, therefore providing us with the ability to restructure our OEM customer base by gradually phasing out customers with lower returns and higher credit risks. We temporarily extended credit terms to selected OEM customers and aftermarket distributors to strengthen our competitiveness in the Chinese domestic market. The approval of the credit term extension is centralized with our senior executives. Approval is granted to OEM customers based on evaluation of their financial strength, long term viability and track records. The OEM customers who generally obtain extended terms are large, state-owned auto manufacturers with satisfactory track records with us. In 2005, the Chinese Government’s macroeconomic control policy, which was designed to prevent a hyper expansionary economy, indirectly impacted China’s heavy duty truck market. Management believes the impact is temporary and will not impair the customers’ ability to participate in the overall high economic growth in China in the long run. We also temporarily extended credit terms to selected aftermarket distributors to support their financial needs for marketing activities in anticipating the aftermarket growth potentials. The authorized distributors sell only “SORL” products and have long term relationship with us. Management believes those receivables are collectible and under control. However, in accounting practice, management provides sufficient amount of allowance for doubtful accounts on a prudent basis.

•

For the year ended December 31, 2005, inventory increased by $637,283. We maintain a low level of inventory with an inventory conversion period of approximately 19 days for 2005, the same as that for 2004, which largely reduced working capital requirements. Because of the strong demands for its products, we maintain less than one week of finished goods inventory. A low level of raw materials for approximately four to five days of production requirements are maintained in stock. Raw materials are readily available, given our access to different suppliers and efficient and timely delivery available. The majority of the WIP balances are incurred during later steps in manufacturing. We effectively adopt a “pull” system in our production.

•

For the year ended December 31, 2005, account payables decreased by $970,989, or 20.5%, compared to the year ended December 31, 2004, mainly due to suppliers’ reluctance to extend long credit terms given the increased material prices. Prepayments at December 31, 2005 primarily represented advance payments for raw materials and equipment purchases. Prepayments as of December 31, 2005 increased by 28% to $1.8 million from $1.4 million as of December 31, 2004.

At December 31, 2005, we had cash and cash equivalents of $961,131, as compared to cash and cash equivalents of $729,875 at December 31, 2004. We had working capital of $10,571,086 at December 31, 2005, as compared to working capital of $6,092,799 at December 31, 2004, reflecting current ratios of 1.49:1 and 1.55:1, respectively.

Investing – During the fiscal year ended December 31, 2005, we expended net cash of $3,982,703 in the investing activities, including $2,623,151 for acquisition of property and equipment to support the growth of business, and $1,358,429 from the receipt of notes receivable from customers which were endorsed by the customers’ banks. For the fiscal year ended December 31, 2004, we utilized $768,310 in investing activities.

Financing – During the fiscal year ended December 31, 2005, we made new net drawdowns amounting to $11,195,799 from banks. We have established revolving credit facilities with Bank of China and China CITIC Bank in the aggregate amount of 140 million RMB (equivalent to approximately US$17.5 million). The maturity dates of advances under these facilities range from three months to one year with interest rates tied to the official rate set by the Chinese Central Bank. The facilities are guaranteed by the Ruili Group but are otherwise unsecured. During the fiscal year ended December 31, 2004, the Company repaid $968,082 of its outstanding debt. Net proceeds from bank loans were utilized primarily to cover the increasing working capital requirements in line with our rapid business growth including as well as cash requirements for new equipment acquisition given the growing demand for products and the limited production capacity of our existing equipment.

We primarily use bank borrowings to finance the increased accounts receivables resulting from the extended credit terms to the customers. We maintain good relationships with local banks. We have secured sufficient lines of credit to cover working capital requirements, and expect the ability to obtain higher credit lines in the event that receivables continue to increase.

Our management has taken a number of steps to restructure our customer base and phase out accounts which frequently fail to make prompt payments and bring lower returns in the long run, placing more efforts on receivables collection and continuing development of high profit margin new products, as well as adopting steps for further cost saving such as improving material utilization rate.

Off-Balance Sheet Arrangements

At December 31, 2005, we do not have any material commitments for capital expenditures or have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

Contractual Obligations

A summary of the Company’s contractual Obligations at December 31, 2005 is as follows:

		Payments Due by Period
Contractual Obligations		Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years

Short-Term Debt Obligations	(A)	$16,026,717	16,026,717	—	—	—
Capital Lease Obligations		—	—	—	—	—
Operating Lease Obligations	(B)	3,519,320	439,540	879,080	879,080	1,321,620
Other Long-Term Liabilities Reflected on the Company’s Balance Sheet Under GAAP		—	—	—	—	—
Total		$19,546,037	16,466,257	879,080	879,080	1,321,620

——————

(A)

These loans were from two banks, Bank of China and CITIC Bank, to finance the general working capital as well as for new equipment acquisitions. Corporate or personal guarantees are provided for those bank loans as follows:

$10.25M	Guaranteed by Ruili Group Co., Ltd., a related party;
$2.43M	Guaranteed by Ruili Group Co., Ltd., a related party, and Mr. Xiao Ping Zhang and Ms. Shu Ping Chi, both principal shareholders;
$3.35M	Guaranteed by Shenghuabo Group Co., Ltd., a non-related party.

The Company does not provide any sort of guarantee to any other parties. Interest rates for the loans ranged between 4.964% and 6.003% per annum.

(B)

The Company has a lease agreement with Ruili Group Co., Ltd., a related party, for the rental of our manufacturing plant. The lease is for a ten year term ending in February 2014.

BUSINESS

We develop, manufacture and distribute automotive air brake valves and related components to automotive original equipment manufacturers, or OEMs, and the related aftermarket globally. Our main products include spring brake chambers, clutch servos, air dryers, main valves and manual valves, all of which are used in the brake systems for various types of commercial vehicles weighing more than three tons such as trucks and buses. We are located in Ruian City, Wenzhou, Zhejiang Province, People’s Republic of China. With approximately 1,400 auto parts manufacturers in the area, Wenzhou is recognized as the largest center of automotive parts manufacturing in China.

China Automobile and Automotive Parts Industry

The automobile industry is one of China’s key industries, contributing significantly to the growth of China’s economy. Mr. Changming Xu, head of Economic Consulting Center under the State Information Center, predicted that the continued growth of the Chinese economy will in turn result in the growth of the Chinese automotive industry for at least another decade. It is expected that, during the Eleventh “Five-Year Plan” period (2006 – 2010) adopted by the Chinese government, China’s GDP will maintain a high growth rate of at least 7% per annum. The China Machine Industry Institute indicates that in 2006 total automobile purchases in China will have a 10% share of the overall global consumption, an increase from 8.7% in 2005, and by 2010, total automobile output in China will reach 10 million units per annum compared to output of 5.1 million units in 2005. Industry experts estimate that by 2007 China will become the third largest country in automobile manufacturing and by 2020 the largest one in the world.

As for the commercial vehicles segment, for the five-year period between 1999 and 2004, the compounded annual growth rate (CAGR) for China’s truck sales was 16.75%. By the end of 2010, the output for all types of trucks in China is expected to reach 2.2 million units per annum compared with estimated production capacity of 1.6 million units in 2005. Output for heavy duty trucks by 2010 is expected to be 0.65 million units per annum, with CAGR anticipated between 10% and 15% during this period. This forecast is based on the prediction that the Chinese government will maintain its active fiscal policy, continue the development of western China and the restoration of the Northeastern China’s traditional industrial base, invest in infrastructure projects, and enforce the ban on overloading of trucks, all of which would boost demand for heavy duty trucks, as well as for medium trucks. However, in 2005, output of heavy duty trucks in China decreased by 37.4% compared to 2004 primarily due to the Chinese Government’s macroeconomic regulation policy for 2005.

In 2004, China’s automobile output and sales volume both reached their highest levels of 5 million units, increasing by 14.1% and 15.5%, respectively, compared to 2003 figures. In 2004, China’s total automotive parts market value was $55 billion, of which 40% was from the aftermarket. In 2005, China’s automobile output and sales volume was 5.78 million and 5.76 million units, increasing by 12.6% and 13.5%, respectively, compared to 2004. The 2005 automotive parts output in China reached $74 billion, of which $46 billion was for OEM’s. It is forecasted that the total China auto parts market value will reach $187.5 billion in 2010, of which $82.5 billion will be for sales to original equipment manufacturers (“OEM’s”).

The overall Chinese auto parts industry is highly fragmented. We predict that the future trends of China’s auto parts industry will be:

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Keeping pace with the rapid development of new automobile technologies.

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Meeting the requirements from increasingly demanding OEM customers, such as zero defects, and cost reduction.

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Partnering with OEM customers in the entire process from R&D to production, and from cost/ quality control to final delivery.

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Industry-wide restructuring through consolidation to form several large domestic firms capable of competing with international manufacturers.

Products

Installed on the chassis, air brake valves include a collection of various air brake components using compressed air and functioning as the execution device for service braking and parking braking. Our product portfolio includes an extensive range of air brake valves covering forty categories and over eight hundred specifications which are widely used in commercial vehicles weighing over three tons, such as trucks and buses. Our customers include major OEMs in China such as FAW Group, including FAW Qingdao Automobile Works and FAW Jiefang Changchun Automobile Works and Dong Feng Group. With a market-oriented product development focus, we continue to design and develop products that are tailored to our customer’s needs. Our principal products are as follows:

RL3530 Series Spring Brake Chamber – spring brake chambers are used in the execution of service, parking and emergency braking, In situations when a brake system malfunctions, this product can automatically provide emergency braking force. In 2005, we produced 700,000 units of spring brake chambers, the largest in China.

RL351 Series Air Dryer – Air dryers dry and purify compressed air. This new type of air dryer, combined with unloader valves and heating components, requires no separate installation of certain other components and has multiple functions and a compact structure. It also improves the reliability of the use of other air brake system components. Annual production of this series of products reached 150,000 units in 2005.

Electric Control Exhaust Relay Valves – Electric control exhaust relay valves greatly shorten the length of pipeline between the air storing tank and the brake chamber, therefore they accelerate the speed to operate the brake system. They are widely used in different types of commercial vehicles.

Clutch Boosters – We designed and developed clutch boosters, innovative clutch empowering devices, and hold a patent on it in China. They are used for controlling the performance of brake system clutches by means of a pneumatic-driven hydraulic operation. This product features simple structure, small size, high durability and improved effectiveness. We have an annual output of 500,000 units.

Foot Brake Valves – A foot brake valve is a key device in service braking. Our annual output is approximately 200,000 units.

Hand Brake Valves – A hand brake valve is an auxiliary device for parking brakes. Our annual output is about 200,000 units.

We have obtained ISO9001/QS9000/VDA6.1 System Certifications in 2001. We passed the ISO/TS 16949 System Certification test conducted by the TUV CERT Certification Body of TUV Industrie Service GmbH in 2004, and its annual review in 2005. The ISO/TS 16949 System, a higher standard replacing the ISO9001/QS9000/VDA6.1 System, was enacted by the International Automotive Task Force and is recognized by major automobile manufacturers all over the world. As a result, we are qualified to sell our products worldwide.

Market and Customers

We are the largest commercial vehicle air brake system manufacturer in China. In general, our customers are divided into three groups: OEM’s in China, aftermarket distributors in China, and international aftermarket customers, accounting for approximately 32%, 32% and 36% of our annual sales in 2005, respectively. To date, we have not had any significant sales to OEM’s outside of the PRC.

OEM Market – We have established long term relationships with major automobile manufacturers in China. Our customers include thirty-nine (39) vehicle manufacturers including all the major truck manufacturers in China. Our valves are also widely used in air brake systems for buses. Typically, bus manufacturers purchase a chassis from truck chassis manufacturers which already have our air brake valves incorporated. In 2005, our three largest OEM customers represented 12.7% of our total sales.

The following table sets forth information regarding the output and market share of major heavy- duty truck manufacturers in China in 2005:

Automobile Manufacturers	FAW Qingdao Automobile Works	FAW Jiefang Changchun Automobile Works	Dongfeng Motor Corporation	Liuzhou Special Auto Manufacturing Co., Ltd	China Nat’l Heavy Duty Truck Group Co., Ltd

Heavy Duty Trucks Output	55,970		71,797	14,000	45,000
Market Share in China	23.7%		30%	5.9%	19%
% Valves Supplied by SORL	40%	22%	18%	50%	5%

The table below compares our largest five OEM customers in 2004 and 2005.

Ranking 2005	Ranking 2004	Customer	% of 2005 Sales	% of 2004 Sales

1	1	FAW Qingdao Automobile Works	5.07%	15.18%
2	2	First Auto Group Purchase Dept.	4.38%	5.6%
3	4	Dongfeng Axle Co., Ltd.	3.25%	2.8%
4	3	Liuzhou Special Auto Manufacturing Co. Ltd	3.04%	4.42%
5	7	Beiqi Foton Motor Co., Ltd. Beijing Auman Heavy-Duty Vehicle Works	2.65%	1.92%

Our principal OEM customers are:

FAW Qingdao Automobile Works: It is a subsidiary of FAW Group. Established in 1953, FAW is the largest automobile manufacturer in China. During the past 50 years, its product line has expanded from a single product for trucks to a full range of light, medium and heavy vehicles, sedans and buses, with output reaching 6.4 million units. FAW has established joint ventures with major international firms such as Volkswagen and Toyota, while expanding within China through a merger with Tianjin Automobile Industry (Group) Co., Ltd.

Dongfeng Axle Co. Ltd.: It is a subsidiary of Dongfeng Group. Established in 1969, Dongfeng ranks among the top three groups in China’s automotive industry. Its main products include commercial vehicles, passenger cars and automotive parts.

Beiqi Foton Motor Co., Ltd.: Headquartered in Chang Ping District, Beijing, Foton was founded in 1996. It is a state-owned holding company and has assets exceeding 5 billion RMB with 28,000 employees. As the largest auto manufacturer with a complete range of commercial vehicles in China, Foton sells under the brand names of Auman, AUV, View, Saga, Aumark, Ollin, Sup and Forland.

Aftermarket – China. Together with the Ruili Group, we have established a sales network of 27 authorized distributors covering a nationwide market which is divided into seven regions:

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Northeast Region (Harbin, Changchun, Shenyang)

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North Region (Beijing, Shijiazhuang, Datong, Tianjin)

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Northwest Region (Urumchi, Xi’an)

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Southwest Region (Chongqing, Liuzhou, Kunming, Chengdu)

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Central Region (Zhengzhou, Wuhan, Shiyan)

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East Region (Ji’nan, Qingdao, Hefei, Hangzhou, Nanchang, Quanzhou, Shanghai, Xuzhou)

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South Region (Guangzhou, Changsha)

The 27 distributors sell only “SORL” products (including products manufactured by the Ruili Group) and in turn channel the products through over 800 sub-distributors. In 2005, our share of the air brake valve aftermarket for China increased to approximately 25%, the largest share in the market, far ahead of our competitions.

International Market – We view the export market as our most important growth area. In 2005, we exported for the aftermarket to more than 60 countries with export sales accounting for 36% of our total revenue, an increase of 83% over 2004. We participate in international exhibitions such as Beijing and Shanghai International Auto Expo, China Export Commodities Fairs in Canton International Auto Parts Expo in Paris and Dubai, UAE, and the International Auto Expo in Frankfurt and in Las Vegas.

Top 7 International Customers

Ranking	Country	Distributors	% of 2004 Sales	% of 2005 Sales	Increase of Sales YOY

1	United Arab Emirates	GOLDEN DRAGAN AUTO SPARE PARTS	4.74%	6.46%	87%
2	South Africa	MICO	1.25%	1.57%	72%
3	Canada	F.P.	0.87%	1.21%	93%
4	Taiwan, China	MITA	0.30%	0.94%	333%
5	South Africa	POLMO	0.47%	0.77%	125%
6	Spain	AIR-FREN	0.34%	0.66%	164%
7	USA	KTC	0.75%	0.61%	11%

With respect to sales of our products to OEM manufacturers outside of China, in 1995, we made our first sales which were to TATA of India, the largest automobile manufacturer in India. Although the sales to TATA were nominal in 2005, we expect a substantial increase in 2006 as we plan to open a sales and technical support office in India in 2006.

Competition

The automotive parts industry in China is fragmented. There are many small manufacturers who mainly target the aftermarket. However, there are not many companies who have established nationwide aftermarket sales networks as well as close relationships with leading OEM manufacturers. We believe that the key success factors in the commercial vehicle air brake valves segment are product performance, cost competitiveness, reliability, timely delivery and efficient customer service.

Domestic Competition – We have three major competitors in China as follows:

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China VIE Group: Its principal products are main valves and unloader/governors, with a majority supplied to OEM’s, such as Anhui Jianghuai Automobile Co., Ltd., and the remaining portion for aftermarket and export.

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China Shandong Weiming Automotive Products Co. Ltd.: This is a joint venture with WABCO of Germany, and mainly produces spring brake chambers, air dryers, and ABS, primarily supplying to truck and bus OEM’s such as FAW and North-Benz.

•

Chongqing CAFF Automobile Braking and Steering Systems Co., Ltd.: Its main products are air dryers and main valves. Its principal customer is Chongqing Heavy Vehicle Group Co., Ltd.

We believe we have the following advantages over our OEM competitors:

Brand Name: As the largest commercial vehicle air brake valves manufacturer, the “SORL” brand is widely known in China.

Research: We view technological innovation and leadership as the critical means to enhance our core competence. We operate our own technology department, including a laboratory specializing in the research of automotive brake controlling technologies and development of air brake system products. We believe that with our research capacity, we are better positioned to respond to our customers’ requirements.

Product Development: Through our international sales offices in the US, Australia and the Middle East, we are able to promptly collect information about the current trends in automotive technologies, which in turn is applied to our new product development. In addition, IT application and strict implementation of ISO/TS16949 standards in the development process greatly shorten the development lead time and improve new product quality.

Sales Networks: The Joint Venture has contracted with 27 authorized distributors covering 7 regions of China, who in turn channel “SORL” products through over 800 sub-distributors throughout China.

Management Team: Our management team has been doing business with Chinese OEM manufacturers for approximately ten years, and has developed excellent relationships with these customers. As a result of these relationships, we are able to collaborate with our customers on new product development.

International Competition – In the international market, our largest competitors are WABCO and Knorr. Our low-pricing strategy has enabled us to erode their markets and we aim to increase our market share through brand awareness and quality enhancement.

Our competitive strengths in the rest of the international market, excluding WABCO and Knorr are:

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Competitive performance-cost ratio

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Quick adaptation to the local markets

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Diversified auto products.

“SORL” products enjoy a much lower production cost leveraging on the low labor costs in China. As a result of technology and manufacturing improvements, our products’ performance-cost advantage is increasing. Through our international sales channels in the US, Australia and Middle East, we have been able to respond to local market needs. In addition to our air brake valve products, to fully support existing export customers, we also distribute a wide range of non-valve products which are sourced from the Ruili Group. This reduces customers’ transaction costs.

Sales and Marketing

Our in-house sales and marketing team has forty-five (45) `members, of whom twenty-two (22) are for domestic (PRC) sales and twenty-three (23) for international sales. Products are sold under the “SORL” trademark, which is licensed royalty free from the Ruili Group, which also uses the SORL trademark to market its own non-valve automotive products.

The commercial vehicle air brake valve market can be divided into 2 segments: OEM and aftermarket.

OEM Market – We sell our products to thirty nine (39) vehicle manufacturers, most of which we have established long-term relationships. Normally, annual sales contracts with key customers are signed at the beginning of the calendar year and are revised as needed.

For 2005, China’s heavy duty trucks output decreased by 35.7% compared to that in 2004, in contrast to a 45% increase in 2004 from 2003. This decrease was primarily due to the Chinese Government’s macroeconomic regulation policy for 2005 to cool down the Chinese economy in view of inflationary pressures. Despite the sluggish OEM market, our sales revenue for this market segment dropped relatively slightly by 6.6% from $22 million in 2004 to $20.5 million in 2005. We promptly took several measures in response to such market change. First, we increased our marketing efforts and developed new products to meet our OEM customers’ requirements. Second, we granted extended credit terms to a selected number of OEM customers, such as FAW and Dongfeng Group, on a temporary basis, so as to maintain market share and strengthen long term relationships. Third, we re-evaluated and restructured our customer base, and phased out certain problem accounts.

Aftermarket – Our products are also sold in the aftermarket for replacement purposes. With the rapid growth of commercial vehicles output in the past years and the increasing amount of used vehicles, demand for parts have become stronger. Currently we have 27 authorized distributors covering 7 regions in China as listed above. These distributors sell only the Joint Venture’s and the Ruili Group’s products under the “SORL” trademark to over 800 distributors. We provide product technical services to these distributors. We also conduct periodic performance evaluations, and reserve the right to terminate the distributorship of those with frequent delinquencies or poor sales records, and to replace them by other selected firms. For 2005, we achieved total revenue of $20.2 million in domestic aftermarket sales, an increase of 65.7% from 2004.

International Markets – Export expansion is the focus of our marketing strategy. We have signed agreements with three distributors in UAE, Australia and US. We also actively participate in international trade shows such as those held in Paris, Frankfurt, Dubai and Las Vegas. We have sold products to over sixty countries with annual sales growing from $12.6 million in 2004 to $23.3 million in 2005, an increase of 83% year over year.

Distribution

We ship finished products directly to OEM customers. The products are distributed to aftermarket customers in China through a network of twenty-seven (27) authorized distributors, which also function as the distribution centers for their respective region. Shipments are delivered directly to international customers.

Intellectual Property

We currently employ forty-four (44) technical staff members, thirty-two (32) of whom hold Engineer or Senior Engineer qualifications. Among them, we have 2 staff members who conduct cooperative research on existing technologies, 28 who work on new product design and development, 4 involved in testing, 5 for MIS and 5 for on-site quality management.

In addition to our in-house R&D efforts, we have established cooperative arrangements with universities renowned for their research in the area of automotive engineering, as described below:

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Beijing Jiaotong University: Co-development of electronic control air brake valves and research for automotive master cable technology under contract.

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Tsinghua University E-Tech Technology Co., Ltd. and Zhejiang University: Contract for MIS projects, including the development of application software for product design innovation and production management;

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Huazhong University of Science and Technology: Discussion is underway for cooperation on computer aided manufacturing systems and applications in mold production.

Pursuant to the arrangements with these universities, we have priority rights to acquire the intellectual property which is developed. The financial arrangements as to amount and terms of payment vary depending on the type of project. Normally, we make an initial payment in the form of a research grant and then negotiate a payment upon development of the technology. In 2005, we made only nominal payments to these institutions.

We also consult with the technical staff of the Ruili Group from time to time on a no-cost basis. We collaborate with other industry research groups such as Changchun Automotive Research Institute of FAW Group and Dongfeng Automotive Research Institute of Dongfeng Group. In addition, we interact with our peers in the global market such as Knorr, WABCO and TRW.

Capitalizing on these resources, we have successfully developed innovative products and technologies such as a new type of clutch servo for automatic transmissions; a combined air dryer with build-in temperature-control device and unloader; and an inner-breath spring chamber which enables internal air circulation, thus reduces dirt collection.

New products under development include:

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Clutch Servo with Inductive Displacement Transducer: The special transducer triggers an automatic alarm before the clutch gets burned, and also prevents shifting of the transmission without separateness of the clutch, hence enabling harmonious shifting.

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Automatic Slack Adjuster: This product automatically adjusts the abrasion clearance between the brake shoe and the brake drum, hence keeping the clearance of different wheels within prescribed limits and ensuring the highest level balance of braking force among wheels.

•

Loading Sensor Proportion Valve: This product automatically adjusts the input air pressure in the brake chamber in line with changes in load, hence matching braking strength with auto load.

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New Type of Foot Brake Valve: We have added an alarm switch and braking switch which give new features to the traditional foot brake valves.

We have a full range of processing equipment, such as machines for molding, die casting and cutting processes, necessary for the development of automotive components. We are also capable of making over 90% of the devices required for producing prototypes. In addition, we partner with Tsinghua University and Zhejiang University in developing application software for product design, which has greatly reduced our lead time.

Currently we hold one (1) patent, have license rights to two others, and have nine (9) applications for utility patents, all in China. The two licensed patents are for air brake valve related technologies owned by the Ruili Group on a royalty free basis, and will be transferred to us for $50,000 upon confirmation of completion of certain documentation procedures by the relevant Chinese government agency (expected to occur by September 30, 2006). We are also in the process of registering for patent protection in certain overseas markets.

Manufacturing Know-how: We have accumulated a substantial amount of manufacturing know-how in the industry in the past 20 years. For instance, our special formula for aluminum alloy acquired over years of repeated tests considerably improves the compactness of alloy, hence the strength of casting. We also have a proprietary “protection film” processing technique to enhance the sealability of products. We have taken numerous steps to protect our proprietary technologies. Specific staff is assigned to safe keep documents and filings. All our technical personnel are required to sign a confidentiality agreement with us.

Trademarks: Our principal trademark is “SORL” which we license on a non-exclusive royalty free basis from the Ruili Group. The license currently expires in 2012 and we have an agreement with the Ruili Group that the license will be extended if the trademark registration for the tradename is extended. The Ruili Group has obtained a registration for “SORL” with the World Intellectual Property Organization.

Production

We operate fifteen (15) production / assembly lines, the largest commercial vehicle air brake valve products manufacturing base in China. The production process includes fixture, jig and die making, aluminum alloy die casting, metal sheet stamping, numerical control cutting, melding, numerical control processing, surface treatment, filming, rubber/plastic processing, final assembly and packaging. We possess state-of-the-art manufacturing and testing facilities purchased from US, Korea, Taiwan such as CNC processing centers, CNC lathes, casting, stamping and cutting machines, automatic spraying and electroplating lines, cleaning machines, automatic assembly lines and 3D COMERO and projectors.

We employ currently 1,138 production staff, most of whom are experienced and skilled workers and mechanics.

We lease an approximately 271,713 square feet plant building from Ruili Group as our production facility and warehouse. The lease began in March 2004 and runs for a term of ten years. Annual rent is approximately $439,540 and continues at that rate for the remaining term. With the proceeds of this offering, we plan to build a new facility. We will continue to utilize our existing facility.

With the proceeds of this offering, we plan to construct a new production plant which will be owned by the Joint Venture located approximately five miles from our existing facility which will have approximately 645,856 square feet of usable space for an aggregate cost of approximately $15 million. We anticipate that construction will commence on or about December 15, 2006 and take approximately 18 months to complete subject to applicable approvals and unanticipated construction delays. We also plan to purchase additional equipment for approximately $4 million including CNC lathes and processing machines for the new plant. We expect that this will increase our production capacity from 3,000,000 units to 5,500,000 units.

Environment

We have adopted ISO 14001 standards and are seeking certification of its environmental management system by an external third party organization.

We carry out staff training to enhance awareness of environment protection. We effect controls from the beginning to adopt environment friendly production, reducing or preventing pollution, as well as saving energy consumption and manufacturing costs. For example, intensity of noise is listed as one of the criteria in selection of new equipment; Waste water is stored, purified and recycled in the production process; and compressing machines are used in disposal of aluminum and steel scraps, thereby saving both storage space and power consumption.

Raw Materials

We purchase various components and raw materials for use in its manufacturing processes. The principal raw materials are aluminum and steel.

Prices for aluminum and steel increased significantly in 2004. Aluminum price increases continued in 2005. Steel prices peaked in March 2005 and then started decreasing to a level lower than before 2004. However, experts predict that aluminum and steel prices will continue to climb slowly in 2006. The increases have had an adverse impact on gross profit, since some of the increases cannot be passed onto the customers. This negatively impacted our gross margin by 1.2% for 2005, or approximately $800,000. This adverse impact on gross margin was largely offset by economy of scale and improvements in production technique optimization.

We maintain relationships with over twenty material suppliers. The three largest suppliers are Shanghai Jinshi Materials Company Limited, Shanghai Lutie Metals Trading Company Limited and Wenzhou Yupeng Foreign Trade Company Limited, which in the aggregate accounted for 20.7% of all components and raw materials purchased in 2005. We manage our suppliers in strict accordance with the requirements of the TS16949 quality assurance system. We enter into warranty agreements and/or technology agreement with each qualified supplier. The quality inspection department controls the quality of purchased products by means of statistic analyses and periodic on-site evaluations and follow-ups.

When planning a purchase order, with such other terms as quality, delivery and credit terms being substantially the same, we compare prices quoted by different suppliers in an attempt to receive the lowest price. In order to secure a purchase price and subsequently a predictable cost of sales, we generally make a down payment to suppliers.

Normally, our annual purchase plan for raw materials, such as aluminum ingot and steel sheet, is determined at the beginning of the calendar year according to our OEM customer’s orders and our own forecast for the aftermarket and international sales. Such purchase plans with key suppliers can be revised quarterly. Our actual requirements are based on monthly production plans. We believe that this arrangement helps us avoid excess inventory when the actual orders from customers decrease or do not meet forecasts.

For raw materials other than steel and aluminum, we normally maintain from five to seven days of inventory at our warehouse and we expect to continue this practice.

All components and raw materials are available from numerous sources. We have not, in recent years, experienced any significant shortages of manufactured components or raw materials, and we normally do not carry such items in excess of what is reasonably required to meet our production needs.

The following is a table reflecting the top three suppliers in 2005.

	Company Name	% of Total Supplies by USD

1	Shanghai Jinishi Material Co., Ltd	10.34
2	ShangHai Lutie Metals Trading Co., Ltd	5.20
3	Wenzhou Yupeng Foreign Trade Co., Ltd	5.16
	Combined	20.70

Strategic Plan

Our strategic plan is to enhance our core competencies, maintain steady business growth and increase our market share both in China and internationally through the following actions:

•

Focus on Quality Control and Cost Reduction. We believe that our products offer higher quality in the commercial vehicle air brake valve market in China, and a superior performance-cost advantage in the international market, compared with those of our competitors. We have been able to grow at more than 30% per year in sales for the past three years and to maintain what management believes is a leading position in the industry. To sustain this competitive advantage and at the same time obtain higher profit margins, the Joint Venture plans to continue to focus on quality control and cost reduction, such as reduction in spoilage and improvement in manufacturing techniques.

•

Implement the Brand Strategy. We plan to focus efforts on promotion of the “SORL” brand name by emphasizing technological innovation.

•

Invest in the Next Generation Valve Technology. We plan to invest in the next generation of valve technology such as electronic air brake valves, which we believe has significant market potential. For example, we are undergoing the final testing for a newly developed clutch servo with inductive displacement transducer, which we expect to be put into mass production in 2006. We are also in the process of developing new products such as automatic slack adjusters, loading sense proportion valves and a new type of foot brake valve, all of which we believe have considerable market potential.

•

Expand Production Facilities to Meet Further Demands. Anticipating the increasing demands for our products, our management plans to acquire new facilities, procure new equipment, and increase our sales force.

•

Further Expansion in the International Market. During 2005, we achieved approximately 83% growth in export sales, which accounted for 36% of total sales. We are confident that our products are competitive in the international market, therefore, we plan to develop more authorized sales distributors overseas. We also plan to actively seek strategic partnerships with international distributors and manufacturers.

•

Expand Through Strategic Alliances and Acquisitions. We are exploring opportunities to create long-term growth through new joint ventures with or acquisitions of other automotive parts manufacturers in China, and overseas automotive parts distributors or repair factories with established sales networks outside of China. We will seek synergistic acquisition targets whose manufacturing units and management can be easily integrated with ours, or those domestic companies with existing joint-venture partners overseas, which can bring in major customers to us.

Doing Business in China

China’s Economy

We believe that the most important factor in the Chinese automobile industry is the country’s rapid economic growth. According to China’s Statistics Bureau, China’s GDP growth rate for 2003, 2004 and 2005 was 9.3%, 9.5% and 9.4% respectively.

Looking forward, GDP growth in the PRC is forecasted to be between 8% and 9% in 2006. The year 2006 is the first year of Chinese government’s “Eleventh Five-Year Plan”, during which period China’s national economy is expected to maintain its high growth rate. Over the long term, China’s accession to the World Trade Organization (WTO) has accelerated the capital flow to China from other developed countries.

The Chinese Legal System

As a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the general corporation laws of the several states of the United States. PRC accounting laws mandate accounting practices, which are not consistent with US Generally Accepted Accounting Principles. The China accounting laws require that an annual “statutory audit” be performed in accordance with PRC accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws. The financial statements of the Joint Venture are prepared in accordance with PRC accounting laws and reconciled to US GAAP.

Foreign Invested Enterprises such as our Joint Venture are Chinese registered companies which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

Economic Reform Issues

Although the Chinese government owns the majority of productive assets in China, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

•

We will be able to capitalize on economic reforms;

•

The Chinese government will continue its pursuit of economic reform policies;

•

The economic policies, even if pursued, will be successful;

•

Economic policies will not be significantly altered from time to time; and

•

Business operations in China will not become subject to the risk of nationalization.

Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

To date reforms to China’s economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China’s economic system will continue or that we will not be adversely affected by changes in China’s political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions. We point out that a change in the Chinese government’s macro-economic policies adopted to combat inflation has resulted in a slowdown of truck manufacturing which in turn has negatively impacted our sales to OEM’s.

Employees and Employment Agreements

We currently employ 1295 employees, all of whom are employed full time: 32 for quality control, 44 technical staff, 45 sales and marketing staff, 1138 production workers and 36 administrative staff. There are employment agreements with all of our employees whereby administrative staff workers agree to five years of employment and hourly workers agree to three years. Employment contracts with all employees comply with relevant laws and regulations of China.

The Joint Venture is subject to the Sino-foreign Equity Joint Venture Enterprise Labour Management Regulations. In compliance with those regulations, the Joint Venture’s management may hire and discharge employees and make other determinations with respect to wages, welfare, insurance and discipline of employees. The Joint Venture has, as required by law, established special funds for enterprise development, employee welfare and incentives, as well as a general reserve. In addition, the Joint Venture is required to provide its employees with facilities sufficient to enable the employees to carry out trade union activities.

Description of the Joint Venture

General

The Joint Venture was established on January 17, 2004 pursuant to the terms of a Joint Venture Agreement with the Ruili Group. Below is a description of the material terms of the Joint Venture.

Management of the Joint Venture

Pursuant to the terms of the Joint Venture Agreement, the Board of Directors of the Joint Venture consists of three directors; we have the right to designate two members of the board and the Ruili Group has the right to designate one member and we have the authority to appoint the Chairman of the Board. The majority of the Board has decision-making authority with respect to operating matters. As a result, we maintain operating control over the

Joint Venture. However, at this time, our two senior executives, Mssrs. Xiao Ping Zhang and Xiao Feng Zhang are the founders of the Ruili Group, and therefore there is limited independence between the two entities. The term of the Joint Venture will expire on March 4, 2019 although we anticipate that we will be able to extend such term. Extension of the agreement will be subject to negotiation with the Ruili Group and approval of the Chinese government.

Distribution of Profits

After provision for social welfare funds for employees and provision for taxation, the profits, if any, of the Joint Venture will be available for distribution to the parties in proportion to their respective capital contributions. Any such distributions must be authorized by the Joint Venture’s Board of Directors. To date, the Joint Venture has not distributed any profits and does not anticipate doing so for the near term.

Assignment of Ownership Interests

Any assignment of an interest in the Joint Venture must be approved by the Chinese government. The Chinese joint venture laws also provide for preemptive rights and the consent of the other joint venture party for any proposed assignments by one party to a third party.

Liquidation of the Joint Venture

Under the Chinese joint venture laws, the Joint Venture may be liquidated in certain limited circumstances, including expiration of the fifteen year term or any term of extension, the inability to continue operations due to severe losses, force majeure, or the failure of a party to honor its obligations under the joint venture agreement or the Articles Of Association in such a manner as to impair the operations of the joint venture. The Chinese joint venture laws provide that, upon liquidation, the net asset value (based on the prevailing market value of the assets) of a joint venture shall be distributed to the parties in proportion to their respective registered capital in the joint venture.

Dispute Resolution Process

In the event of a dispute between the parties to the Joint Venture, attempts will be made to resolve the dispute through friendly consultation or mediation. In the absence of a friendly resolution, the parties have agreed that the matter will be referred to the China International Economic and Trade Arbitration Commission in Beijing, whose decisions are final and enforceable in Chinese courts.

Expropriation Matters

The Chinese joint venture laws provide that China will not nationalize or requisition enterprises in which foreign funds have been invested. However, under special circumstances, when public interest requires, enterprises with foreign capital may be legally requisitioned and appropriate compensation will be made. “Public Interest” is not defined by law, and therefore is subject to governmental interpretation.

Equity Ownership

Through our wholly owned Hong Kong subsidiary, we own a 90% ownership interest in the Joint Venture. The net proceeds from this offering not retained by us to fund the expenses of operating the public company will be contributed to the Joint Venture as an increase in its registered capital thus increasing our ownership interest. It is possible that the Ruili Group, our joint venture partner, will also contribute to the joint venture’s registered capital so as not to reduce the Ruili Group’s ownership interest below 5%.

DESCRIPTION OF PROPERTY

Our facilities are located in Ruian District of Wenzhou City in the Zhejiang Province, which is the center of automotive parts production in China. The facilities include 271,713 square feet of factory and warehouse, which we rent from the Ruili Group under a ten-year lease. The annual rent is approximately $439,540 the terms of which are at least as favorable as those that could have been obtained from an unrelated party. We also share office space of 10,764 square feet with the Ruili Group which we utilize free of charge. At the production facility, the Company has production equipment, which is imported from the United States, Korea, Taiwan as well as manufactured in mainland China.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

MANAGEMENT

Directors and Executive Officers of Registrant

The following table sets forth our executive officers, directors and key employees, their ages and the positions:

Name	Age	Position

Xiao Ping Zhang	43	Chief Executive Officer and Chairman
Xiao Feng Zhang	39	Chief Operating Officers and Director
Zong Yun Zhou	51	Chief Financial Officer
Li Min Zhang	50	Director(1)
Zhi Zhong Wang	61	Director(1),(2)
Yi Guang Huo	64	Director(1),(2)
Jiang Hua Feng	40	Director(2)
Jung Kang Chang	41	Director
Jason Zhang	42	Deputy General Manager
David Ming He	35	Senior Manager, Investor Relations
Keneath Chen	29	Senior Manager, Investor Relations

——————

(1)

Member of Audit Committee

(2)

Member of Compensation Committee

All directors have a term of office expiring at the next annual general meeting, unless re-elected or earlier vacated in accordance with the Bylaws. All officers have a term of office lasting until their removal or replacement by the Board of Directors.

Executive Officers and Directors

Xiao Ping Zhang – Chairman of the Board of Directors and CEO

Xiao Ping Zhang has served as Chief Executive Officer and chairman of the board since our inception. He founded the Ruili Group, a company specializing in a variety of automotive parts and components, in 1987, and has served as chairman of the Ruili Group since then. In 2003, he was elected the President of the Wenzhou Auto Parts Association the largest automotive parts trade association in China with more than 1000 members, and Vice-President of the China Federation of Industry and Commerce Auto and Motorbike Parts Chamber of Commerce. Mr. Zhang is also a member of the Standing Committee of the People’s Congress in Rui’an City, Zhejiang, China. Mr. Zhang graduated from Zhejiang Radio and TV University in 1986 with a major in Industrial Management. He is the brother of Xiao Feng Zhang.

Xiao Feng Zhang – Chief Operating Officer and Director

Xiao Feng Zhang has served as Chief Operating Officer and a member of the board of directors since our inception. He is responsible for sales and marketing. Mr. Zhang co-founded the Ruili Group with his brother, Mr. Xiao Ping Zhang, in 1987, and served as the General Manager of the Ruili Group until March 2004. Mr. Zhang received his diploma in economics from Shanghai Fudan University in 1994. He is the brother of Xiao Ping Zhang.

Zong Yun Zhou – Chief Financial Officer

Zong Yun Zhou has served as our CFO since our inception. Between April 2002 and May 2004, Ms. Zhou served as the Financial Controller of Shanghai Huhao Auto Parts Manufacturing Company Limited, a joint venture between the Ruili Group and Shanghai Automotive Industry Corporation. From January 1996 until April 2002, Ms. Zhou worked for the Auditing Department of Anhui Province, China, in charge of auditing state-owned companies in Anhui Province. Ms. Zhou is a Chinese Certified Public Accountant, and a member of the Institute of Internal Auditors (IIA). Ms. Zhou completed her undergraduate studies at Anhui University.

Jung Kang Chang – Director

Jung Kang Chang has served as a member of our board of directors since our inception. He is also in charge of our international sales. From January 1998 to May 2004, Mr. Chang served as the General Manager of JieXiangHao Enterprise Company Limited based in Taipei, Taiwan. Before taking office as the General Manager, he was the sales engineer and sales manager with JieXiangHao in Taipei. Mr. Chang graduated from Taiwan Taoyuan Longhua Industry College.

Li Min Zhang – Director

Dr. Li Min Zhang has served as a member of our board of directors since August 2004. He chairs the audit committee of our board. Dr. Zhang currently is a professor at Sun Yat-Sen University Management School in Guangdong, China, coaching PhD candidates with an accounting major. During 1994 and 1995, Dr. Zhang conducted academic research at the University of Illinois at Urbana-Champaign, and practiced at Mok & Chang CPAs in the United States. In 1986, he conducted academic research at the Office of Auditor General of Canada. Dr. Zhang currently also serves as vice chairman of the China Audit Society, and secretary of the China Association of Chief Financial Officers. He is a member of American Accounting Association. Also, Dr. Zhang is involved with the China CPA Society Auditing Principles Task Force and the China Audit Society Training Committee. Dr. Zhang earned his Ph.D. in Economics in January 1991.

Zhi Zhong Wang – Director

Zhi Zhong Wang has served as a member of our board of directors, as well as a member of both audit and compensation committees since August 2004. From 1980 until present, Mr. Wang has served as instructor and professor at Beijing Jiaotong University (formerly Northern Jiaotong University), Department of Electrical Engineering. Before 1980, he was an electrical engineer with the Science and Technology Institute of the Qiqihaer Railway Administration, Heilongjiang, China. Mr. Wang has led over twenty research projects such as novel pneumatic generator and streamer discharging, and corona power supply for desulphurization. His numerous publications include Research on the Novel AC Voltage Stabilized Power Supply in Power Electronics. Mr. Wang received his bachelor degree in electrical engineering from Northern Jiaotong University.

Yi Guang Huo – Director

Yi Guang Huo has served as a member of our board of directors, as well as a member of the audit committee and chairman of the compensation committee under the board since August 2004. Mr. Huo has been engaged in scientific and technological work and has been responsible for various national key research projects, such as designing and conducting experiments for automotive products, drafting ministry standards and econo-technological policies, etc. He has been awarded the ministry-level First Prize for Technology Innovation. Mr. Huo has also served as President of China Federation of Industry and Commerce Auto & Motorbike Parts Chamber of Commerce, a board member and visiting professor of Wuhan University of Technology, and secretary of Society of Auto Engineering – China. Between 1995 and 1996, Mr. Huo conducted academic research as a visiting researcher at Tokyo University Economics Department. During 1987 and 1988, he studied Scientific Research and Management with the Japan Automobile Research Institute as well as Japanese automobile companies including Nissan, Hino, Isuzu and Mitsubishi. Mr. Huo earned his B.S. degree from Jilin University Automobile Department.

Jiang Hua Feng – Director

Jiang Hua Feng has served as a member of our board of directors as well as a member of the compensation committee since August 2004. Since 1988, Mr. Feng has served as chief lawyer at Yuhai Law Firm, Rui’an, Zhejiang. Mr. Feng is a member of China Lawyers Association. He was elected People’s Congress representative for the Wenzhou area, Zhejiang. Mr. Feng received his bachelor degree in law from East China University of Politics and Law.

Jason Zhang – Deputy General Manager

Jason Zhang joined us in May 2006 as Deputy General Manager, supervising our capital market operations and M&A strategies. Before joining us, Mr. Zhang served as the Managing Director of JPK Capital Inc., an investment company based in Shenzhen, China. From 1999 to 2001, he worked for Qiao Xing Group Corporation as the Manager of Capital Market Business Department. From 1996 to 1999, he served as the General Manager of Shenzhen Zhihui Finance Co., Ltd. 1994 till 1996, he served as the General Manager of the Underwriting Division of Shenzhen Non-Ferrous Metals Finance Co., Ltd. From 1992 to 1994, he served as the General Manager of the Investment Department of Shenzhen Lantern Fund Management Company. Mr. Zhang received his master degree in economics from Xiamen University.

David Ming He, CFA, CPA – Senior Manager Investor Relations

David Ming He joined us in November 2004 as a Senior Manager in charge of investor relations and capital market strategies. Mr. He, who speaks fluent English, holds the designations of Chartered Financial Analyst and Illinois Certified Public Accountant. Between July 1994 and June 2001, he served as credit analyst and senior manager in corporate banking at Credit Agricole Indosuez (now Calyon) Shanghai Branch. Mr. He received his Bachelor’s degree in Economics from Shanghai Institute of Foreign Trade, China, and Master of Science degree in Accountancy and Master of Business Administration degree in Finance from University of Illinois at Urbana-Champaign, U.S.A.

Keneath Chen – Senior Manager Investor Relations

Keneath Chen joined us in May 2006, as a Senior Manager focusing on the investor relations. Before joining us, Mr. Chen served as Senior Vice President for JPK Capital Inc. From December 2002 to November 2004, he served as a Senior Associate with Investor Relations International, a PR firm based in Los Angeles, CA. From June 2000 to December 2002, he served as the PR Officer and Executive Board Secretary for Qiao Xing Universal Telephone, Inc. Mr. Chen received his bachelor degree from Guangdong University of Foreign Studies.

We believe that Messrs. Zhang, Wang, Huo and Feng are independent directors within the meaning of the rules of the Nasdaq Capital Market.

Committees of the Board of Directors

Audit Committee. The members of our audit committee are Professor Zhang and Messrs. Wang and Huo. Professor Zhang chairs the audit committee. Our audit committee assists our board of directors in its oversight of:

•

the integrity of our financial statements;

•

our independent auditors’ qualifications and independence; and

•

the performance of our independent auditors.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors and for overseeing their work. All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors must be approved in advance by our audit committee. We believe that the composition of our audit committee meets the requirements for independence under the current Nasdaq Capital Market and SEC rules and regulations. We believe that the functioning of our audit committee complies with the applicable requirements of the Nasdaq National Market and SEC rules and regulations.

Compensation Committee. The members of our compensation committee are Messrs. Wang, Feng and Huo. Mr. Huo chairs the compensation committee. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Specific responsibilities of our compensation committee include:

•

reviewing and recommending approval of compensation of our executive officers;

•

administering our stock incentive and employee stock purchase plans; and

•

reviewing and making recommendations to our board with respect to incentive compensation and equity plans.

Director Compensation

Directors are reimbursed for travel, lodging and other reasonable out-of-pocket expenses incurred in attending meetings of our board of directors and for meetings of any committees of our board of directors on which they serve. Commencing January 1, 2006, our outside directors will annually receive cash compensation for attending board or committee meetings of $10,000 and three year options to receive 15,000 shares of common stock with an exercise price equal to the fair market value of the shares at the date of grant.

Compensation Committee Interlocks and Insider Participation

As noted above, the compensation committee of our board of directors consists of Messrs. Wang, Feng and Huo. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Executive Compensation

The following table set forth information with respect to compensation paid by us to the Company’s Chief Executive Officer. No other executive officer received compensation in excess of $100,000 for the fiscal year ended December 31, 2005.

Summary Compensation Table

		Annual Compensation			Awards		Payouts
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Xiao Ping Zhang, CEO(1)	2005	50,000	—	—	—	—	—	—
	2004	50,000

——————

(1)

Mr. Zhang is also employed by the Ruili Group which makes separate payments to him for his services to that company.

Stock Option Grant Exercises in 2005

None of our executive officers received any grants of options or other stock compensation during 2005. Additionally, none of our executive officers exercised any stock options or other rights to stock compensation in 2005.

Employment Agreements

Effective May 1, 2006, the Company entered into three employment agreements with both Messrs. Zhang and Ms. Zhou. The term of their employment with the Company is for a period of five years with an additional one year period unless the Company decides not to renew. Their compensation is subject to an annual review by the Compensation Committee of the Board of Directors. The agreements also set forth their respective duties and confidentiality responsibilities.

Severance and Change of Control Arrangements

There are no severance or change of control arrangements between the Company and our executive officers.

Equity Benefit Plans

2005 Stock Compensation Plan

Our 2005 Stock Compensation Plan was adopted by our board of directors in July 2005.

Share Reserve. We have reserved 1,700,000 shares for issuance under the 2005 Stock Compensation Plan of which options to purchase 60,000 shares have been granted and 49,500 shares have been awarded to date.

Administration. The Compensation Committee of our board of directors administers the 2005 Compensation Plan and has complete discretion to make all decisions relating to our 2005 Compensation Plan. Our compensation committee may also re-price outstanding options and modify outstanding awards in other ways.

Eligibility. Employees, non-employee members of our board of directors, advisors and consultants are eligible to participate in our 2005 Stock Compensation Plan.

Types of Awards. Our 2005 Stock Compensation Plan provides for awards of stock options to purchase shares of our common stock and awards of restricted shares of our common stock, stock appreciation rights and performance shares.

Change in Control. If we are merged or consolidated with another company, and such merger or consolidation results in a change in control, an award under the 2005 Stock Compensation Plan will be subject to the terms of the merger agreement, which may provide that the option continues, is assumed or substituted, fully vests or is settled for the full value of such option in cash, followed by the cancellation of such option.

Amendments or Termination. Our board of directors may amend, suspend or terminate the 2005 Stock Compensation Plan at any time. If our board amends the plan, it does not need to seek stockholder approval of the amendment unless required to comply with any applicable tax or regulatory environment. No award may be made under the 2005 Stock Compensation Plan after the tenth anniversary of the effective date of the Plan.

Options. The Board may determine the number of shares covered by each option, the exercise price therefore, the conditions and limitations on the exercise and any restrictions on the shares issuable. Optionees may pay the exercise price by using cash, shares of common stock that the optionee already owns or, at the election of the Board, a promissory note, an immediate sale of the option shares through a broker designated by us, or other property.

Performance Shares. The Board may make performance share awards entitling recipients to acquire shares of Common Stock upon the attainment of specified performance goals.

Stock Appreciation Rights. A participant who exercises a stock appreciation right receives the increase in fair market value of our common stock over the fair market value on the date of grant.

Restricted Shares. Restricted shares may be awarded under the 2005 Stock Compensation Plan. Restricted shares vest at the times and payment terms therefor shall be determined by our compensation committee.

Adjustments. If there is a subdivision of our outstanding shares of common stock, a dividend declared in stock or a combination or consolidation of our outstanding shares of common stock into a lesser number of shares, corresponding adjustments will be automatically made in each of the following: (a) the number of shares of common stock available for future awards under the 2005 Stock Compensation Plan; (b) any limitation on the maximum number of shares of common stock that may be subject to awards in a fiscal year; (c) the number of shares of common stock covered by each outstanding option or stock appreciation right, as well as the exercise price under each such award; (d) the number of shares of common stock covered by the options to be granted under the automatic option grant program; or (e) the number of stock units included in any prior award that has not yet been settled.

Limitation of Liability and Indemnification of Officers and Directors

As permitted by Delaware law, we have adopted provisions in our certificate of incorporation and bylaws, that limit or eliminate the personal liability of our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, and against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of SORL. In addition, the certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We maintain liability insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officer, employees or agents in which indemnification would be required or permitted. We believe provisions in our certificate of incorporation are necessary to attract and retain qualified persons as directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Capital Stock Issuances in the Reverse Acquisition

Pursuant to the reverse acquisition, Mr. Xiao Ping Zhang, our Chief Executive Officer, and Mr. Xiao Feng Zhang, our Chief Operating Officer, received 9,087,527 shares and 1,135,938 shares, respectively, of our Common Stock representing 68.4% and 8.55% respectively, of our outstanding shares. Prior to the reverse acquisition with Fairford, these individuals controlled Fairford.

Ruili Group

Mr. Xiao Ping Zhang and Mr. Xiao Feng Zhang are the principal shareholders of the Ruili Group which was the owner of the assets contributed to the Joint Venture in the reverse acquisition. We purchase non-valve automotive products and packaging material from the Ruili Group. In 2005, we purchased products from the Ruili Group representing approximately $16 million of our sales. We generate only a small profit on these sales, but our sales of these products represent an important marketing benefit as they enable us to fill out our product line and reduce our customers’ transaction costs. The Ruili Group also guarantees certain bank loans to the Joint Venture without fee and licenses two patents and the trademark “SORL” to the Joint Venture on a royalty free basis. Subject to the confirmation by the Chinese government of the completion of certain documentation, the patents licensed will be assigned for $50,000. We also lease from the Ruili Group our production facility and warehouse consisting of approximately 271,000 square feet. The lease commenced in March 2004 and is for a term of ten years at an annual rental of approximately $439,540. The Company believes that the prices charged and rental payments are at least as favorable to the Joint Venture as would be obtained from a third party.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of September 30, 2006 and as adjusted to reflect the sale of the shares of common stock in this offering by:

•

each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•

our named executive officers;

•

each of our directors; and

•

all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable within 60 days. Information with respect to beneficial ownership has been furnished to us by each, director, executive officer or 5% or more stockholder, as the case may be. Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse.

This table lists applicable percentage ownership based on 13,346,555 shares of common stock outstanding as of September 30, 2006.

The address for each of the stockholders in the table is c/o of the Company.

Name of Beneficial Owner	Amount and Nature Beneficial Owner	Position	Percent of Class Pre-Offering	Percent of Class Post-Offering

Xiao Ping Zhang	9,087,527	Chief Executive Officer and Chairman	68.1%
Xiao Feng Zhang	1,135,938	Chief Operating Officer and Director	8.5%
Zong Yun Zhou	—	Chief Financial Officer	*
Jung Kang Chang	—	Director	*
Zhang Li Min	—	Director	*
Wang Zhizhong	—	Director	*
Huo Yiguang	—	Director	*
Jianghua Feng	—	Director	*
Officers and Directors as a Group (8 persons)	10,223,465		76.6%

Principal Shareholders
Shu Ping Chi	1,135,938		8.5%

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 50,000,000 shares of common stock, $0.002 par value, and 5,000,000 shares of preferred stock, $.001 par value. The following description of our capital stock is not complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and amended and restated bylaws and by the provisions of applicable Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

As of September 30, 2006, we had 13,346,555 shares of common stock outstanding, held by approximately
515 stockholders of record as of such date. Upon the closing of this offering, there will be                        shares of common stock outstanding, assuming no exercise of the underwriter’s over-allotment option or additional exercise of outstanding options.

The holders of common stock are each entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Our common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of SORL and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Registration Rights

We have not granted any rights to third parties to require us to register any shares of our capital stock except for piggy-back registration rights covering the resale of shares issuable upon exercise of warrants granted to the underwriters.

Delaware Anti-Takeover Law and Our Certificate of Incorporation and Bylaw Provisions

Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of SORL to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•

the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•

upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•

on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders.

A “business combination” generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock.

Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. Our bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing. Our bylaws also specify requirements as to the form and content of a stockholders’ notice. These provisions may delay or preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders which could delay or deter takeover attempts or changes in management. In addition, our bylaws provide that special meetings of the stockholders can only be called by our Chairman of the Board, our Chief Executive Officer, or our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 17 Battery Place, New York, New York 10004-1125.

Nasdaq Capital Market Quotation

Our common stock is quoted on the Nasdaq Capital Market under the trading symbol “SORL.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sales of Restricted Shares

Based on shares outstanding on September 30, 2006, upon the closing of this offering, we will have outstanding an aggregate                      of shares of common stock, assuming no exercise of the underwriters’ over-allotment option and no exercise of options outstanding prior to the closing of this offering. Of these shares, the                     shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless one of our existing stockholders or affiliates, as that term is defined in Rule 144 under the Securities Act, purchases such shares. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) of the Securities Act, which are summarized below. All of these restricted shares will be available for resale in the public market in reliance on Rules 144 and 144(k) at various times following effectiveness subject in some cases to volume and other limits and the terms of the lock-up agreements described below. The table below sets forth the approximate number of shares eligible for future sale based on our shares outstanding on September 30, 2006 and shares sold in this offering.

Days After Effective Date of This Prospectus	Approximate Additional Number of Shares Becoming Eligible for Future Sale	Comment

On effectiveness		Freely tradable shares sold in this offering and in our initial public offering; shares eligible for sale under Rule 144(k) that are not locked up

At various times after nine months following effectiveness	11,359,403	Lock-up released; shares eligible for sale under Rules 144 or 144(k)

Under Rule 144 as currently in effect a person who has beneficially owned restricted shares for at least one year and has complied with the requirements described below would be entitled to sell some of its shares within any three-month period. That number of shares cannot exceed the greater of one percent of the number of shares of our common stock then outstanding, which will equal approximately                   shares immediately after the closing of this offering, or the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 reporting the sale. Sales under Rule 144 are also restricted by manner of sale provisions, notice requirements and the availability of current public information about our company. Rule 144 also provides that our affiliates who are selling shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, these shares may be sold immediately upon the closing of this offering.

Options

We have filed a registration statement on Form S 8 under the Securities Act with the Securities and Exchange Commission to register all shares of our common stock which have been reserved for issuance under our 2005 Stock Compensation Plan. The registration statement is effective. Accordingly, shares covered by this registration statement are eligible for sale in the public market subject to Rule 144 volume limitations applicable to our affiliates, and upon the expiration or release from the terms of the lock-up agreements, to the extent applicable.

Lock-up Agreements

Our executive officers, directors and certain of our stockholders who hold in aggregate approximately 76.6% of our outstanding common stock as of September 30, 2006, have agreed, subject to specified exceptions, that without the prior written consent of Maxim Group LLC and Chardan Capital Markets, LLC, they will not sell or otherwise dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exchangeable or exercisable shares of our capital stock or any other rights to purchase or acquire our capital stock for a period of nine months from the effective date of the registration statement for this offering. Maxim Group LLC and Chardan Capital Markets, LLC, may, in their sole discretion, permit early release of shares subject to the lock-up agreements. In considering any request to release shares subject to a lock-up agreement, Maxim Group LLC and Chardan Capital Markets, LLC will consider the possible impact of the release of the shares on the trading price of the stock sold in the offering.

UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. Maxim Group LLC and Chardan Capital Markets, LLC are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares

Maxim Group LLC
Chardan Capital Markets LLC
Total

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations.

The shares should be ready for delivery on or about                       against payment in immediately available funds. The underwriters may reject all or part of any order.

The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other securities dealers at such price less a concession of $       per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $                       per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45days after the date of this prospectus, permits the underwriters to purchase a maximum of                        additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $                       million and the total proceeds to us will be $                       million. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

Total
	Per Share	Without Over-Allotment	With Over-Allotment

Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

——————

(1)

The non-accountable expense allowance of __% is not payable with respect to the shares of common stock sold upon exercise of the underwriters’ over-allotment option.

(2)

We estimate that the total expense of this offering excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $                       .

We have also agreed to issue to the underwriters common stock purchase warrants to purchase a number of shares of our Common Stock equal to an aggregate of eight (8%) percent of the shares sold in the Offering (            warrants). The warrant will have an exercise price equal to 125% of the offering price of the shares sold in the offering. The warrants are exercisable commencing one year after the effective date of the registration statement related to this offering, and will be exercisable for four (4) years thereafter. The underwriters’ warrants are not redeemable by the Company, and allow for “cashless” exercise. The underwriters warrants also provide for unlimited “piggyback” registration rights with respect to the underlying shares of Common Stock during the four (4) year period commencing one year after the effective date. There is no demand registration provisions for the underwriters’ warrants. Pursuant to the rules of the NASD, and in particular Rule 2710, the warrants (and underlying shares) issued to Maxim Group and Chardan Capital may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of one (1) year immediately following the date of delivery and payment for the shares offered provided, however, the warrants (and underlying shares) may be transferred to officers or directors of Maxim Group or Chardan Capital as long as the warrants (and underlying shares) remain subject to the lockup.

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $                        . We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Maxim Group LLC and Chardan Capital Markets, LLC previously entered into a financial advisory and consulting agreement with us on January 5, 2006. Pursuant to the terms of that agreement, the representatives agreed to provide us with general financial advisory and investment banking services and Maxim Group and Chardan Capital were retained on an exclusive basis. The agreement provides for a term of 12 months, ending January 5, 2007. Maxim Group and Chardan Capital receive a total monthly fee of $5,000 for their services and received a total of 100,000 common stock purchase warrants. The warrants have a term of four (4) years (expiring on January 5, 2010) and an exercise price of $6.25 per share. The warrants provide for cashless exercise and for “piggyback registration rights”. These piggyback registration rights require us to include the shares underlying the warrants in any registration statement filed by us with the Securities and Exchange Commission so as to allow for resale under the Securities Act these shares by the holders. Maxim Group and Chardan have agreed, pursuant to the terms of the warrants, not to require that we include the underlying shares in the registration statement of which this prospectus forms a part. Pursuant to the rules of the NASD, and in particular Rule 2710, the warrants (and underlying shares) issued to Maxim Group and Chardan Capital may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part; provided, however, the warrants (and underlying shares) may be transferred to officers or directors of Maxim Group or Chardan Capital as long as the warrants (and underlying shares) remain subject to the lockup.

Our executive officers, directors and certain stockholders, holding an aggregate of 10,223,465 shares of our common stock, have agreed to a nine month “lock-up” from the date of this prospectus of shares of common stock that they beneficially own. This means that, for a period of nine months following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Maxim Group LLC and Chardan Capital Markets, LLC.

Maxim and Chardan have no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at their discretion. In determining whether to waive the terms of the lock-up agreements, Maxim and Chardan may base their decision on their assessment of the relative strengths of the securities markets and companies similar to Sorl in general, and the trading pattern of, and demand for, our securities in general.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•

Stabilizing transactions – The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•

Over-allotments and syndicate covering transactions – The underwriters may sell more shares of our common stock in connection with this offering than the number of shares that they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•

Penalty bids – If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•

Passive market making – Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

A prospectus in electronic format may be made available on a website maintained by one or more of the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Foreign Regulatory Restrictions on Purchase of Shares

We have not taken any action to permit a public offering of the shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of ordinary shares and the distribution of the prospectus outside the United States.

Italy. This offering of the shares has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation
No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the ordinary shares or distribution of copies of this prospectus or any other document relating to the ordinary shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of the shares is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market the ordinary shares in or out of the Federal Republic of Germany. The shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The shares will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France. The shares offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the ordinary shares offered by this prospectus for their own account and in accordance with articles
L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit

déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997 as amended. This prospectus has not been approved or disapproved by, or registered with, neither the Oslo Stock Exchange nor the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to other Norwegian potential investors than the addressees without the prior consent of the Sorl.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005 as amended from time to time or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by or filed with the Danish Financial Supervisory Authority or any other public authorities in Denmark. The offering of shares will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

Sweden. Neither this prospectus nor the shares offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Israel. The shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares being offered. Any resale, directly or indirectly, to the public of the shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock to be issued in this offering will be passed upon for SORL by Troy & Gould Professional Corporation, Los Angeles, California. Certain legal matters relating to this offering will be passed upon for the underwriters by Ellenoff, Grossman & Schole LLP.

EXPERTS

Rotenberg and Co., LLP, independent registered public accounting firm, have audited our financial statements at December 31, 2004 and 2005, as set forth in their report. Clancy and Co, P.L.L.C, independent registered public accounting firm, have audited our financial statements at December 31, 2003, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on the reports of Rotenberg and Co., LLP’s and Clancy and Co., P.L.L.C, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov, which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

SORL AUTO PARTS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
SORL Auto Parts, Inc.
Ruian City, Zhejiang Province
People’s Republic of China

We have audited the accompanying consolidated balance sheets of SORL Auto Parts, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with The Public Company Accounting Oversight Board Standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described more fully in Note 20; the financial statements for the years ended December 31, 2005 and 2004 have been restated to present the cash flows from changes in notes receivable arising from trade customers as a component of operating cash flows rather than investing cash flows as previously reported.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SORL Auto Parts, Inc as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in conformity with generally accounting principles accepted in the United States of America.

/s/ Rotenberg and Co., LLP

ROTENBERG AND COMPANY, LLP
Rochester, New York
March 9, 2006 (Except for Note 20 as to which the date is August 10, 2006)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Ruili Group Corporation China

We have audited the accompanying statements of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2003, of Ruili Group Corporation China, a People’s Republic of China limited liability company, (the “Company”). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 2003, in conformity with generally accepted accounting principles in the United States of America.

/s/ Clancy and Co., P.L.L.C.
Clancy and Co., P.L.L.C. Phoenix, Arizona April 1, 2004

SORL AUTO PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005		2004

ASSETS
Current Assets
Cash and cash equivalents	US$	961,131	729,875
Accounts receivable, net of allowance		25,339,774	12,595,905
Notes receivable		1,488,104	129,675
Inventory		2,512,583	1,875,300
Prepayments		1,801,829	1,404,710
Other current assets		48,115	393,300
Total Current Assets		32,151,536	17,128,765

Fixed Assets
Property, plant and equipment		10,140,947	7,517,796
Less: Accumulated depreciation		(3,024,281)	(2,165,142)
Fixed Assets, Net		7,116,666	5,352,654

Other Assets
Intangible assets		44,297	43,174
Less: Accumulated amortization		(11,873)	(4,454)
Intangible Assets, Net		32,424	38,720

Total Other Assets		32,424	38,720

Total Assets	US$	39,300,626	22,520,139

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable and other payables	US$	3,746,666	4,717,655
Deposits received from customers		1,324,085	861,624
Short term bank loans		16,026,717	4,830,918
Accrued expenses		482,982	625,768
Total Liabilities		21,580,450	11,035,967

Minority Interest		1,735,818	1,148,417

Shareholders’ Equity
Common stock, $0.002 par value, 50,000,000 authorized, 13,346,555 and 13,282,253 issued and outstanding, respectively		26,693	26,565
Additional Paid-In capital		4,444,118	4,082,246
Accumulated other comprehensive income		336,993	—
Retained earnings		11,176,554	6,226,944
		15,984,358	10,335,755
Total Liabilities and Shareholders’ Equity	US$	39,300,626	22,520,139

SORL AUTO PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2005		2004	2003
				(rounded)

Sales	US$	64,182,544	46,815,037	33,121,000
Cost of Sales		49,865,235	35,904,232	26,263,000
Gross Profit		14,317,309	10,910,805	6,858,000
Expenses:
Selling and Distribution Expenses		3,919,996	2,737,652	1,610,000
General and Administrative Expenses		4,169,460	2,489,604	1,547,000
Financial Expenses		688,811	287,433	292,000
		8,778,267	5,514,689	3,449,000
Operating Income		5,539,042	5,396,116	3,409,000
Other Income		52,592	—	435,000
Non-Operating Expenses		(92,067)	(55,067)	—
Income Before Provision for Income Taxes		5,499,567	5,341,049	3,844,000
Provision for Income Taxes		—	—	546,000
Income From Continuing Operations		5,499,567	5,341,049	3,298,000
Loss From Discontinued Operations		—	—	2,148,000
Minority Interest		549,957	534,105	—
Net Income Attributable to Shareholders		4,949,610	4,806,944	1,150,000

Other Comprehensive Income
Foreign Currency Translation Adjustment		374,437	—	—
Minority Interest’s Share		37,444	—	—
Comprehensive Income (Loss)	US$	5,286,603	4,806,944	1,150,000

Earnings per Share From Continuing Operations
Basic		$0.37	0.37	$0.25
Diluted		$0.37	0.37	$0.25

Earnings per Share From Discontinued Operations
Basic		$—	—	$(0.17)
Diluted		$—	—	$(0.17)

Weighted average common shares – Basic		13,302,763	13,165,241	12,953,720
Weighted average common shares – Diluted		13,302,763	13,165,241	12,953,720

SORL AUTO PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years Ended December 31, 2005, 2004, and 2003

	Number of Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Shareholders’ Equity	Minority Interest

Balance – January 1, 2003	12,953,720	25,908	17,122,092	270,000	—	17,418,000	—

Capital Contribution	—	—	9,736,000	—	—	9,736,000	—
Net Income	—	—	—	1,150,000		1,150,000	—

Balance – December 31, 2003	12,953,720	25,908	26,858,092	1,420,000	—	28,304,000	—

Corporate Reorganization:
Distribution of discontinued operations to shareholders	—	—	(22,775,189)	—	—	(22,775,189)	—

Acquisition of Enchanted Village	328,533	657	(657)	—	—	—	—
Capital contributed by Minority Shareholder	—	—	—	—	—		614,312
Net Income	—	—	—	4,806,944	—	4,806,944	534,105

Balance – December 31, 2004	13,282,253	26,565	4,082,246	6,226,944	—	10,335,755	1,148,417

Adjustment for fractional shares	4802	9	(9)	—	—	—
Common Stock issued to consultants	10,000	20	64,980	—	—	65,000	—
Common Stock issued to employees	49,500	99	296,901	—	—	297,000	—
Net Income	—	—	—	4,949,610	—	4,949,610	549,957
Other Comprehensive Income	—	—	—	—	336,993	336,993	37,444

Balance – December 31, 2005	13,346,555	26,693	4,444,118	11,176,554	336,993	15,984,358	1,735,818

SORL AUTO PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005		2004	2003
	(As Restated)		(As Restated)	(Rounded)

Cash Flows from Operating Activities
Net Income	US$	4,949,610	4,806,944	1,150,000
Adjustments to reconcile net income to net cash flows from operating activities:
Minority Interest		549,957	534,105	12,000
Bad Debt Expense		846,337	68,384	—
Depreciation and Amortization		866,558	554,261	1,798,000
Stock compensation – employees		297,000	—	—
Stock compensation – financial advisory		65,000	—	—
Changes in Assets and Liabilities:
Accounts Receivable		(13,590,206)	(9,507,289)	(1,782,000)
Other Receivable		345,184	(393,300)	—
Notes Receivable		(1,358,429)	(129,675)	—
Inventory		(637,283)	(38,300)	726,000
Prepayments		(397,119)	1,197,290	(2,602,000)
Account Payables		(970,989)	4,717,655	(12,000)
Deposits Received from Customers		462,461	861,624	—
Accrued Expenses		(142,787)	625,769	—
Net Working Capital from Discontinued Operations		—	(960,876)	(11,630,000)
		(8,714,706)	2,336,592	(12,340,000)
Cash Flows from Investing Activities
Acquisition of Property and Equipment		(2,623,151)	(593,488)	(2,016,000)
Investments in Intangible Assets		(1,123)	(28,720)	—
Investing activities – Discontinued operations		—	(16,427)	(14,924,000)
		(2,624,274)	(638,635)	(16,940,000)
Cash Flows from Financing Activities
Proceeds from (Repayment of) Bank Loans		11,195,799	(968,082)	2,174,000
Financing Activities – Discontinued Operations		—	—	17,370,000
Capital Contribution – Owners		—	—	9,736,000
		11,195,799	(968,082)	29,280,000
Effects on changes in foreign exchange rate		374,437	—	—
Net Change in Cash and Cash Equivalents		231,256	729,875	—
Cash and Cash Equivalents – Beginning of the year		729,875	—	—
Cash and cash Equivalents – End of the year	US$	961,131	729,875	—
Supplemental Cash Flow Disclosures:
Interest Paid		$513,776	$287,433	$1,245,000
Income Taxes Paid		$—	$—	$435,000
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Common stock Issued in Exchange for Preferred Stock		$—	$25,908	$—
Distribution of Discontinued Operations		$—	(22,775,189)	$—
Common stock issued for advisory service		$65,000	$—	$—
Common stock issued to key employees		$297,000	$—	$—

SORL AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business

SORL Auto Parts, Inc. is principally engaged in the manufacture and distribution of automotive air brake valves and related components for commercial vehicles weighing more than three tons, such as trucks, and buses, through its 90% ownership of Ruili Group Ruian Auto Parts Company Limited (“Ruian”, or “the Company”) in the People’s Republic of China (“PRC” or “China”). The Company distributes products both in China and internationally under SORL trademarks. The Company’s product range includes 40 categories of brake valves with over 800 different specifications.

Note 2 — Reorganization

In March 2004, pursuant to a Joint Venture Agreement between the Ruili Group Co., Ltd., a PRC corporation (“Ruili Group”), and Fairford Holdings, Inc., a Hong Kong Company (“Fairford”), the parties formed a sino-foreign joint venture (the “Joint Venture”) under the name Ruili Group Ruian Auto Parts Co. Ltd., of which Fairford owned 90% and the Ruili Group owned 10%. The shareholders and their respective equity interests in Fairford and the Ruili Group were identical. In connection with its formation, the Joint Venture acquired the business segment of the Ruili Group relating to the manufacture and sale of various kinds of valves for automotive brake systems and related operations (the “Transferred Business”). This was accomplished by the transfer from the Ruili Group to Fairford of the relevant assets and liabilities of the Transferred Business including trade receivables, inventories, plant and machinery, and the assumption of short and long term borrowings for a purchase price of $6,390,000. The consideration was based on a valuation provided by Ruian Ruiyang Assets Valuation Co., Ltd., an independent PRC valuation firm. Fairford then transferred these assets and liabilities to the Joint Venture as consideration for its 90% ownership interest of the Joint Venture. The Ruili Group transferred inventory as its capital contribution for its 10% interest in the Joint Venture. The assets and liabilities transferred to the Joint Venture by Fairford and the Ruili Group represented all the assets and liabilities of the Transferred Business. Certain historical information of the Transferred Business is based on the operation of the Transferred Business when it was owned by the Ruili Group.

In May 2004, pursuant to the terms of a Share Exchange Agreement (the “Exchange Agreement”) dated as of April 4, 2004, among the Company, Keating Reverse Merger Fund, LLC, Xiao Ping Zhang, Xiao Feng Zhang and Shuping Chi (collectively, the “Sellers”); and Fairford, the Company acquired from the Sellers (the “Acquisition”) all of the issued and outstanding equity interests of Fairford (the “Fairford Shares”). As consideration for the Fairford Shares, the Company issued 1,000,000 shares of its Series A Convertible Preferred Stock, which were convertible into an aggregate of the 194,305,800 shares of common stock. The consideration for the Acquisition was determined through arms length negotiations between the management and the Fairford Sellers. As a result of the Acquisition, the Fairford Sellers acquired approximately 97.5% of the Company’s common stock on an as converted basis.

A current report on Form 8-K was filed on May 24, 2004 to present the financials of the predecessor company (Ruili Group) for the years ended December 31, 2003 and 2002. The historical financial statements filed with the
8-K reflected the assets and liabilities of both the Transferred Business and the non-transferred business.

Subsequent to the transfer and reorganization that occurred in March, 2004, the Company began presenting its financial statements as that of the successor company, being only those assets, liabilities, results of operations, and cash flows relating to the Transferred Business. Prior periods were restated to reflect comparable prior period results of the Transferred Business.

Note 3 — Basis of Presentation of the Financial Statements

The financial statements for the year ended December 31, 2005 and 2004 have been prepared to present the financial position, results of operations and cash flows of the continuing business of SORL Auto Parts, Inc (the successor’s financial statements). The financial statements reflect the accounts of the “transferred business” (as described in the preceding paragraphs titled “Reorganization”), from the Ruili Group to the Joint Venture.

SORL AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Basis of Presentation of the Financial Statements – (continued)

The financial statements for the year ended December 31, 2003 have been restated to present the financial position, results of operations and cash flows for the transferred business to provide comparative financial information to that of fiscal 2005 and 2004. The financial statements have been restated to remove the assets, liabilities and results of operations related to “non-transferred business” as described in the preceding paragraphs titled “REORGANIZATION”. The assets, liabilities and results of operations of the “non-transferred business” have been presented as discontinued operations in the accompanying financial statements. These transactions have been accounted for as a reverse spin-off in according with EITF 02-11, Accounting for Reverse Spinoffs Followed by a Recapitalization.

Note 4 — Summary of Significant Accounting Policies

Accounting Method

The Company uses the accrual method of accounting for financial statement and tax return purposes.

Principles of Consolidation

The consolidated financial statements include the accounts of SORL Auto Parts, Inc. and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Actual results could differ from those estimates.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, trade receivables and payables, prepaid expenses, deposits and other current assets, short-term bank borrowings, and other payables and accruals, the carrying amounts approximate fair values due to their short maturities.

Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company’s policy is that all related party transactions must be in arm’s length.

SORL AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Summary of Significant Accounting Policies – (continued)

Financial Risk Factors and Financial Risk Management

The Company is exposed to the following risk factors:

(i)

Credit risks – The Company has policies in place to ensure that sales of products are made to customers with an appropriate credit history.  The Company has two customers that respectively account for more than 5% of its total revenues for the period. The Company also has a concentration of credit risk due to geographic sales as a majority of its products are marketed and sold in the PRC.

(ii)

Liquidity risks – Prudent liquidity risk management implies maintaining sufficient cash, the availability of funding through an adequate amount of committed credit facilities and ability to close out market positions.

(iii)

Interest rate risk – The interest rate and terms of repayments of short-term and long-term bank borrowings are approximately 5.58% per annum. The Company’s income and cash flows are substantially independent of changes in market interest rates. The Company has no significant interest-bearing assets. The Company’s policy is to maintain all of its borrowings in fixed rate instruments.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or net realizable value, with cost computed on a weighted-average basis. Cost includes all costs of purchase, cost of conversion and other costs incurred in bringing the inventories to their present location and condition. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The initial cost of the asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Depreciation is provided using the straight-line method over the assets estimated useful life for periods ranging from five to ten years. Significant improvements and betterments are capitalized where it is probable that the expenditure resulted in an increase in the future economic benefits expected to be obtained from the use of the asset beyond its originally assessed standard of performance. Routine repairs and maintenance are expensed when incurred. Gains and losses on disposal of fixed assets are recognized in the income statement based on the net disposal proceeds less the carrying amount of the assets.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment and other non-current assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

SORL AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Summary of Significant Accounting Policies – (continued)

Intangible Assets

Intangible assets represent mainly the patent of technology, plus the computer software. Intangible assets are measured initially at cost. Intangible assets are recognized if it is probable that the future economic benefits that are attributable to the asset will flow to the enterprise and the cost of the asset can be measured reliably. After initial recognition, intangible assets are measured at cost less any impairment losses. Intangible assets with definite useful lives are amortized on a straight-line basis over their useful lives.

Accounts Receivables and Allowance for Bad Debts

The Company presents accounts receivables, net of allowances for doubtful accounts and returns, to ensure accounts receivable are not overstated due to uncollectibility.

During fiscal years ended December 31, 2003 and 2004 the Company’s general policy regarding the extension of credit terms was that invoices were due within 45 - 60 days of shipment.

Beginning in 2005, in response to changing economic conditions in China, the Company has modified its collection policies. Certain individual customers or certain classes of customers may have custom payment arrangements based upon criteria set by management.

Accounts receivables generated from credit sales in 2005 have general credit terms of 90 days for domestic aftermarket customers. However, the Company has extended credit terms to certain customers for a period of 1 year or more. As of December 31, 2005 and 2004 no customers had balances that are due in more than 1 year and accordingly all accounts receivable have been classified as current in the accompanying statements.

The allowances are calculated based on detailed review of certain individual customer accounts, historical rates and an estimation of the overall economic conditions affecting the Company’s customer base. The Company reviews a customer’s credit history before extending credit. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

The Company will write off the uncollectible receivables once the customers are bankrupt or there is a remote possibility that the Company will collect the outstanding balance. The write-off must be reported to the local tax authorities and get the official approval from them. To date, the Company has not written off any account receivable.

Notes Receivable

Notes receivable are issued by some customers to pay certain outstanding receivable balances to the Company with specific payment terms and definitive due dates. Notes receivable do not bear interest.

Revenue Recognition

Revenue from the sale of goods is recognized when the risks and rewards of ownership of the goods have transferred to the buyer. Revenue consists of the invoice value for the sale of goods and services net of value-added tax (“VAT”), rebates and discounts and returns. The Company is subject to the Education Surtax (levied at 4% of net VAT payable) until August 31, 2005, which is recorded as deductions from gross sales. The Company nets sales return in gross revenue, i.e., the revenue shown in the income statement is the net sales. Goods are generally only returnable if the product is defective.

SORL AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Summary of Significant Accounting Policies – (continued)

Income Taxes

The Company accounts for income taxes under the provision of Statement of Financial Accounting Standards (“SFAS” No. 109), “Accounting for Income Taxes,” whereby deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary; to reduce deferred income tax assets to the amount expected to be realized.

Foreign Currency Translation

The Company maintains its books and accounting records in Renminbi (“RMB”), the currency of the PRC, The Company’s functional currency is also RMB. The Company has adopted SFAS 52 in translating financial statement amounts from RMB to the Company’s reporting currency, United States dollars (“US$”). All assets and liabilities are translated at the current rate. The shareholders’ equity accounts are translated at appropriate historical rate. Revenue and expenses are translated at the weighted average rates in effect on the transaction dates.

Foreign currency gains and losses, if any, are included in the Consolidated Statements of Income as a component of other comprehensive income.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R revises FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS 123R requires all public and non-public companies to measure and recognize compensation expense for all stock-based payments for services received at the grant-date fair value, with the cost recognized over the vesting period (or the requisite service period). The Company has adopted SFAS 123R as of January 1, 2006.

The Company expects the adoption of this standard to have a material effect on its final financial statements, as discussed in Note 18. The Company has adopted a stock compensation plan which authorizes the Company to issue up to 1,700,000 shares of common stock over a 10-year period. The issuance of stock or granting of options, warrants or other common stock equivalents will result in a change to income based upon grant date fair value which will be recognized over the vesting period.

Research and Development Expenses

Research and development costs are classified as general and administrative expenses and are expensed as incurred.

Shipping and Handling Costs

Shipping and handling cost are classified as selling expenses and are expensed as incurred. Shipping and handling costs amounted to approximately $1,150,000, $638,000, and $470,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Advertising Costs

Advertising costs are classified as selling expenses and are expensed as incurred.

SORL AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Summary of Significant Accounting Policies – (continued)

Warranty Claims

The Company offers product warranties for certain products. Warranty claims are classified as selling expenses and are expensed as incurred. The Company accrues the costs of unsettled product warranty claims based on the historical claims made in previous years.

Purchase Discounts

Purchase discounts, if applicable, are netted in the cost of goods sold.

Lease Commitments

The Company has adopted SFAS No. 13, “Accounting for Leases”. If the lease terms meet one or all of the following four criteria, it will be classified as a capital lease, otherwise, it is an operating lease: (1) The lease transfers the title to the lessee at the end of the term; (2) the lease contains a bargain purchase option; (3) the lease term is equal to 75% of the estimated economic life of the leased property or more; (4) the present value of the minimum lease payment in the term equals or exceeds 90% of the fair value of the leased property. The current lease agreement with Ruili Group Co. Ltd. does not meet any of the above criteria, so it is classified and recorded as an operating lease.

Recently Issued Accounting Standards

In January 2003, and subsequently revised in December 2003, the FASB issued Interpretation No. 46 “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. FIN 46 does not have any impact on the financial position or results of operations of the Company.

In April 2003, the FASB issued SFAS No. 149, “Accounting for Amendment of statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is generally effective for contracts entered into or modified after June 30, 2003, and all provisions should be applied prospectively. This statement does not affect the Company.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. This statement does not affect the Company.

SORL AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Summary of Significant Accounting Policies – (continued)

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs - an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to costs of conversion be based upon the normal capacity of the production facilities. The provisions of SFAS 151 are effective for fiscal years beginning after June 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. The Company is currently evaluating the impact of SFAS 151 on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 152 “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67” (“SFAS 152”). This statement amends FASB Statement No. 66 “Accounting for Sales of Real Estate” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2 “Accounting for Real Estate Time-Sharing Transactions” (“SOP 04-2”). SFAS 152 also amends FASB Statement No. 67 “Accounting for Costs and Initial Rental operations of Real Estate Projects” to state that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions, with the accounting for those operations and costs being subject to the guidance in SOP 04-2. The provisions of SFAS 152 are effective in fiscal years beginning after June 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. The Company is currently evaluating the impact of SFAS 152 on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 replaces the exception from fair value measurement in APB Opinion No. 29 for nonmonetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for all interim periods beginning after June 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal quarter ended September 30, 2005. This statement has had no effect on the Company.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143” (“FIN 47”). FIN 47 clarifies that the term conditional asset retirement obligation refers to a legal obligation to perform and asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective for fiscal years that end after December 15, 2005. As such, the Company is required to adopt these provisions for the fiscal year ended December 31, 2005. This statement has had no effect on the Company.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. The Company is currently evaluating the impact of SFAS 154 on its consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statement No. 133 and 140” (“SFAS 155”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 155 on its consolidated financial statements.

SORL AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions

The Company continued to purchase non-valve automotive components, raw materials and packaging materials from the Ruili Group Co., Ltd., which is the minority shareholder of the JV, and also has the common controlling party, i.e., the Zhang family; as well as some non-valve parts from Ruian Ruili Haizhiguan Auto Part Co., Ltd., a subsidiary of Ruili Group.

The following related part transactions occurred for the fiscal year ended December 31, 2005 and 2004:

	December 31,
	2005	2004

Purchases From:
Ruili Group Co., Ltd.	$16,780,670	$6,566,232
Ruian Ruili Haizhiguan Auto Part Co., Ltd.	283,024	555,927
Total Purchases	$17,063,694	$7,122,159
Sales To:
Ruili Group Co., Ltd.	$4,471,022	—
Total Sales	$4,471,022	—

The total purchases from Ruili Group in 2005 consisted of $15.2 million finished products of non-valve auto parts, $0.3 million raw materials, and $1.2 million packaging materials.

Accounts Payable and Other Payables
Ruili Group Co., Ltd.	$1,060,193	$2,239,054
Ruian Ruili Haizhiguan Auto Part Co., Ltd.	—	11,862
Xiaofeng Zhang, Board Director	—	265,701
Shuping Chi	273,559	—
Total Related Parties included in Accounts Payable	1,333,752	2,516,617

There were no related party transactions for the fiscal year ended December 31, 2003.

Note 6 — Accounts Receivable

The changes in the allowance for doubtful accounts at December 31, 2005 and 2004 are summarized as follows:

	2005	2004

Beginning balance	$68,384	$—
Add: Increase to allowance	846,337	68,384
Less: Accounts written off	—	—
Ending balance	$914,721	$68,384

The company’s receivables are summarized as follows:

	2005	2004

Balance before allowance	$26,254,495	$12,664,289
Less: Allowance for doubtful accounts	(914,721)	(68,384)
Account receivable balance, net	$25,339,774	$12,595,905

SORL AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Inventories

On December 31, 2005 and 2004, inventories consist of the following:

	2005	2004

Raw Material	$747,858	$222,800
Work in process	1,057,740	966,170
Finished Goods	706,985	686,330
Total Inventory	$2,512,583	$1,875,300

Note 8 — Property, Plant and Equipment

Property, plant and equipment consisted of the following, on December 31, 2005, 2004 and 2003:

	2005	2004	2003
			(Rounded)

Machinery	$8,706,639	$6,361,447	$5,864,000
Molds	1,080,291	1,015,016	1,012,000
Office equipment	185,088	42,755	-
Vehicle	169,529	98,578	51,000
Sub-Total	10,140,947	7,517,796	6,927,000
Less: Accumulated depreciation	(3,024,281)	(2,165,142)	(1,630,000)
Fixed Assets, net	$7,116,666	$5,352,654	$5,297,000

Depreciation expense charged to operations was $859,139, $535,620 and $1,798,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Note 9 — Intangible Assets

Gross intangible assets were $44,297, less accumulated amortization of $11,873 for net intangible assets of $32,424 as of December 31, 2005. Gross intangible assets were $43,174, less accumulated amortization of $4,454 for net intangible assets of $38,720 as of December 31, 2004 and 0 as of December 31, 2003. Amortization expenses were $7,419 and $4,454 for the fiscal years ended December 31, 2005 and 2004 respectively.

Future estimated amortization expense is as follows:

2006	2007	2008	2009	2010	Thereafter

$5,076	$3,617	$3,617	$3,617	$3,617	$12,880

Note 10 — Prepayment

Prepayment consisted of the following as of December 31, 2005 and 2004:

	2005	2004

Raw material suppliers	$1,584,193	$1,372,000
Equipment purchase	217,637	32,710
Total prepayment	$1,801,829	$1,404,710

SORL AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Accrued Expenses

Accrued expenses consisted of the following as of December 31, 2005 and 2004:

	2005	2004

Accrued payroll	$297,928	$206,594
Accrued rent	—	365,842
Accrued legal	—	43,524
Other accrued expenses	185,054	9,808
Total accrued expenses	$482,982	$625,768

Note 12 — Bank Borrowings

Bank borrowings represent the following as of December 31:

	2005	2004

Secured	16,026,717	4,830,918
Less: Current portion	16,026,717	4,830,918
Non-current portion	—	—

These loans were from two banks, Bank of China and CITIC Bank, to finance the general working capital as well as urgent new equipment acquisition. Corporate or personal guarantees are provided for those bank loans as follows:

$10.25M	Guaranteed by Ruili Group Co., Ltd., a related party;
$2.43M	Guaranteed by Ruili Group Co., Ltd., a related party, and Mr. Xiao Ping Zhang and Ms. Shu Ping Chi, both principal shareholders;
$3.35M	Guaranteed by Shenghuabo Group Co., Ltd., a non-related party.

The Company does not provide any sort of guarantee to any other parties. Interest rates for the loans ranged between 4.964% and 6.003% per annum.

Note 13 — Income Taxes

The Company is registered in the PRC, and is therefore subject to provincial and local income taxes within the PRC at the applicable tax rate on the taxable income as reported in the PRC statutory financial statements in accordance with relevant income tax laws. According to applicable tax laws regarding Sino-Foreign Joint Venture Manufacturers, the Company is exempted from income taxes in the PRC for the fiscal years ended December 31, 2005 and 2004. Thereafter, the Company is entitled to a tax concession of 50% of the applicable income tax rate of 26.4%, for the following three years ended December 31, 2006, 2007, and 2008.

Had the Company not been entitled to the “tax holiday”, income tax expense computed for the years ended December 31, 2005 and 2004 would have been approximately $1,395,000 and $1,269,000 respectively.

Provision for income taxes consists of the following for the year ended December 31, 2003:

(In Thousands)
Income tax expense
Current year	$444
Prior year	102
Total	$546

SORL AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Income Taxes – (continued)

The reconciliation of the applicable tax rate to the effective tax rate is as follows:

(In Thousands)
Expected PRC income tax charge at Statutory tax rate of 33% (i)	619
Non-taxable income (ii)	(201)
Non-deductible expenses	26
Current year income tax expense	$444

——————

(i)

The provision of PRC income tax is calculated based on the statutory rate of 33% in accordance with the relevant PRC income tax rules and regulations for all periods presented.

(ii)

Non-taxable income represented a government grant for the Company’s investment in research and development of new products.

No provision for deferred tax liabilities has been made, since the Company had no material temporary differences between the tax bases of assets and liabilities and their carrying amounts.

Note 14 — Lease

The Company has a lease agreement with Ruili Group Co., Ltd., a related party, for the rental of a manufacturing plant. The lease is for a ten year term ending in February 2014.  Rent expense for the fiscal years ended December 31, 2005, 2004 and 2003, was $439,009, $439,009 and $365,840, respectively.

Future minimum rental payments for the years ended December 31 are as follows:

2006	2007	2008	2009	2010	Thereafter	Total

$439,540	$439,540	$439,540	$439,540	$439,540	$1,321,620	$3,519,320

Note 15 — Advertising Costs

Advertising costs are expensed as incurred and are classified as selling expenses. Advertising costs were $19,622, $1,661 and $8,069 for the fiscal years ended December 31, 2005, 2004 and 2003, respectively.

Note 16 — Research and Development Expenses

Research and development costs are expensed as incurred and were $361,503, $79,962 and $55,784 for the fiscal years ended December 31, 2005, 2004 2003, respectively.

Note 17 — Warranty Claims

Warranty claims were $778,763, $205,314 and $112,063 for the fiscal years ended on December 31, 2005, 2004 and 2003 respectively. The movement of accrued warranty expenses for fiscal year 2005 is as follows:

Accrued in 2005:	$778,763
Less: Actual Paid in 2005:	$(598,831)
Ending balance at 2005:	$179,932

SORL AUTO PARTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — Stock Compensation Plan

The Company established a stock compensation plan in October 2005 for the purpose of enhancing its ability to attract, retain and provide incentives to directors, officers, employees and independent contractors who are crucial to the future growth and success of the Company. The plan outlined that over the next ten years the Company will issue approximately 1,700,000 common shares to qualified directors, officers, employees and independent contractors. During 2005, the Company issued 49,500 shares of common stock to employees valued at $6 per share resulting in a change to income of $297,000. The value of the stock issued was determined by using the approximate quoted market price of the stock at the date of issuance. The above issuance did not result in any cash outflows to the Company.

Additionally, the Company issued 10,000 shares of common stock to consultants valued at $6.50 per share resulting in a charge to income of $65,000. During 2005, the value of the stock issued was determined by using the approximated quoted market price at the date of issuance. The above issuance did not result in any cash outflows to the Company.

No stock options, warrants or similar stock equivalent instruments were issued during 2005.

Note 19 — Subsequent Event

On January 5, 2006, the Company signed the Financial Advisory Agreement with Maxim Group LLC (“Maxim”) and Chardan Capital Markets, LLC (“Chardan”) to provide general financial advisory and investment banking services to the Company on an exclusive basis for a period of twelve months.

Effective February 2006, the Company shall pay to Maxim and Chardan (i) a monthly retainer of $5,000 at the beginning of each month for the term of this Agreement and (ii) issue to Maxim and Chardan a warrant (“Warrant”) to purchase 100,000 shares of the Company’s common stock.

Note 20 — Restatement

The accompanying financial statements for the years ended December 31, 2005 and 2004 have been restated to present changes in cash flows from notes receivable arising from trade customers as a component of operating cash flows rather than investing cash flows as previously reported. The restatement affected the statements of cash flows only for 2005 and 2004. The restatement had no impact on income from continuing operations, net income, earnings per share (basic or diluted) or stockholders’ equity.

SORL AUTO PARTS, INC. AND SUBSIDIARIES
Ruian City, ZheJiang Province, China

CONSOLIDATED BALANCE SHEETS

		June 30, 2006		December 31, 2005
		(unaudited)		(audited)

ASSETS
Current Assets
Cash and Cash Equivalents	US$	2,221,050	US$	961,131
Accounts Receivable, Net of Provision		29,368,553		25,339,774
Notes Receivable		1,155,537		1,488,104
Inventory		1,374,179		2,512,583
Prepayments		1,409,268		1,801,829
Other current assets		407,250		48,115
Total Current Assets		35,935,837		32,151,536
Fixed Assets
Property, Plant and Equipment		10,670,515		10,140,947
Less: Accumulated Depreciation		(3,494,385)		(3,024,281)
Property, Plant and Equipment, Net		7,176,130		7,116,666
Construction in progress		344,012		—
Other Assets
Deferred compensation cost-stock options		308,551		—
Intangible Assets		44,709		44,297
Less: Accumulated Amortization		(15,369)		(11,873)
Intangible Assets, Net		29,340		32,424
Total Other Assets		337,891		32,424
Total Assets	US$	43,793,870	US$	39,300,626
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable and Notes Payable	US$	7,651,396	US$	3,746,666
Deposit Received from Customers		806,551		1,324,085
Short term bank loans		11,506,328		16,026,717
Accrued Expenses		595,968		482,982
Other Current Liabilities		424,403		—
Total Current Liabilities		20,984,646		21,580,450
Minority Interest		2,196,927		1,735,818
Shareholders’ Equity
Common Stock — $0.002 Par Value; 50,000,000 authorized, 13,346,555 issued and outstanding as of June 30, 2006 and December 31, 2005		26,693		26,693
Additional Paid In Capital		4,922,074		4,444,118
Accumulated other comprehensive income		505,005		336,993
Retained Earnings		15,158,525		11,176,554
		20,612,297		15,984,358
Total Liabilities and Shareholders’ Equity	US$	43,793,870	US$	39,300,626

The accompanying notes are an integral part of these financial statements

SORL AUTO PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (UNAUDITED)

		Three Months Ended June 30,			Six Months Ended June 30,
		2006	2005		2006	2005

Sales	US$	20,117,002	14,924,151	US$	39,536,586	29,440,016
Cost of Sales		15,477,658	11,561,779		30,501,484	22,857,952
Gross Profit		4,639,344	3,362,372		9,035,102	6,582,064

Operating Expenses
Selling and Distribution Expenses		1,376,442	954,666		2,244,458	1,881,755
General and Administrative Expenses		86,289	652,039		1,183,251	1,206,293
Total Operating Expenses		1,462,731	1,606,705		3,427,709	3,088,048

Operating Income		3,176,613	1,755,667		5,607,393	3,494,016

Financial Expenses		(241,900)	(126,348)		(507,447)	(186,800)
Other Income		68,696	—		68,696	—
Non-Operating Expenses		(67,050)	(66,473)		(156,725)	(75,626)
Income Before Provision for Income Taxes		2,936,359	1,562,846		5,011,917	3,231,590
Provision for Income Taxes		293,897	—		587,505	—
Net Income Before Minority Interest & Other Comprehensive Income	US$	2,642,462	1,562,846	US$	4,424,412	3,231,590

Minority Interest		264,246	156,285		442,441	323,159
Net Income Attributable to Shareholders		2,378,216	1,406,561		3,981,971	2,908,431

Foreign Currency Translation Adjustment		59,974	—		186,680	—
Minority Interest’s Share		(5,997)	—		(18,668)	—
Comprehensive Income		2,432,193	1,406,561		4,149,983	2,908,431

Weighted average common share – Basic		13,346,555	13,287,055		13,346,555	13,287,055
Weighted average common share – Diluted		13,359,861	13,287,055		13,355,426	13,287,055
EPS – Basic		0.18	0.11		0.30	0.22
EPS – Diluted		0.18	0.11		0.30	0.22

The accompanying notes are an integral part of these financial statements

SORL AUTO PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30, 2006 and 2005
	Number of Share	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumu. Other Comprehensive Income	Shareholders’ Equity	Minority Interest

Beginning Balance – March 31, 2005	13,285,867	26,572	4,082,239	7,728,814	—	11,837,625	1,315,293
Common Stock – Adjustment for fractional shares	1,188	2	(2)	—	—	—	—
Net Income	—	—	—	1,406,561	—	1,406,561	156,285
Other Comprehensive Income	—	—	—	—	—	—	—
Paid In Capital Contributions	—	—	—	—	—	—	—
Ending Balance – June 30, 2005	13,287,055	26,574	4,082,237	9,135,375	—	13,244,186	1,471,577
Beginning Balance – March 31, 2006	13,346,555	26,693	4,623,022	12,780,309	451,028	17,881,052	1,926,684
Net Income	—	—	—	2,378,216	—	2,378,216	264,246
Other Comprehensive Income	—	—	—	—	53,977	53,977	5,997
Paid In Capital Contributions	—	—	299,052	—	—	299,052	—
Ending Balance – June 30, 2006	13,346,555	26,693	4,922,074	15,158,525	505,005	20,612,297	2,196,927

	Six Months Ended June 30, 2006 and 2005
	Number of Share	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumu. Other Comprehensive Income	Shareholders’ Equity	Minority Interest

Beginning Balance – December 31, 2004	13,282,253	26,565	4,082,246	6,226,944		10,335,755	1,148,418
Common Stock – Adjustment for fractional shares	4,802	9	(9)	—	—	—	—
Net Income	—	—	—	2,908,431	—	2,908,431	323,159
Other Comprehensive Income	—	—	—	—	—	—	—
Paid In Capital Contributions	—	—	—	—	—	—	—
Ending Balance – June 30, 2005	13,287,055	26,574	4,082,237	9,135,375	—	13,244,186	1,471,577
Beginning Balance – December 31, 2005	13,346,555	26,693	4,444,118	11,176,554	336,993	15,984,358	1,735,818
Net Income	—	—	—	3,981,971	—	3,981,971	442,441
Other Comprehensive Income	—	—	—	—	168,012	168,012	18,668
Paid In Capital Contributions	—	—	477,956	—	—	477,956	—
Ending Balance – June 30, 2006	13,346,555	26,693	4,922,074	15,158,525	505,005	20,612,297	2,196,927

The accompanying notes are an integral part of these financial statements

SORL AUTO PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

		Three Months Ended June 30,			Six Months Ended June 30,
		2006	2005		2006	2005

Cash Flows from Operating Activities
Net Income	US$	2,378,216	1,406,561	US$	3,981,971	2,908,431
Adjustments to reconcile net income (loss) to net cash from operating activities:
Minority Interest		264,246	156,285		442,441	323,159
Bad Debt Expense		(943,325)	—		(786,450)	—
Depreciation and Amortization		252,001	200,653		516,995	392,657
Loss on disposal of Fixed Assets		66,903	—		66,903	—
Stock-Based Compensation Expense		164,435	—		169,405	—
Changes in Assets and Liabilities:
Account Receivables		248,361	(1,777,338)		(3,241,876)	(6,392,929)
Notes Receivables		1,001,383	(170,336)		332,567	(805,108)
Other Currents Assets		103,224	(32,907)		(359,133)	330,558
Inventory		(239,406)	(839,955)		1,138,404	(729,095)
Prepayments		(87,590)	248,863		392,561	(405,756)
Account Payables and Notes payable		2,191,393	657,116		4,054,538	384,023
Deposits Received from Customers		(274,726)	(293,533)		(517,534)	638,244
Other Currents liability		(610,270)	8,865		276,416	671,525

Net Cash Flows from Operating Activities		4,514,845	(435,727)		6,467,208	(2,684,291)

Cash Flows from Investing Activities
Acquisition of Property and Equipment		(247,028)	(785,524)		(529,568)	(1,072,227)
Investment in Construction in progress		(255,736)	—		(344,012)	—

Net Cash Flows from Investing Activities		(502,764)	(785,524)		(873,580)	(1,072,227)

Cash Flows from Financing Activities
Proceeds from (Repayment of) Bank Loans		(3,004,786)	928,213		(4,520,388)	3,343,672

Net Cash flows from Financing Activities		(3,004,786)	928,213		(4,520,388)	3,343,672

Effects on changes in foreign exchange rate		59,974	—		186,679	—

Net Increase (Decrease) in Cash		1,067,269	(293,037)		1,259,919	(412,845)

Cash - Beginning of the term		1,153,781	610,067		961,131	729,875

Cash - End of the term	US$	2,221,050	317,030	US$	2,221,050	317,030

Supplemental Cash Flow Disclosures:
Interest Paid		202,700	142,689		401,940	177,015
Tax Paid		763,973	167,325		805,590	277,733

The accompanying notes are an integral part of these financial statements

SORL AUTO PARTS, INC. AND SUBSIDIARIES
Ruian City, ZheJiang Province, China

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note A — Description of Business

SORL Auto Parts, Inc. (the “Company”) is principally engaged in the manufacture and distribution of automotive air brake valves and related components for commercial vehicles weighing more than three tons, such as trucks and buses, through its 90% ownership of Ruili Group Ruian Auto Parts Company Limited (the “Joint Venture”) in the People’s Republic of China (“PRC” or “China”). The Company distributes products both in China and internationally under the SORL trademarks. The Company’s product range includes approximately 40 categories of brake valves with over 800 different specifications.

Note B — Basis of Presentation

The condensed consolidated financial statements include the accounts of SORL Auto Parts, Inc. and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidation. Certain information and footnote disclosures normally included in financial statements prepared in conjunction with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements and the notes thereto included in the Company’s annual report on Form 10-K and other reports filed with the SEC.

The accompanying unaudited interim consolidated financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year taken as a whole.

Note C — Recent Pronouncements

In March 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 amends FASB Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practical. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 156 on its consolidated financial statements.

Note D — Related Party Transactions

The Company continued to purchase non-valve automotive components, raw materials and packaging materials from the Ruili Group Co., Ltd., which is the minority shareholder of the Joint Venture, and also has the common controlling party, i.e. the Zhang family. The following related party transactions occurred for the three or six months ended June 30, 2006 and 2005:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Purchases from:
Ruili Group Co., Ltd.	$4,699,603	$3,547,121	$10,542,813	$7,438,274
Ruian Ruili Haizhiguan Auto Part Co., Ltd.	—	154,351	—	279,745
Total	$4,699,603	$3,701,472	$10,542,813	$7,718,019
Sales to:
Ruili Group Co., Ltd.	$44,384	649,175	$2,630,198	1,929,420
Total	$44,384	649,175	$2,630,198	1,929,420

SORL AUTO PARTS, INC. AND SUBSIDIARIES
Ruian City, ZheJiang Province, China

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note D — Related Party Transactions – (continued)

The total purchases from Ruili Group during the three months ended June 30, 2006 consisted of $4.5 million of finished products for non-valve auto parts and $0.2 million of packaging materials. During the six months ended June 30, 2006, the breakdown was $10.1 million and $0.4 million, respectively.

	June 30, 2006	December 31, 2005

Accounts Payable and Other Payables
Ruili Group Co., Ltd.	$1,982,441	$—
Shuping Chi	—	273,559
Total	1,982,441	273,559

	June 30, 2006	December 31, 2005

Prepayment

Ruili Group Co., Ltd.	$—	$1,060,193
Total	—	1,060,193

Note E — Accounts Receivable

The changes in the allowance for doubtful accounts at June 30, 2006 and December 31, 2005 are summarized as follows:

	June 30, 2006	December 31, 2005

Beginning balance	$914,721	$68,384
Add: Increase (Decrease) to allowance	(767,797)	846,337
Less: Accounts written off	—	—
Ending balance	$146,924	$914,721

The company’s receivables are summarized as follows:

	June 30, 2006	December 31, 2005

Accounts receivable	$29,515,477	$26,254,495
Less: allowance for doubtful accounts	(146,924)	(914,721)
Account receivable balance, net	29,368,553	$25,339,774

Note F — Inventories

On June 30, 2006 and December 31, 2005, inventories consisted of the following:

	June 30, 2006	December 31, 2005

Raw Material	$540,861	$747,858
Work in process	301,504	1,057,740
Finished Goods	531,814	706,985
Total Inventory	$1,374,179	$2,512,583

SORL AUTO PARTS, INC. AND SUBSIDIARIES
Ruian City, ZheJiang Province, China

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note G — Property, Plant and Equipment

Property, plant and equipment consisted of the following, on June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005

Machinery	$9,142,492	$8,706,039
Moulds	1,090,343	1,080,291
Office equipment	201,023	185,088
Vehicle	236,657	169,529

Sub-Total	10,670,515	10,140,947
Less: Accumulated depreciation	(3,494,385)	(3,024,281)

PPE, Net	$7,176,130	$7,116,666

Depreciation expense charged to operations was $513,499 and $389,098 for the six months ended June 30, 2006 and 2005, respectively.

Note H — Construction In Progress

Construction in progress included an investment of $344,012 for a warehouse as of June 30, 2006.

Note I — Intangible Assets

Gross intangible assets were $44,709, less accumulated amortization of $15,369 for net intangible assets of $29,340 as of June 30, 2006. Gross intangible assets were $44,297, less accumulated amortization of $11,873 for net intangible assets of $32,424 as of December 31, 2005. Amortization expenses were $3,496 and $3,559 for the six months ended June 30, 2006 and 2005 respectively. Future estimated amortization expense is as follows:

2006	2007	2008	2009	2010	Thereafter

$1,580	$3,617	$3,617	$3,617	$3,617	$12,880

Note J — Prepayment

Prepayment consisted of the following as of June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005

Raw material suppliers	$1,045,002	$1,584,192
Equipment purchase	364,266	217,637
Total prepayment	$1,409,268	$1,801,829

Note K — Accrued Expenses

Accrued expenses consisted of the following as of June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005

Accrued payroll	$328,499	$297,928
Accrued rent	—	—
Accrued legal	—	—
Other accrued expenses	267,469	185,054
Total accrued expenses	$595,968	$482,982

SORL AUTO PARTS, INC. AND SUBSIDIARIES
Ruian City, ZheJiang Province, China

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note L — Bank Loans

Bank loans represented the following as of June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005

Secured	$11,506,328	$16,026,717

Less: Current portion	$(11,506,328)	$(16,026,717)

Non-current portion	$—	$—

These loans were from two banks, Bank of China and CITIC Bank, to finance general working capital as well as new equipment acquisition. Corporate or personal guarantees were provided for those bank loans as follows:

$8.1M	Guaranteed by Ruili Group Co., Ltd., a related party;
$2.0M	Guaranteed by Ruili Group Co., Ltd., a related party, and Mr. Xiao Ping Zhang and Ms. Shu Ping Chi, both principal shareholders;
$1.4M	Guaranteed by Shenghuabo Group Co., Ltd., a non-related party.

The Company did not provide any sort of guarantee to any other parties. Interest rates for the loans ranged between 5.220% and 5.580% per annum.

Note M — Income Taxes

The Joint Venture is registered in the PRC, and is therefore subject to state and local income taxes within the PRC at the applicable tax rate on the taxable income as reported in the PRC statutory financial statements in accordance with relevant income tax laws. According to applicable tax laws regarding Sino-Foreign Joint Venture Manufacturers, the Joint Venture was exempted from income taxes in the PRC for the fiscal years ended December 31, 2005 and 2004. Thereafter, the Joint Venture is entitled to a tax concession of 50% of the statutory income tax rate of 26.4%, for the following three years ended December 31, 2006, 2007, and 2008.

The reconciliation of the effective income tax rate of the Joint Venture to the statutory income tax rate in the PRC for the six months ended June 30, 2006 is as follows:

Statutory tax rate	26.4%
Tax holidays and concessions	(13.2)%
Effective tax rate	13.2%

No provision for deferred tax liabilities has been made, since the Joint Venture had no material temporary differences between the tax bases of assets and liabilities and their carrying amounts.

Note N — Lease

The Company has a lease agreement with Ruili Group Co., Ltd., a related party, for the rental of a manufacturing plant. The lease is for a ten year term ending in February 2014. Rent expenses for the six months ended June 30, 2006 and 2005, were $226,483 and $219,504 respectively.

Future minimum rental payments for the years ended December 31 are as follows:

2006	2007	2008	2009	2010	Thereafter

$213,057	$439,540	$439,540	$439,540	$439,540	$1,321,620

SORL AUTO PARTS, INC. AND SUBSIDIARIES
Ruian City, ZheJiang Province, China

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note O — Advertising Costs

Advertising costs are expensed as incurred and are classified as selling expenses. Advertising costs were $22,023 and $16,957 for the six months ended June 30, 2006 and 2005, respectively.

Note P — Research and Development Expenses

Research and development costs are expensed as incurred and were $240,430 and $49,496 for the six months ended June 30, 2006 and 2005, respectively.

Note Q — Warranty Claims

Warranty claims were $883,540 and $228,521 for the six months ended June 30, 2006 and 2005, respectively. The movement of accrued warranty expenses for the six months ended June 30, 2006 is as follows. Accrued warranty expenses are included in Accrued Expenses.

Beginning balance at January 01, 2006	$179,932
Accrued during the six months ended June 30,2006:	$883,540
Less: Actual Paid during the six months ended June 30,2006:	$817,975
Ending balance at June 30, 2006:	$245,497

Note R — Stock-Based Compensation

(1) The Company’s 2005 Stock Compensation Plan (the Plan) permits the grant of share options and shares to its employees for up to 1,700,000 shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant.

Pursuant to the Plan, the Company issued 60,000 options with an exercise price of $4.79 per share on March 1, 2006. In accordance with the vesting provisions of the grants, the options will become vested and exercisable under the following schedules.

Number of Shares	% of Shares Issued	Initial Vesting Date

60,000	100%	March 1, 2009

The Company accounts for stock-based compensation in accordance with SFAS No. 123 Revised, “Share-Based Payment.” The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model that uses the assumptions noted in the following table.

Dividend Yield	0.00%
Expected Volatility	96.54%
Risk-Free Interest Rate	4.59%
Contractual Term	3 years
Stock Price at Date of Grant	$4.79
Exercise Price	$4.79

Total deferred stock-based compensation expenses related to the 60,000 stock options granted within the six months ended June 30, 2006 amounted to $178,904. This amount is amortized over three years in a manner consistent with Financial Accounting Standards Board Interpretation No. 123 (R). The amortization of deferred stock-based compensation for these equity arrangements was $14,909 and $19,879 respectively for the three months ended June 30, 2006 and the six months ended June 30, 2006. As of June 30, 2006, there was $159,025 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan. The cost is expected to be recognized over a period of 2.7 years.

SORL AUTO PARTS, INC. AND SUBSIDIARIES
Ruian City, ZheJiang Province, China

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note R — Stock-Based Compensation – (continued)

A summary of option activity under the Plan as of June 30, 2006 and changes during the six months then ended is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

January 1, 2006	—	$—	—	$—
Granted	60,000	4.79	3 Years	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at June 30, 2006	60,000	$4.79	2.7 Years	$130,200

Exercisable at June 30, 2006	—	—	—	—

(2) On January 5, 2006 the Company issued 100,000 warrants for financial services to be provided by Maxim Group LLC and Chardan Capital Markets, LLC, with an exercise price of $6.25 per share. In accordance with the common stock purchase warrant agreement, the warrants became vested and exercisable immediately on the date thereof. As set forth in the agreement, the Company will retain Maxim Group LLC and Chardan Capital Markets, LLC as its exclusive financial advisors and investment bankers for a period of twelve months.

Number of Shares	% of Shares Issued	Initial Vesting Date

100,000	100%	January 5, 2009

The Company accounts for stock-based compensation in accordance with SFAS No. 123 Revised, “Share-Based Payment.” The fair value of each warrant is estimated on the date of grant using the Black-Scholes-Merton option-pricing model that uses the assumptions noted in the following table.

Dividend Yield	0.00%
Expected Volatility	95.01%
Risk-Free Interest Rate	4.36%
Contractual Term	4 years
Stock Price at Date of Grant	$4.70
Exercise Price	$6.25

Total deferred stock-based compensation expenses related to the 100,000 warrants granted within the six months ended June 30, 2006 amounted to $299,052. This amount is amortized over one year in a manner consistent with Financial Accounting Standards Board Interpretation No. 123 (R). The amortization of deferred stock-based compensation for these equity arrangements was $149,526 for the six months ended June 30, 2006. As of June 30, 2006, there was $149,526 of total unrecognized compensation cost related to the share-based compensation arrangements granted under the agreement. The cost is expected to be recognized over a period of six months.

SORL AUTO PARTS, INC. AND SUBSIDIARIES
Ruian City, ZheJiang Province, China

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note R — Stock-Based Compensation – (continued)

A summary of warrant activity as of June 30, 2006 and changes during the six months then ended is as follows:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

January 1, 2006	—	$—	—	$—
Granted	100,000	$6.25	4 Years	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at June 30, 2006	100,000	$6.25	3.5 Years	$71,000
Exercisable at June 30, 2006	100,000	$6.25	3.5 Years	$71,000

Note S — Commitments and Contingencies

None.

Note T — Subsequent Event

None.

Until __________, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

		SORL AUTO PARTS, INC. Shares

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

TABLE OF CONTENTS		PROSPECTUS
	Page
Prospectus Summary	1	Maxim Group LLC Sole Book Runner Chardan Capital Markets, LLC
Risk Factors	7
Special Note Regarding Forward-Looking Statements	20
Use of Proceeds	21
Dividend Policy	22
Price Range of Common Stock	22
Capitalization	23
Dilution	24
Selected Financial Data	25
Management’s Discussion and Analysis of Financial Condition and Results of Operations	27
Business	43
Description of Property	53
Legal Proceedings	54
Management	55
Certain Relationships and Related Party Transactions	60
Principal Stockholders	60
Description of Capital Stock	61
Shares Eligible For Future Sale	62
Underwriting	64
Foreign Regulatory Restrictions on Purchase of Shares	67
Validity of Common Stock	69
Experts	69
Where You Can Find More Information	69
Index to Financial Statements	F-1	, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC Registration Fee		$3,691
NASD filing fee
Accounting fees and expenses
Printing and engraving expenses		100,000
Legal fees and expenses		300,000
Miscellaneous		125,000
Total	$

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Not applicable.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement.
3.1	Certificate of Incorporation. (1)
3.2	By-laws.(1)
4.1	Form of Underwriters’ Common Stock Purchase Warrants*
4.2	Specimen Common Stock Certificate.*
5.1	Opinion of Troy & Gould
10.1	Share Exchange Agreement and Plan of Reorganization.(2)
10.2	Joint Venture Agreement.(3)
10.3	Employment Agreement – Xiao Ping Zhang*
10.4	Employment Agreement – Xiao Feng Zhang*
10.5	Employment Agreement – Zong Yun Zhou*
21	Subsidiaries*
23.1	Consent of Rotenberg and Co. LLP.
23.2	Consent of Clancy and Co. P.L.L.C.
23.3	Consent of Troy & Gould (included in Exhibit 5.1)
24	Power of Attorney*

——————

*

Previously filed

(1)

Incorporated herein by reference from our Form 10 QSB filed with the Securities and Exchange Commission, File No. 000-11991 on May 28, 2003.

(2)

Incorporated herein by reference from our Form 8 K Current Report and amendment thereto as filed with the Securities and Exchange Commission, on May 24, 2004.

(3)

Incorporated herein by reference from our Form 10-K as filed with the Securities and Exchange Commission on March 27, 2006.

Item 17. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Ruian City, Zhejiang Province, People’s Republic of China, on the 18th day of October, 2006.

SORL AUTO PARTS, INC.

By:	/s/ Xiao Ping Zhang
Xiao Ping Zhang
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xiao Ping Zhang	Chief Executive Officer, and Director	October 18, 2006
Xiao Ping Zhang

*	Chief Operating Officer, and Director	October 18, 2006
Xiao Feng Zhang

*	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	October 18, 2006
Zong Yun Zhou

*	Director	October 18, 2006
Jung Kang Chang

*	Director	October 18, 2006
Li Min Zhang

*	Director	October 18, 2006
Zhi Zhong Wang

*	Director	October 18, 2006
Yi Guang Huo

*	Director	October 18, 2006
Jiang Hua Feng

*By:	/s/ Xiao Ping Zhang
Xiao Ping Zhang Attorney-in-Fact